SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SAGENT TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

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(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

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SAGENT TECHNOLOGY, INC.

800 WEST EL CAMINO REAL, SUITE 300

MOUNTAIN VIEW, CALIFORNIA 94040

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on July 15, 2003

To the Stockholders of Sagent Technology, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Sagent Technology, Inc., a Delaware corporation, will be held on July 15, 2003, at 9:00 a.m. local time, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at 650 Page Mill Road, Palo Alto, California, for the following purposes:

1.	To approve the proposed sale of substantially all of our assets to Group 1 Software, Inc., as described in more detail in the accompanying proxy statement.

2.	To approve the Plan of Complete Liquidation and Dissolution of Sagent Technology, Inc., substantially in the form of Annex B attached to the accompanying proxy statement, including the liquidation and dissolution of Sagent contemplated thereby.

3.	Following consummation of the asset sale in Proposal 1, to amend our Amended and Restated Certificate of Incorporation to remove the name “Sagent.”

4.	To transact such other business as may properly come before the Special Meeting and any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on May 28, 2003, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors,

Andre M. Boisvert

Chairman of the Board and Chief Executive Officer

Mountain View, California

June 13, 2003

YOUR VOTE IS IMPORTANT

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE URGED TO VOTE BY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	What proposals will be voted on at the Special Meeting?

A:	The following three proposals will be voted on at the Special Meeting:

•	The first proposal to be voted on is whether to approve the sale of substantially all of our assets to Group 1 Software, Inc., a Delaware corporation (“Group 1”). The assets Sagent proposes to sell to Group 1 primarily consist of our intellectual property rights, and certain assumed contracts, inventory and tangible personal property pursuant to the terms of the Asset Purchase Agreement attached as Annex A. See “Proposal No. 1—To Approve the Proposed Asset Sale” for a more detailed description of the transaction with Group 1.

•	The second proposal to be voted on is whether to approve the Plan of Complete Liquidation and Dissolution of Sagent Technology, Inc., substantially in the form of Annex B attached to the accompanying proxy statement, including the liquidation and dissolution of Sagent contemplated thereby.

•	The third proposal to be voted on is whether to amend our Amended and Restated Certificate of Incorporation, substantially in the form of Annex C attached to the accompanying proxy statement, to remove the name “Sagent.”

Q:	Who is the purchaser?

A:	The purchaser of Sagent’s assets will be Group 1 Software, Inc. Group 1 is a public company with its principal place of business at 4200 Parliament Place, Suite 600, Lanham, Maryland 20706. Group 1 is a provider of software solutions for data quality, marketing automation, customer communications and management and direct marketing applications.

Q:	What is the purchase price for Sagent’s assets?

A:	Group 1 will pay us a total purchase price of up to $17.0 million for our assets, approximately $7.25 million of which will be paid by forgiving the principal and interest we owe Group 1 under secured loans, with the balance of up to approximately $9.75 million to be paid in cash. The purchase price will be decreased to the extent that the net value of the assets that Group 1 is purchasing and liabilities it is assuming declines from the date we signed the Asset Purchase Agreement through the closing date of the asset sale. Sagent will receive approximately $5.8 million of the cash purchase price at the closing of the sale. $4.0 million of the cash purchase price will be held back by Group 1 pending final resolution of the purchase price adjustment. In the event the net value of the assets assumed by Group 1 declines by more than $4.0 million, we would repay such amount to Group 1 and the cash proceeds distributed to stockholders may be reduced as a result.

Q:	What will happen if the asset sale to Group 1 is approved?

A:	If the asset sale set forth in the Asset Purchase Agreement is approved, we will consummate the sale of assets subject to satisfaction of the closing conditions set forth in the Asset Purchase Agreement. We anticipate the transaction will close shortly after the Special Meeting.

Q:	What will happen if the plan of dissolution is approved?

A:	If the plan of dissolution is approved, subsequent to closing the Asset Purchase Agreement and after the indemnification term ending 120 days after the closing date of the asset sale, we will file a certificate to dissolve Sagent as a legal entity with the Delaware Secretary of State, complete the liquidation of our remaining assets, satisfy (or make provisions to satisfy) our remaining obligations and make distributions to our stockholders of any available liquidation proceeds. See “Proposal No. 2—To Approve the Plan of Complete Liquidation and Dissolution—Principal Provisions of the Plan.”

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Q:	When will stockholders receive any payment from our liquidation?

A:	Subject to closing the asset sale and to the stockholder approval of the plan of dissolution, we anticipate that an initial distribution of liquidation proceeds, if any, will be made to our stockholders no earlier than December 2003. Thereafter, as we liquidate our remaining assets and properties we will distribute liquidation proceeds, if any, to our stockholders as the Board of Directors deems appropriate. We anticipate that the majority of the remaining liquidation proceeds will be distributed over a period of three years in accordance with Delaware law. See “Proposal No. 2—To Approve the Plan of Complete Liquidation and Dissolution—Liquidating Distributions; Nature; Amount; Timing.”

Q:	What is the amount of the payment that stockholders will receive from our liquidation?

A:	Assuming that the sale of assets to Group 1 is consummated on the terms described in this proxy statement, and that we complete our dissolution by the end of 2003, we estimate that the amount ultimately distributed to our stockholders will be in the range of $0.10 to $0.19 per share. The range of $0.10 to $0.19 per share is based on our estimates of the total consideration Group 1 will pay us for our assets as of the closing date of the sale and what our expenses will be from the closing date of the sale until our final dissolution. Factors that may affect the per share distribution amount to stockholders include the amount of the purchase price adjustment, if any, and the actual amount of expenses we incur for such things as legal and accounting fees, operating expenses and expenses related to the proposed transaction, as well as other liabilities we incur that would reduce the per share distribution amount. See “Proposal No. 2—To Approve the Plan of Complete Liquidation and Dissolution—Liquidating Distributions; Nature; Amount; Timing.”

Q:	What will happen if the asset sale to Group 1 is not approved?

A:	We will review all options for continuing operations, including reducing expenses through the termination of employees, and we will potentially seek to sell our stock or assets to the highest bidder, if any. There can be no assurance that any potential bidder will offer to purchase the assets for a price equal to or greater than the price proposed to be paid by Group 1 in the asset sale, or that the assets can be sold at all. In addition, on July 31, 2003, the $7 million loan to Group 1 will become due and payable, along with approximately $225,000 in interest. At this time, we do not anticipate having the cash or future receivables that would enable us to repay the principal and interest at maturity, and Group 1 would likely declare an event of default, exercise its remedies pursuant to its security interest, and commence a foreclosure sale against all of our assets as a first-priority secured creditor. If this were to happen, it is uncertain what amount would be received upon the sale of our assets, when such amounts would be received, if such amount would be enough to pay all outstanding liabilities, or if there would be any funds available to distribute to stockholders thereafter.

Q:	Is the liquidation conditioned upon the completion of the asset sale to Group 1?

A:	Yes. The liquidation as currently proposed is conditioned upon completion of the asset sale to Group 1. If the proposed asset sale to Group 1 is not approved by our stockholders, we will review all possibilities for the sale of our business and will not necessarily complete the liquidation of our assets. It is uncertain what amount would be received upon the sale of our assets, when such amounts would be received, if such amount would be enough to pay all of our outstanding liabilities, or if there would be any funds available to distribute to stockholders thereafter.

Q:	Is the asset sale to Group 1 conditioned upon the liquidation being approved?

A:	No. The asset sale to Group 1 is not conditioned upon the liquidation being approved.

Q:	What will happen if the plan of dissolution is not approved?

A:

After the sale of assets to Group 1, we will have no assets with which to generate revenue. If the plan of dissolution is not approved, we will complete the sale of substantially all of our assets, including our cash

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and receivables, intellectual property and substantially all of our customer, vendor and third-party vendor contracts, to Group 1, and we would use the cash received from the Asset Purchase Agreement to pay ongoing operating expenses instead of making a distribution to stockholders pursuant to the plan of dissolution. It is also expected that Group 1 will hire substantially all of our employees. We would have no business or operations after the transfer of our assets, and will have retained only those employees required to maintain our corporate existence. We do not intend to invest in another operating business.

Q.	What will happen if the amendment to our Amended and Restated Certificate of Incorporation is not approved?

A.	If the sale of assets is approved, a term of the Asset Purchase Agreement is that we amend our charter documents to remove “Sagent” from our name. If the amendment to make this change is not approved, we will not be able to comply with the terms of the Asset Purchase Agreement and will be in breach of contract to Group 1, and they would likely seek damages against us. We may have to seek stockholder approval again by filing another proxy and holding another special meeting of stockholders to seek approval to amend our charter documents.

Q.	What is the Board of Directors’ recommendation with respect to the asset sale proposal?

A:	Our Board of Directors recommends a vote “FOR” approval of the asset sale.

Q:	Do I have any appraisal rights in connection with the asset sale or dissolution?

A:	No. Our stockholders do not have appraisal rights in connection with the asset sale or dissolution.

Q:	What vote is required?

A:	The proposal to approve the asset sale to Group 1 requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. The proposal to approve the Plan of Complete Liquidation and Dissolution also requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. The proposal to amend our Amended and Restated Certificate of Incorporation also requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, you should complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. A majority of shares entitled to vote must be represented at the meeting to enable Sagent to conduct business at the meeting. See “Information Concerning Solicitation and Voting.”

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. You can change your vote at any time before proxies are voted at the meeting. You can change your vote in one of three ways. First, you can send a written notice via registered mail to our Chief Executive Officer, Andre M. Boisvert, at our executive offices, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit the notice of revocation or the new proxy to us. Third, you can attend the meeting and vote in person. See “Information Concerning Solicitation and Voting.”

Q:	If my Sagent shares are held in “street name” by my broker, will the broker vote the shares on my behalf?

A:

A broker will vote Sagent shares only if the holder of these shares provides the broker with instructions on how to vote. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non-

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votes,” will not be voted in favor of such matter. Both the proposal to approve the plan of dissolution and the proposal to approve the proposed asset sale are proposals that require the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. Accordingly, broker non-votes will have the effect of a vote against both proposals. We encourage all stockholders whose shares are held in street name to provide their brokers with instructions on how to vote. See “Information Concerning Solicitation and Voting—Quorum; Abstentions; Broker Non-Votes.”

Q:	Can I still sell my shares of Sagent common stock?

A:	Yes. Our common stock is traded on The Nasdaq Stock Market’s National Market. We anticipate that we will request that our common stock be delisted from the Nasdaq Market immediately prior to the filing of the Certificate of Dissolution with the Delaware Secretary of State, which (subject to stockholder approval of the plan of dissolution) we anticipate will occur prior to year-end. In addition, we will close our stock transfer books and discontinue recording transfers of shares of our common stock at the close of business on the date we file the Certificate of Dissolution with the Delaware Secretary of State. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. See “Proposal No. 2—To Approve the Plan of Complete Liquidation and Dissolution—Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts.”

Q:	Who can help answer my questions?

A:	If you have any questions about the Special Meeting or the proposals to be voted on at the Special Meeting, or if you need additional copies of this proxy statement or copies of any of our public filings referred to in this proxy statement, you should contact our Investor Relations department at (650) 815-3258. Our public filings can also be accessed at the Securities and Exchange Commission’s web site at www.sec.gov.

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SAGENT TECHNOLOGY, INC.

800 WEST EL CAMINO REAL, SUITE 300

MOUNTAIN VIEW, CALIFORNIA 94040

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 15, 2003

Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Sagent Technology, Inc. for use at our Special Meeting of Stockholders to be held on July 15, 2003 at 9:00 a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. The Special Meeting will be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at 650 Page Mill Road, Palo Alto, California. Our telephone number at our principal executive offices is (650) 815-3100.

These proxy solicitation materials were mailed on or about June 16, 2003 to all stockholders entitled to vote at the meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Voting Securities

Stockholders of record as of the record date, May 28, 2003, are entitled to notice of and to vote at the Special Meeting. As of the record date, 46,632,843 shares of our common stock were issued and outstanding.

Revocability of Proxies

Execution of a proxy will not in any way affect a stockholder’s right to attend the Special Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice delivered to our Chief Executive Officer, Andre M. Boisvert, at our principal executive offices at any time before it is exercised, or by voting in person at the Special Meeting.

Voting and Solicitation

Each share of common stock outstanding as of the record date will be entitled to one vote and stockholders may vote in person or by proxy. At the Special Meeting, a proposal to approve the sale of substantially all of our assets to Group 1 Software, Inc., referred to as “Group 1,” a proposal to approve a Plan of Complete Liquidation and Dissolution of Sagent, including the liquidation and dissolution of Sagent contemplated thereby and, subject to approval of the asset sale to Group 1, a proposal to amend our Amended and Restated Certificate of Incorporation will be presented. Our Board of Directors knows of no other matters to be presented at the Special Meeting. If any other matter should be presented at the Special Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

We will bear the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile, e-mail or personal solicitation by our directors, officers or regular employees. We will not pay any additional compensation to such persons for such services. We have retained Mellon Investor Services to assist in distribution of proxy materials and solicitation of votes. We will pay Mellon Investor Services approximately $17,500 for its services, plus reimbursement for certain out-of-pocket expenses.

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Quorum; Abstentions; Broker Non-Votes

The presence in person or by proxy of the holders of at least a majority of the outstanding shares of common stock entitled to vote at the Special Meeting is necessary to establish a quorum for the transaction of business. Votes cast by proxy or in person at the Special Meeting will be tabulated by the Inspector of Elections with the assistance of our transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. Abstentions are included in the number of shares present or represented at the Special Meeting.

Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non-votes,” and shares which abstain from voting as to a particular matter, will not be voted in favor of such matters. The proposal to approve the Plan of Complete Liquidation and Dissolution requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. The proposal to approve the asset sale to Group 1 also requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. Accordingly, abstentions and broker non-votes will have the effect of a vote against the proposal to approve the Plan of Complete Liquidation and Dissolution and the proposal to approve the asset sale to Group 1. Broker non-votes will be counted for purposes of determining the absence or presence of a quorum. We encourage all stockholders whose shares are held in street name to provide their brokers with instructions on how to vote.

CAUTION AGAINST FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements, including statements concerning the value of our net assets, the anticipated liquidation value per share of common stock as compared to its market price absent the proposed liquidation, the timing and amounts of distributions of liquidation proceeds to stockholders, the estimates of ongoing expenses, and the likelihood of stockholder value resulting from the sale of substantially all of our assets. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. These risks include the risk that we may incur additional liabilities, that the sale of our non-cash assets could be lower than anticipated, that our expenses may be higher than estimated and that the settlement of our liabilities could be higher than expected, all of which would substantially reduce the distribution to our stockholders. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

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PROPOSAL NO. 1

TO APPROVE THE PROPOSED ASSET SALE

Parties to the Asset Sale

Sagent

Sagent offers a complete business intelligence software platform for integration, analysis, delivery and comprehension of information between business users and information technology systems.

Sagent maintains its principal offices at 800 West El Camino Real, Suite 300, Mountain View, CA 94040, telephone (650) 815-3100.

Group 1

Group 1, a Delaware corporation, is a provider of software solutions for data quality, marketing automation, customer communications management and direct marketing applications.

Group 1 maintains its principal offices at 4200 Parliament Place, Suite 600, Lanham, Maryland, telephone (301) 918-0400.

General

On April 14, 2003 our Board of Directors unanimously approved the Asset Purchase Agreement between Sagent and Group 1, under which we agree to sell substantially all of our assets to Group 1 for a total purchase price of up to $17.0 million (subject to a downward adjustment), to be paid by Group 1 in a combination of cash and debt forgiveness. The material terms of the Asset Purchase Agreement are summarized below. A copy of the Asset Purchase Agreement is attached as Annex A to this proxy statement. We encourage you to read the Asset Purchase Agreement in its entirety.

Assets to be Sold

The assets proposed to be sold to Group 1, referred to as “the assets,” consist of the assets currently used to operate Sagent’s business including:

•	all intellectual property, including (i) all patents, patent applications, registered trademarks, service marks and trade names and applications therefor, and (ii) all unregistered copyrights, trademarks, service marks, trade names and all trade secrets and other intellectual property rights of any kind owned or used by Sagent, and any and all causes of action or rights to damages or other remedies which Sagent may be entitled due to infringement or misappropriation of any such intellectual property;

•	certain assumed contracts, including substantially all of our customer contracts, vendor and third-party vendor contracts and capital and real property lease obligations;

•	accounts receivable, cash on hand, property and equipment and other designated assets;

•	all of the capital stock of the following subsidiaries of Sagent: Sagent France, S.A., Sagent Technology GmbH, Sagent Technology Japan KK and Sagent UK Ltd.;

•	assumption of certain disclosed liabilities, including liabilities related to the assumed contracts and operating costs; and

•	all documents related to these assets, including all technical, regulatory, marketing and sales related documents.

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Purchase Price

The total purchase price of $17.0 million will be paid through the cancellation of approximately $7.2 million in outstanding principal and interest due to Group 1 under the secured bridge loans referred to below, with the balance of up to $9.8 million to be paid in cash. Sagent will receive approximately $5.8 million of the cash purchase price at the closing of the asset sale and $4.0 million of the cash purchase price will be held back by Group 1 for a purchase price adjustment. The purchase price will be decreased to the extent that the net value of the assets that Group 1 is purchasing and the liabilities it is assuming declines below the net value of such assets as of the date we signed the Asset Purchase Agreement as compared against the net value of such assets on the closing date of the asset sale. Sagent will receive approximately $5.8 million of the cash purchase price at the closing of the asset sale. $4.0 million of the cash purchase price will be held back by Group 1 pending resolution of the purchase price adjustment. In the event the net value of the assets acquired by Group 1 declines from the date of the Asset Purchase Agreement to the closing date of the asset sale by more than $4.0 million, we will repay such amount from the $5.8 million cash price paid at closing to Group 1. Our estimate of the range of proceeds distributed to stockholders assumes that the highest amount of the purchase price adjustment will be $4.0 million. (See “Proposal No. 2—To Approve the Plan of Liquidation and Dissolution—Estimated Distribution to Stockholders.”) If the purchase price adjustment is in excess of $4.0 million, the distribution per share to stockholders may be less than $0.10.

For purposes of the purchase price adjustment, net assets acquired are calculated by determining the book value of assets and liabilities assumed by Group 1 and excludes certain assets and liabilities retained by us and certain assets and liabilities reflected on our balance sheet such as goodwill, deferred revenue and our borrowings from CDC or Group 1. The calculation of net assets acquired at the date of the Asset Purchase Agreement was $6.3 million. We will make the same calculation as of the closing date and should the result be less than the $6.3 million, the purchase price will be adjusted downward on a dollar for dollar basis. The calculation as of the closing date allows for depreciation and amortization of up to $300,000 per month for the period from April 1, 2003 through the closing date. So, for example, should the closing date be June 30, 2003, then the purchase price adjustment would be calculated by comparing the book value of the net assets acquired on the closing date to $5.4 million (which equals the $6.3 million as adjusted $300,000 a month for three months of depreciation and amortization). Using our example of a June 30, 2003 closing date, if the book value of the net assets acquired on that date is less than $5.4 million, the purchase price will be adjusted downward on a dollar for dollar basis. The calculation of net assets on the closing date will be audited and certified by KPMG, LLP, our certified public accountants.

Upon closing of the sale of assets, the additional up to $9.8 million in cash payable by Group 1 for our assets will be paid from Group 1’s cash reserves. According to a press release filed on Form 8-K by Group 1 on May 13, 2003 announcing Group 1’s financial results for their year ended March 31, 2003, Group 1’s balance sheet as of March 31, 2003 reflects that Group 1 had over $64.0 million in cash and short-term investments, and Group 1 further represents in the Asset Purchase Agreement that it will have adequate funds to pay the purchase price in cash.

At the time of the signing of the Asset Purchase Agreement, Group 1 provided Sagent with a $7.0 million bridge loan facility, secured by all of our assets. Group 1 provided us with a $5.0 million loan disbursement at the time of the signing of the Asset Purchase Agreement, and provided us with the remaining $2.0 million on May 16, 2003. Approximately $3.1 million of the proceeds from the bridge loans were used to pay all amounts owed to our previous secured lender, CDC Software Corporation, under a settlement agreement, and the balance is being used to fund our ongoing operations. The loan bears interest at the rate of 12% per year. We anticipate that approximately $225,000 of interest will be due on the bridge loan as of the closing of the asset sale. If the Asset Purchase Agreement is terminated, all principal and interest on the loan will be due on July 31, 2003.

After the closing of the sale of assets, and following the expiration of our indemnity obligations 120 days after the closing, we will, subject to approval by our stockholders of Proposal 2, wind up our operating business,

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effect a complete liquidation and dissolution of the company, and distribute any remaining cash to our stockholders.

Indemnification

Under the terms of the Asset Purchase Agreement we have agreed to indemnify Group 1 against any liabilities, including reasonable legal fees and expenses that Group 1 may incur (“Losses”) if we breach any of the representations and warranties or fail to perform any of the covenants or any agreement contained in the Asset Purchase Agreement. We have also agreed to indemnify Group 1 for any liabilities that may arise in connection with the acquired assets other than those specifically assumed by Group 1 under the Asset Purchase Agreement. Our indemnification obligations are capped at the total cash proceeds we receive from Group 1 for the sale of assets, and survive for four months after the closing. Furthermore, Sagent is not required to indemnify Group 1 unless and until Losses exceed $250,000, and then from the first dollar to the full extent of such Losses.

Interests of our Directors and Executive Officers

Andre M. Boisvert, our Chairman and Chief Executive Officer, and Patty Szoka, our Chief Accounting Officer, each have change of control agreements that will be triggered by the sale of assets to Group 1 and that will require certain payments to be made at the time their employment ceases, expected to be December 2003. Pursuant to the terms of an Agreement for Executive Services between Sagent and Mr. Boisvert dated September 1, 2002, as amended on January 20, 2003, Mr. Boisvert will receive a cash payment of $1,080,000, which includes a $350,000 retention payment, a $250,000 termination payment and a $480,000 payment of one year’s base salary. Pursuant to the terms of letter agreements between Sagent and Ms. Szoka dated January 14, 2003 and April 15, 2003, Ms. Szoka will receive cash payments totaling $175,000, which includes a one-time payment of six months salary, equal to $87,500, and an $87,500 retention payment.

Non-Solicitation

We have agreed that we will not directly or indirectly discuss or otherwise cooperate with any person concerning any proposal or offer to acquire all or a substantial part of our business. However, in the event that a person makes an unsolicited acquisition proposal, we may, at any time prior to stockholder approval of the Asset Purchase Agreement, furnish information and participate in discussions and negotiations regarding such an acquisition proposal, if the Board of Directors determines that it is reasonably likely to lead to a superior proposal than what has been offered by Group 1.

Termination Fee

If the Asset Purchase Agreement is terminated by Group 1 due to Sagent’s breach of the “no solicitation” provisions of the Asset Purchase Agreement, as described above, or if Sagent enters into an agreement with respect to a superior proposal, or the Board of Directors fails to close the asset sale under the circumstances set forth in more detail in the Asset Purchase Agreement, we will be obligated to pay Group 1 a termination fee of $850,000. If our stockholders fail to approve the asset sale at the Special Meeting, and there is an acquisition proposal pending at the time of the Special Meeting, Sagent will also be required to pay a termination fee of $850,000.

In the event we pursue a superior proposal from a third party and exercise our termination right, we will have to close the transaction or receive interim financing from such third party prior to July 31, 2003 in order to pay the approximately $7.2 million of principal plus accrued interest that will be due to Group 1 on that date.

Other Terms

In the Asset Purchase Agreement, Sagent makes representations and warranties to Group 1 including regarding our corporate status, authority to complete the asset sale, contracts being assumed by Group 1,

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intellectual property, financial statements, liabilities, litigation, insurance, employee matters, tax matters, product claims and warranties and title to the assets being sold. Group 1 makes representations and warranties to Sagent regarding Group 1’s corporate status, authority to complete the asset sale and availability of funds to pay the purchase price.

Sagent also agrees that between signing the Asset Purchase Agreement and closing the transaction we will preserve the assets and business operations, provide Group 1 with access to information related to the assets, not modify any material contracts or enter into material commitments other than in the ordinary course, not encumber our assets, and otherwise not make changes to our business.

The Asset Purchase Agreement also contains closing conditions related to the following: each party’s representations and warranties remain true, each party has complied with its covenants, the parties shall have received any consents of any governmental entities required for the consummation of the transaction and consents pertaining to the transfer of certain of the assumed contracts, no legal action is pending that would prevent the closing, there shall not have been a material adverse change to the assets we are selling or the liabilities Group 1 is assuming, and each party shall have delivered appropriate documents and certificates set forth in the Asset Purchase Agreement.

The proposed asset sale to Group 1 is not conditioned upon the liquidation being approved. If our stockholders do not also approve the plan of dissolution, we will complete the asset sale to Group 1 if it is approved by our stockholders and the other closing conditions are met. Our liquidation and dissolution is conditioned upon completion of the proposed asset sale to Group 1. If the proposed asset sale to Group 1 is not approved by the stockholders or is otherwise not completed we will not necessarily complete the liquidation of our remaining assets and will seek to sell the assets proposed to be sold in the asset sale to the highest bidder, if any. There can be no assurance that any potential bidder will offer to purchase the assets for a price equal to or greater than the price proposed to be paid by Group 1 in the asset sale, or that such assets can be sold at all. Further, we will not have the proceeds available to repay the $7 million loan to Group 1 that matures on July 31, 2003 unless a sale (subject to the restrictions contained in the Asset Purchase Agreement) or financing for at least such amount is consummated on or prior to that date. In the event the liquidation is not approved and the asset sale is approved, we will have transferred substantially all of our business and contracts to Group 1 and will not have any operations to generate revenue, and will not have been authorized by the stockholders to distribute the proceeds from the asset sale. With no foreseeable assets with which to generate revenues and no plan of liquidation approved, we would use the cash received from the Asset Purchase Agreement to pay ongoing operating expenses instead of making a distribution to stockholders pursuant to the plan liquidation.

If our stockholders approve the proposed asset sale to Group 1 and approve the plan of dissolution, we plan to file the Certificate of Dissolution with the Delaware Secretary of State at the end of the 120 day indemnification period under the Asset Purchase Agreement, which we currently anticipate would be on or around November 30, 2003.

The following resolution will be offered at the Special Meeting:

“RESOLVED, THAT THE ASSET SALE, PURSUANT TO THE ASSET PURCHASE AGREEMENT, TO GROUP 1 BE APPROVED.”

Background of the Asset Sale and Dissolution of Sagent

During 2000 and 2001, Sagent was facing an increasingly challenging business environment. Revenues were decreasing and losses were increasing: we incurred net losses of $23.7 million for 2000 and net losses of $40.3 million for 2001. In response to these challenges, beginning in the second half of 2001, we initiated a restructuring program aimed at streamlining the underlying cost structure to better position us for growth and improved operating results. As part of the restructuring plan, we closed various offices and implemented a

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reduction in workforce of approximately 37% or 105 employees and contractors through December 2001 and implemented a 10% decrease in domestic salaries. Also during this period, Ken Gardner, our co-founder, Chairman and Chief Technology Officer, resigned, and at the request of the other members of the Board of Directors, Andre M. Boisvert assumed the role of Chairman.

Despite the reduction in expenses resulting from the restructuring, our revenues were still not sufficient to cover our operating expenses, and our cash reserves were being depleted to fund ongoing operating losses. In April 2002, our Board of Directors determined we should actively pursue being acquired, and we engaged a financial advisor to assist us in identifying and evaluating strategic alternatives, including the sale or merger of Sagent. During the twelve-month term of its engagement that expired April 12, 2003, the financial advisor contacted numerous prospective strategic investors and acquisition partners. The list of parties contacted represented our collective knowledge of companies that were either currently active in business intelligence markets or whom we believed could have an interest in that market. Unfortunately, none of these contacts ultimately resulted in a business combination or investment transaction with Sagent.

We did engage though, in in-depth discussions regarding a potential acquisition with two of the parties contacted by our financial advisor, both of whom (Company A and Company B) are publicly held enterprise software companies. Pursuant to customary confidentiality agreements, we provided Company A and Company B with information to conduct their due diligence review of our business during the months of May and June 2002. At the end of June 2002, discussions with Company A ceased when they decided to pursue discussions with one of our competitors, whom they ultimately purchased in the summer of 2002, therefore we focused our efforts on negotiating a potential business combination with Company B. We continued to discuss the terms of a potential transaction with Company B, and Company B continued its due diligence review of our business, until July 17, 2002, when Company B informed us that its board of directors had determined not to pursue an acquisition transaction with us.

On July 18, 2002, our Board of Directors held a special meeting to discuss strategic options for Sagent in light of Company B’s termination of acquisition discussions and the lack of other parties interested in discussing a potential business combination with Sagent. The Board of Directors also discussed various due diligence concerns that had been raised by Company A, Company B and other potentially interested parties in their discussions with Sagent, including liabilities relating to pending shareholder lawsuits and liabilities under certain contracts including foreign distribution agreements. The Board of Directors determined that these concerns were a material factor in the decisions of Company B and the other potential acquirers not to pursue an acquisition of Sagent, and determined to resolve these matters to make Sagent a more attractive acquisition candidate. Management estimated that it would take approximately six to nine months to resolve these matters.

In an effort to minimize costs while these issues were being resolved, we implemented a new restructuring plan that was executed during the remainder of 2002. The major element of the restructuring plan was to terminate certain employees; as a result, we had a reduction in force of approximately 36%, or 94 employees, which brought our total headcount to 164 worldwide. The reductions came from all areas of our Company, and the terminations were substantially completed by December 31, 2002. Our former Chief Executive Officer and President, our former Executive Vice President—Sales, and our former Chief Marketing Officer each stepped down as part of this restructuring. As a result of these executive departures, Steven R. Springsteel, then our Chief Financial Officer, took on the additional responsibility of Chief Operating Officer and Andre M. Boisvert, our Chairman, took on the additional responsibility of Chief Executive Officer on an interim basis.

We also at this time decided to proceed with closing several domestic U.S. sales offices and international sales offices in Brazil, Mexico and the Netherlands and also discontinued our marketing services business due to changes in our strategy. Where appropriate, we replaced employer-employee relationships with non-salaried, non-exclusive distributorships for our products and services. The purpose of the restructuring was to reduce operating expenses to the level of expected revenues and to focus on our core business while we pursued exit strategies and continued to analyze our business prospects as a stand-alone company. The restructuring was substantially completed during 2002.

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Despite the reduction in expenses resulting from the restructuring, our revenues were not sufficient to fund our ongoing business operations, and we determined to seek interim financing. After evaluating several financing options, our Board of Directors determined that debt financing was preferable to seeking an equity financing due to the highly dilutive effects of an equity financing given our then current stock price of $0.18 per share at the end of September 2002. After determining that the best debt financing terms available were those proposed by CDC Software Corporation (“CDC”), our Board of Directors approved a secured debt facility with CDC for $7.0 million in October 2002. On November 1, 2002, we entered into the CDC debt facility secured by substantially all of our assets. As part of this agreement, CDC was entitled to receive warrants to purchase 8 million shares of our common stock at a price of $0.10 per share as the loan was funded. In addition, certain financial advisors also received warrants to purchase an aggregate of 400,000 shares of our common stock at $0.10 per share. As of December 31, 2002, we had closed on all $7.0 million of the loan facility. The net proceeds to us, after payment of expenses, were approximately $6.6 million.

During this time, consisting of the period from August 2002 through the end of 2002, we were actively seeking to settle the pending shareholder lawsuits and resolve the other concerns that had been raised by previous suitors in an effort to make ourselves a more attractive acquisition candidate, such as unattractive foreign distribution agreements. We also continued to pursue strategic alternatives. During this period, we met with eight private equity groups to discuss taking Sagent private. We also met with a total of nine software companies to discuss the possibility of their acquiring Sagent. These software companies consisted of two database vendors, two direct competitors, four complementary business intelligence vendors, and one enterprise application integration vendor. In addition, we met with one potential financial buyer in the first quarter of 2003. These initial meetings were followed in most cases by follow-up technical and financial due diligence meetings, subject to customary confidentiality agreements. Discussions with several of these parties continued into the first quarter of 2003.

On February 27, 2003, Group 1 contacted us to discuss a potential strategic partnership. Immediately thereafter, Group 1 indicated an interest in acquiring Sagent and began diligence of Sagent.

On March 19, 2003, we received a notice from CDC declaring that an event of default had occurred under the secured loans. CDC declared the entire principal amount under the loans to be immediately due and payable, and asserted control over our bank deposit accounts. On March 20, 2003, CDC caused approximately $4.5 million that was in our deposit accounts to be transferred to a bank account in Hong Kong. CDC also filed a complaint against us asserting claims for, among other things, breach of contract and negligent misrepresentation, in the U.S. District Court for the Northern District of California.

On March 20, 2003, our Board of Directors held a special meeting to discuss the impact of CDC’s actions and available options for Sagent. CDC’s actions, especially its assertion of control over our bank deposit accounts, substantially limited the options available to us. At this time, we had essentially no cash on hand to pay any of our obligations, including our payment obligations to our employees. Among other things, the Board discussed the possibility of filing for protection under the U.S. Bankruptcy Code. The Board also considered allowing CDC to proceed with a foreclosure sale of Sagent’s assets. The Board discussed the timing and possible outcomes of these and other options, and what their effects might be on Sagent’s stockholders and creditors. The Board determined that the best course of action for Sagent, its creditors and its stockholders would be to contest CDC’s actions, seek a return of Sagent’s funds from CDC, and seek additional financing or an acquisition partner to payoff the CDC debt facility.

On March 21, 2003, we appeared in Santa Clara County Superior Court and requested an injunction ordering CDC to return the funds that had been transferred from our deposit accounts. We also asserted claims against CDC for breach of contract and conversion of the funds transferred. We did not prevail on these claims at that time.

On April 4, 2003, we entered into a settlement agreement with CDC under which CDC would be permitted to retain the funds transferred on March 20, 2003, and under which we agreed to pay CDC the remaining

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principal and interest due on the loans, totaling approximately $2.5 million, and an additional $500,000 in exchange for the cancellation of CDC’s warrants to purchase 8 million shares of our common stock at $0.10 per share and to cover certain of CDC’s expenses. Under the terms of the settlement agreement, we had to pay the entire settlement amount totaling approximately $3.1 million by no later than April 14, 2003 for the settlement agreement to be effective. We therefore had ten days to find the means to the fund the settlement; otherwise, CDC would retain its rights as a secured creditor, including the right to hold a foreclosure sale of all of our assets.

We continued to engage in discussions with potential acquirers, although now with substantially more urgency than prior to CDC’s actions. Following the public announcement of CDC’s declaration of default and related actions, all prospective acquisition partners ceased discussions with us except for Group 1, who was still interested in purchasing substantially all of our assets, and two other companies (Company C and Company D), who were interested in purchasing only selected assets. In addition, Group 1 indicated that it would be willing to provide us with a secured bridge loan, which was an essential requirement for us. Without an immediate source of funding, we would not be able to fund the CDC settlement, meet our payment obligations to our employees and others parties, or fund our ongoing operations. Group 1 also indicated that it would not consider acquiring Sagent by means of merger or stock purchase; it would only consider a purchase of our assets, which transaction would include the assumption of only specified liabilities.

Our Board of Directors determined to devote our resources to pursuing a transaction with Group 1 instead of Company C and/or Company D, because Group 1 was interested in purchasing all of our assets, whereas Company C and Company D were only interested in purchasing a portion of our assets, and because Group 1 was willing to provide us with immediate funding in the form of the secured bridge loan.

During the period from April 4, 2003 through April 14, 2003, our management and representatives negotiated the terms of a bridge loan from Group 1 and the sale of our business assets to Group 1 for approximately $17 million, subject to possible downward adjustment. Any amounts loaned to Sagent by Group 1 in the bridge loan would be credited against the purchase price for the assets. As part of the negotiation, our management and representatives requested that Group 1 acquire Sagent by means of merger or stock purchase. An acquisition by Group 1 in the form of a merger or stock purchase would mean that our stockholders would be entitled to receive their pro rata portion of the purchase price at the closing of the acquisition. An acquisition in the form of a sale of assets would mean that we would need to wind up our company and dissolve, and that stockholders would not receive any distributions until we satisfied all liabilities and completed our dissolution. However, Group 1 reiterated that it would only consider a purchase of Sagent’s assets because it did not want to assume all of Sagent’s liabilities.

Given the exigencies imposed by Sagent’s cash situation and the settlement agreement with CDC, and the resulting limited time period available (ten days) to negotiate a definitive agreement, Group 1 also insisted that it would need a period of time following the execution of the definitive purchase agreement to complete its due diligence review of Sagent’s business, only after which could its board of directors consider the transaction for approval.

On April 13 and 14, 2003, our Board of Directors held meetings to consider the Asset Purchase Agreement with Group 1 and the bridge loan from Group 1 for approval. Our Board discussed the terms of the asset sale and bridge loan transaction with Group 1, including the purchase price to be paid, the terms of the bridge loan, the risk that Group 1 could choose not to consummate the asset purchase if its due diligence review was not satisfactory, the risk that Group 1, as a secured creditor after making the bridge loan, would have certain rights that might allow it to acquire our assets without consummating the asset purchase, and the anticipated timing and amounts of distributions to stockholders following the asset sale and the subsequent liquidation. Our Board considered the alternatives to entering into the Asset Purchase Agreement and bridge loan with Group 1. The Board concluded that, given the timing considerations resulting from the CDC settlement, and based on Sagent’s previous lack of success in finding acquisition partners, it was unlikely that other acquisition or merger

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opportunities providing the benefit of a cash purchase price and bridge funding would become available to us. The Board also concluded that continuing as a stand-alone, operating business was not a viable option, because we would not be able to reduce expenses and personnel further and still be able to sell our product and generate revenue. In addition, the Board again considered filing for protection under the U.S. Bankruptcy Code, but concluded, in consultation with outside legal counsel, that bankruptcy would likely result in higher transaction costs and longer delays before potential distributions to stockholders than a sale of assets and subsequent dissolution. The Board also considered the potential transactions to sell part but not substantially all of our assets to Company C and/or Company D, but determined that the transaction would not provide enough cash, especially in light of the time frame required to meet our settlement obligations to CDC.

For these reasons, and others, on April 14, 2003 the Board of Directors concluded that the sale of assets to Group 1 and subsequent dissolution and liquidation would have the highest probability of returning the greatest value to our stockholders and unanimously approved the Asset Purchase Agreement and the sale of substantially all of our assets to Group 1 on the terms set forth in the Asset Purchase Agreement. On April 15, 2003 we entered into the Asset Purchase Agreement with Group 1.

On April 14, 2003, CDC and we entered into an amendment to the settlement agreement that gave us a one-day extension to April 15, 2003, to pay the amounts due under the settlement agreement. On April 15, 2003, using funds derived from a new secured bridge financing from Group 1, we paid the amounts due under the settlement agreement and CDC released all claims against Sagent.

On April 16, 2003 Sagent disseminated a press release announcing the Asset Purchase Agreement.

On May 9, 2003, Group 1’s board of directors approved the purchase of substantially all of Sagent’s assets on the terms set forth in the Asset Purchase Agreement.

Sagent’s Reasons for the Asset Sale; Board Recommendation

In approving the proposed asset sale to Group 1, and recommending that stockholders approve the proposed asset sale, the Board of Directors considered a number of factors before recommending that our stockholders approve the proposed asset sale, including the following:

•	That we had vigorously explored strategic alternatives, including extensive efforts to sell or merge outright or sell our assets, as described above;

•	That we would require additional time and resources to locate and negotiate with any other potential purchasers for the assets, with no assurance that any such negotiations would be completed successfully, in a timely fashion, or at all;

•	That the consideration offered to be paid for the assets by Group 1 to us is higher than any other price offered by any third party and would be paid in cash;

•	That we would be entitled to terminate the asset sale, with the payment of a termination fee, and sell the assets to a third party in the event that we receive an offer from a third party to purchase the assets at a price higher than $17.0 million;

•	That the value of our assets, particularly our intellectual property and certain contracts and customer relationships, would decline with the passage of time;

•	That Group 1 would provide bridge funding to allow us to timely pay our settlement payment to CDC and to continue operations, and if we had been unable to make the settlement payment, CDC would likely have pursued foreclosure remedies against us;

•	That Group 1 would assume certain of our obligations; and

•	That the asset sale to Group 1 would maximize the amount of cash available for distribution to our stockholders in the liquidation.

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The foregoing includes the material factors considered by the Board of Directors. In view of its many considerations, the Board of Directors did not quantify or otherwise assign relative weight to the specific factors considered. In addition, individual members of the Board of Directors may have given different weights to different factors. After weighing all of these considerations, the Board of Directors was unanimous in determining to approve the asset sale and to recommend that our stockholders approve the proposed asset sale to Group 1.

Group 1’s Reasons for the Asset Purchase

Group 1 is a provider of software solutions for data quality, marketing automation, customer communications management and direct marketing applications. The acquisition of Sagent will allow Group 1 to add Sagent’s enterprise information integration, customer data integration and business geographics technologies to Group 1’s core data quality, data enrichment, and customer communication management solutions. Group 1 also plans to use certain of Sagent’s existing sales and distribution operations overseas that will allow Group 1 to increase its product distribution capabilities.

Regulatory Approvals

No United States Federal or state regulatory requirements must be complied with or approvals obtained as a condition of the proposed asset sale.

Use of Proceeds from the Proposed Asset Sale

If the proposed asset sale is completed, we will apply the net proceeds of an estimated $6.0 to $10.0 million to satisfy our remaining liabilities and, subsequently, to liquidating distributions, if any, to our stockholders.

Appraisal Rights

Our stockholders have no appraisal rights in connection with the sale of assets to Group 1.

Vote Required and Board Recommendation

The approval of the proposed asset sale to Group 1 requires the affirmative vote of a majority of the outstanding shares of our common stock. Members of the Board of Directors and our executive officers who hold (or are deemed to hold) as of the record date an aggregate of approximately 50,000 shares of our common stock (less than 1% of the outstanding shares of common stock as of the record date) have indicated that they will vote in favor of the proposal.

The Board of Directors believes that the proposed asset sale is in the best interests of Sagent and our stockholders and recommends a vote “FOR” this proposal. It is intended that the shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

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PROPOSAL NO. 2

TO APPROVE THE PLAN OF LIQUIDATION AND DISSOLUTION

General

Our Board of Directors is proposing the plan of dissolution for approval by our stockholders at the Special Meeting. Subject to stockholder approval of the sale of assets to Group 1, the plan was approved by the Board of Directors on May 18, 2003, subject to stockholder approval. A copy of the plan of dissolution, as amended, is attached as Annex B to this proxy statement. Certain material features of the plan are summarized below. We encourage you to read the plan of dissolution in its entirety.

After approval of the plan of dissolution and subject to approval of Proposal 1, our business and operations will be transferred to Group 1 pursuant to the Asset Purchase Agreement, we will no longer have any significant assets or contracts, and our activities will be limited to:

•	filing a Certificate of Dissolution with the Secretary of State of the State of Delaware and thereafter remaining in existence as a non-operating entity for three years;

•	selling any of our remaining assets;

•	paying our remaining creditors;

•	terminating any of our remaining commercial agreements, relationships or outstanding obligations;

•	resolving any outstanding litigation;

•	collecting any outstanding amounts due to Sagent;

•	establishing a contingency reserve for payment of our expenses and liabilities;

•	completing tax filings;

•	complying with the Securities and Exchange Commission reporting requirements; and

•	preparing to make distributions to our stockholders.

Delaware law provides that, following the approval of the plan of dissolution by the Sagent stockholders, the Board of Directors may take such actions as it deems necessary in furtherance of the dissolution of Sagent and the wind up of its operations and affairs.

We currently estimate that, assuming that the sale of assets to Group 1 is consummated, the amount ultimately distributed to our stockholders will be in the range of $0.10 to $0.19 per share. The distribution to our stockholders may be reduced by additional liabilities we may incur, the ultimate settlement amounts of our liabilities and our failure to achieve significant value for our non-cash assets. See “Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan.”

After the 120 day indemnity period following the closing of the asset sale, our Board of Directors may, at any time, turn our management over to a third party to complete the liquidation of our remaining assets and distribute the proceeds from the sale of assets to our stockholders pursuant to the plan of dissolution. This third-party management may be in the form of a liquidating trust, which, if adopted, would succeed to all of our assets, liabilities and obligations. Our Board of Directors may appoint one or more of its members, one or more of our officers or a third party to act as trustee or trustees of such liquidating trust. If, however, all of our assets are not distributed within three years after the date our Certificate of Dissolution is filed with the State of Delaware, we will transfer our remaining assets to a liquidating trust if we have not already done so.

During the liquidation of our assets, we may pay our officers, directors, employees, and agents, or any of them, compensation for services rendered in connection with the implementation of the plan of dissolution. See “Possible Effects of the Approval of the Plan upon the Directors and Executive Officers.”

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The following resolution will be offered at the Special Meeting:

“RESOLVED, THAT THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION BE RATIFIED AND APPROVED.”

Background and Reasons for the Plan of Dissolution

We have undergone significant restructuring to reduce costs, and have explored various strategic partners and acquirers in an attempt to maximize likely distributions for our stockholders. See “Proposal 1—Background of the Asset Sale and Dissolution of Sagent” for an extensive discussion of the alternatives we pursued over the last two years.

The decision to dissolve our company and distribute any remaining cash to our stockholders is driven by the form of the transaction by which Group 1 has agreed to purchase Sagent’s business. In the negotiations with Group 1 to acquire our business, our management and representatives requested that Group 1 acquire Sagent by means of merger or stock purchase. An acquisition by Group 1 in the form of a merger or stock purchase would mean that our stockholders would be entitled to receive their pro rata portion of the purchase price at the closing of the acquisition. An acquisition in the form of a sale of assets would mean that we would need to wind up our company and dissolve, and that stockholders would not receive any distributions until we satisfied all liabilities and completed our dissolution. However, Group 1 reiterated that it would only consider a purchase of Sagent’s assets because it did not want to assume all of Sagent’s liabilities.

Following the closing under the Asset Purchase Agreement, we will have no operating assets, and no means to generate revenue. A dissolution and distribution of remaining cash to our stockholders is a means to allow our stockholders their pro rata portion, after payment of all of our remaining liabilities, of the proceeds from the sale of assets to Group 1.

Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan

There are many factors that our stockholders should consider when deciding whether to vote to approve the plan of dissolution. Such factors include those risk factors set forth below.

We cannot assure you of the amount, if any, of any distribution to our stockholders under the plan of dissolution.

Liquidation and dissolution may not create value to our stockholders or result in any remaining capital for distribution to our stockholders. We cannot assure you of the precise nature and amount of any distribution to our stockholders pursuant to the plan of dissolution. Uncertainties as to the final purchase price under the Asset Purchase Agreement that will be based on precise value of our non-cash assets and certain expenses make it difficult to predict with certainty the distribution, if any, to our stockholders. The actual amount of all distributions will also depend in part upon our ability to convert our remaining non-cash assets not sold pursuant to the Asset Purchase Agreement into cash and we cannot be certain of the final amount of our liabilities.

Our stockholders could vote against the plan of dissolution.

If we do not obtain stockholder approval of the plan of dissolution, we would have to continue our business operations from a very difficult position in light of our announced intent to liquidate and dissolve. After the sale of assets, we will have no assets with which to generate revenue, and we would use the cash received from the Asset Purchase Agreement to pay ongoing operating expenses instead of making a distribution to stockholders pursuant to the plan of liquidation.

Our audited financial information for the year ended December 31, 2002 does not reflect our current financial condition.

We have included with this proxy statement our Form 10-K for the year ended December 31, 2002 and our Form 10-Q for the quarter ended March 31, 2003. Note that the audited year end financial information does not reflect the fact that CDC declared an event of default on March 19, 2003 and seized approximately $4.5 million from our bank account as a result. The unaudited financial statements included in our Form 10-Q for the quarter ended March 31, 2003 reflect this change to our financial condition.

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We will continue to incur claims, liabilities and expenses that will reduce the amount available for distribution to stockholders.

Claims, liabilities and expenses from operations (such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, legal and accounting fees and miscellaneous office expenses) will continue to be incurred as we seek to close the Asset Purchase Agreement and wind down operations. These expenses will reduce the amount of assets available for ultimate distribution to stockholders. If available cash and amounts received on the sale of non-cash assets are not adequate to provide for our obligations, liabilities, expenses and claims, we may not be able to distribute meaningful cash, or any cash at all, to our stockholders.

Distribution of assets, if any, to our stockholders could be delayed.

Although our Board of Directors has not established a firm timetable for distributions to our stockholders, the Board of Directors intends, subject to contingencies inherent in winding down our business, to make such distributions as promptly as practicable after the end of the indemnification period under the Asset Purchase Agreement, which will end 120 days after the closing date of the sale of assets, which we currently anticipate to be on or around July 15, 2003. However, we are currently unable to predict the precise timing of any distribution pursuant to our wind down. The timing of any distribution will depend on and could be delayed by, among other things, the timing of sales of our non-cash assets and claim settlements with creditors. Additionally, a creditor could seek an injunction against the making of distributions to our stockholders on the ground that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. Any action of this type could delay or substantially diminish the amount available for distribution to our stockholders.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, our stockholders could be held liable for payment to our creditors of each such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder.

If the plan of dissolution is approved by our stockholders, we will file a Certificate of Dissolution with the State of Delaware dissolving Sagent. Pursuant to the Delaware General Corporation Law, we will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits against us and enabling us gradually to close our business, to dispose of our property, to discharge our liabilities and to distribute to our stockholders any remaining assets. Under the Delaware General Corporation Law, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities during this three-year period, each stockholder could be held liable for payment to our creditors of such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder.

However, the liability of any stockholder would be limited to the amounts previously received by such stockholder from us (and from any liquidating trust or trusts) in the dissolution. Accordingly, in such event a stockholder could be required to return all distributions previously made to such stockholder. In such event, a stockholder could receive nothing from us under the plan of dissolution. Moreover, in the event a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. There can be no assurance that the contingency reserve established by us will be adequate to cover any expenses and liabilities. See “Contingent Liabilities; Contingency Reserve; Liquidating Trust.”

Our stock transfer books will close on the date we file the Certificate of Dissolution with the Delaware Secretary of State, after which it will not be possible for stockholders to publicly trade our stock.

We intend to close our stock transfer books and discontinue recording transfers of our common stock at the close of business on the date we file the Certificate of Dissolution with the Delaware Secretary of State, referred

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to as the “final record date.” Thereafter, certificates representing our common stock shall not be assignable or transferable on our books except by will, intestate succession or operation of law. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the final record date, and, after the final record date, any distributions made by us shall be made solely to the stockholders of record at the close of business on the final record date, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law.

We will continue to incur the expenses of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act,” even though compliance with such reporting requirements is economically burdensome. In order to curtail expenses, we intend to, after filing our Certificate of Dissolution, seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. We anticipate that, if such relief were granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require. However, the Securities and Exchange Commission may not grant any such relief.

If we fail to retain the services of certain key personnel, the plan of dissolution may not succeed.

The success of the plan of dissolution depends in large part upon our ability to retain the services of certain of our current officers. The retention of certain key personnel such as Andre M. Boisvert and Patty Szoka is particularly difficult under our current circumstances. Failure to retain these personnel could harm the implementation of the plan of dissolution. If we fail to retain these personnel, we will need to hire others to oversee our liquidation and dissolution, which could involve additional compensation expenses, if such other personnel are available at all. See “—Possible Effects of the Approval of the Plan upon Directors and Executive Officers.”

Our common stock may be delisted from the Nasdaq Market.

Our common stock may be delisted from the Nasdaq Market. The decision by the Nasdaq Listing Qualifications Panel to delist our common stock could be based on our failure to meet the Nasdaq’s minimum $1 bid price per share requirement in which case our common stock would be traded on the Over-the-Counter Bulletin Board (“OTCBB”). The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. As a result our common stock being listed on the OTCBB, your ability to resell your shares of our common stock could be adversely affected.

Possible Effects of the Approval of the Plan upon Directors and Executive Officers

Following the filing of the Certificate of Dissolution with the Delaware Secretary of State, we will continue to indemnify each of our current and former directors and officers to the extent required under Delaware law and our Certificate of Incorporation and Bylaws as in effect immediately prior to the filing of the Certificate of Dissolution. In addition, we intend to maintain our current directors’ and officers’ insurance policy through the date of dissolution and to obtain runoff coverage for an additional three years after filing the Certificate of Dissolution.

In order to ensure retention of personnel required to complete an orderly dissolution, and to manage the 120-day indemnification period that follows the closing of the asset sale, our Board of Directors has agreed to retain Mr. Boisvert and Ms. Szoka until approximately December 2003, or thereafter as needed for an orderly liquidation and dissolution, at their current monthly salaries of approximately $40,000 and $14,583, respectively.

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Other than as set forth above and as described in “Proposal No. 1—To Approve the Proposed Asset Sale—Interests of our Directors and Executive Officers,” it is not currently anticipated that our liquidation will result in any material benefit to any of our officers or to directors who participated in the vote to adopt the plan of dissolution.

Principal Provisions of the Plan

Our liquidation and dissolution is conditioned upon completion of the proposed asset sale to Group 1.

Subject to closing the asset sale to Group 1, we will distribute pro rata to our stockholders, in cash or in-kind, or sell or otherwise dispose of, all of our property and assets. The liquidation is expected to commence as soon as practicable after the 120-day indemnification period under the Asset Purchase Agreement, and to be concluded prior to the third anniversary thereof, or such later date as required by Delaware law, by a final liquidating distribution either directly to our stockholders or to one or more liquidating trusts. Any sales of our remaining assets will be made in private or public transactions and on such terms as are approved by the Board of Directors. With the exception of the sale of assets to Group 1, it is not anticipated that any further votes of our stockholders will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors. See “Proposal No. 1—To Approve the Proposed Asset Sale—General.”

The plan of dissolution provides that the Board of Directors will liquidate our assets in accordance with any applicable provision of the Delaware General Corporation Law, including Sections 280 and 281. Without limiting the flexibility of the Board of Directors, the Board of Directors may, at its option, instruct our officers to follow the procedures set forth in Sections 280 and 281 of the Delaware General Corporation Law which instruct such officers to:

•	give notice of the dissolution to all persons having a claim against us and provide for the rejection of any such claims in accordance with Section 280 of the Delaware General Corporation Law;

•	offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who rejects such offer in accordance with Section 280 of the Delaware General Corporation Law;

•	petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for claims that are the subject of pending litigation against us, and claims that have not been made known to us at the time of dissolution, but are likely to arise or become known within five (5) years (or longer in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the Delaware General Corporation Law;

•	pay, or make adequate provision for payment of, all claims made against us and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the plan of dissolution in accordance with Section 280 of the Delaware General Corporation Law; and

•	post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the Delaware General Corporation Law.

If deemed necessary by the Board of Directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more trusts established for the benefit of our stockholders, which property would thereafter be sold or distributed on terms approved by its trustees. If all of our assets (other than the contingency reserve) are not sold or distributed prior to the third anniversary of the effectiveness of our dissolution, we will transfer in final distribution such remaining assets to a trust. The Board of Directors may also elect in its discretion to transfer the contingency reserve, if any, to such a trust. Any of such trusts are referred to in this proxy statement as “liquidating trusts.” Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer

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shall be effected without such consent. In the event of a transfer of assets to a liquidating trust, we would distribute, pro rata to the holders of its capital stock, beneficial interests in any such liquidating trust or trusts.

It is anticipated that the interests in any such trusts will not be transferable; therefore, although the recipients of the interests would be treated for tax purposes as having received their pro rata share of property transferred to the liquidating trust or trusts and will thereafter take into account for tax purposes their allocable portion of any income, gain or loss realized by such liquidating trust or trusts, the recipients of the interests will not realize the value thereof unless and until such liquidating trust or trusts distributes cash or other assets to them. The plan of dissolution provides that the Board of Directors may appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. For further information relating to liquidating trusts, the appointment of trustees and the liquidating trust agreements, reference is made to “Contingent Liabilities; Contingent Reserves; Liquidation Trust.”

Our Board of Directors will distribute to our stockholders the maximum amount permissible under applicable law.

After the final record date, we will not issue any new stock certificates, other than replacement certificates. Any person holding options, warrants or other rights to purchase common stock must exercise such instruments or rights prior to the final record date. See “Listing and Trading of the Common Stock and Interests in the Liquidation Trust or Trusts” and “Final Record Date” below.

Following approval of the plan of dissolution by our stockholders, a Certificate of Dissolution will be filed with the State of Delaware dissolving Sagent. Our dissolution will become effective, in accordance with the Delaware General Corporation Law, upon proper filing of the Certificate of Dissolution with the Secretary of State or upon such later date as may be specified in the Certificate of Dissolution. Pursuant to the Delaware General Corporation Law, we will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against us, and enabling us gradually to settle and close our business, to dispose of and convey our property, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which we were organized.

Abandonment; Amendment

Under the plan of dissolution, the Board of Directors may modify, amend or abandon the plan, notwithstanding stockholder approval, to the extent permitted by the Delaware General Corporation Law. We will not amend or modify the plan of dissolution under circumstances that would require additional stockholder solicitations under the Delaware General Corporation Law or the Federal securities laws without complying with the Delaware General Corporation Law and the Federal securities laws.

Liquidating Distributions; Nature; Amount; Timing

Although the Board of Directors has not established a firm timetable for distributions to stockholders if the plan of dissolution is approved by the stockholders, the Board of Directors intends, subject to contingencies inherent in winding up our business, to make such distributions as promptly as practicable. We intend that any distributions to the stockholders will be in the form of cash.

The liquidation is expected to conclude prior to the third anniversary of the filing of the Certificate of Dissolution in Delaware by a final liquidating distribution either directly to our stockholders or to a liquidating trust. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the final record date, and after such date, any distributions made by us shall be made solely to stockholders of record on the close of business on the final record date, except to reflect

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permitted transfers. The Board of Directors is, however, currently unable to predict the precise nature, amount or timing of this distribution or any other distributions pursuant to the plan of dissolution. The actual nature, amount and timing of all distributions will be determined by the Board of Directors or a trustee designated by the Board, in its sole discretion, and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our significant remaining liabilities and obligations. See “Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan.”

In lieu of satisfying all of our liabilities and obligations prior to making distributions to our stockholders, we may instead reserve assets deemed by management and the Board of Directors to be adequate to provide for such liabilities and obligations. See “Contingent Liabilities; Contingency Reserve; Liquidation Trust.”

Uncertainties as to the precise value of our non-cash assets and the ultimate amount of our liabilities make it impracticable to predict the aggregate net value ultimately distributable to stockholders. Claims, liabilities and expenses from operations (including operating costs, salaries, income taxes, payroll and local taxes, legal, accounting and miscellaneous office expenses), although currently declining, will continue to be incurred following stockholder approval of the asset sale and plan of dissolution. These expenses will reduce the amount of assets available for ultimate distribution to stockholders, and, while a precise estimate of those expenses cannot currently be made, management and the Board of Directors believe that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims (including contingent liabilities) and to make cash distributions to stockholders. However, no assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims and to make cash distributions to stockholders. If such available cash and amounts received on the sale of assets are not adequate to provide for our obligations, liabilities, expenses and claims, distributions of cash and other assets to our stockholders will be reduced and could be eliminated. See “Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan.”

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Following is a table showing management’s estimate of cash proceeds and outlays and of our ultimate distribution to stockholders as of the date of this proxy statement. The following estimates are not guarantees and they do not reflect the total range of possible outcomes. The table assumes that we complete the proposed asset sale to Group 1 by the end of July 2003. See “Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan” for a discussion of the risk factors related to the plan of dissolution and any potential proceeds which we may be able to distribute to stockholders.

Estimated Distribution to Stockholders

	Low Range	High Range
Asset Purchase Price	$17,000,000	$17,000,000
Loan Forgiveness:
Principal (1)	(7,000,000)	(7,000,000)
Interest (2)	(225,000)	(155,000)
Purchase Price Adjustment (3)	(4,000,000)	0

Estimated Cash Proceeds at Closing	5,775,000	9,845,000

Net Proceeds from Sale of Retained Assets	900,000	1,135,000
Proceeds from Option/Warrant Exercises	0	96,000
Operating expenses (4):
Operating from Closing of Asset Sale through Liquidation	(275,000)	(275,000)
Sales and Use Taxes on Sale of Assets	(90,000)	(90,000)
Professional Fees (attorneys, accountants, other) (5)	(200,000)	(100,000)
Director & Officer Liability Insurance (6)	(370,000)	(370,000)
Severance Costs (7)	(1,201,000)	(1,201,000)
Proxy Solicitation (8)	(35,000)	(17,500)
Trustee Services (9)	(25,000)	(12,500)

Total operating expenses	(2,196,000)	(2,066,000)

Estimated Cash to Distribute to Stockholders	$4,479,000	$9,010,000

Shares outstanding as of May 28, 2003	46,632,843	47,172,843

Estimated per share distribution	$0.10	$0.19

(1)	Principal amount of secured loans owing to Group 1 to be forgiven at the closing of the asset sale.
(2)	Interest amount due on secured loans owing to Group 1 and to be forgiven at the closing of the asset sale, with the closing date assumed to be June 30, 2003 for the high range and July 31, 2003 for the low range.
(3)	The high range assumes no purchase price adjustment under the Asset Purchase Agreement and the low range assumes a purchase price adjustment of $4.0 million. In the event the net value of the assets acquired by Group 1 declines by more than $4.0 million from the date of the Asset Purchase Agreement to the closing date, our estimated cash proceeds at closing would be further reduced by such amount, and the distribution to stockholders may be less than $0.10 as a result.
(4)	Operating expenses is limited to those estimated expenses expected to be incurred after taking into consideration the assumption of liabilities by Group 1; for example, Group 1 is assuming liabilities related to product warranties and disclosed liabilities for all of the assumed contracts.
(5)	Estimated cash use for professional fees related to the liquidation and dissolution of the business as well as ongoing SEC reporting requirements.
(6)	Estimated cash use for the purchase of a Directors and Officers liability insurance policy covering the three years from the date of dissolution. Sagent has solicited and received bids on this policy and has based its estimate on the bids it has received.
(7)	Estimated cash use for the payment to key employees. See “Possible Effects of the Approval of the Plan upon Directors and Executive Officers” for detail of the agreements regarding payments to key employees.
(8)	Estimated cash for payments to a proxy solicitation service to solicit shareholders to vote at the special meeting.

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(9)	Estimated cash use for the payment to a trustee for trustee services. Sagent has solicited bids and received bids on this service and has based its estimate on the bids it has received.

Sales of our Assets

Subsequent to the asset sale to Group 1, the plan of dissolution contemplates the sale of all of our remaining assets. The plan of dissolution does not specify the manner in which we may sell our remaining assets. Such sales could take the form of individual sales of assets, sales of groups of assets organized by business, type of asset or otherwise, a single sale of all or substantially all of our remaining assets, or some other form of sale. The remaining assets may be sold to one or more purchasers in one or more transactions over a period of time. We will not sell any of the remaining assets to any of our “affiliates” without first obtaining the approval of any such asset sale by our stockholders, excluding the votes of any such affiliate and any other interested stockholder as determined by the Board of Directors in accordance with all applicable laws and regulations.

It is not anticipated that any further stockholder votes will be solicited with respect to the approval of the specific terms of sales of our remaining assets approved by the Board of Directors. We do not anticipate amending or supplementing the proxy statement to reflect any such agreement or sale, unless required by applicable law. The prices at which we will be able to sell our various remaining assets depends largely on factors beyond our control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets, United States and foreign regulatory approvals, public market perceptions, and limitations on transferability of certain assets. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation.

See “Proposal No. 1—To Approve the Proposed Asset Sale—General” for a further description of the proposed sale of substantially all of our assets to Group 1.

Conduct of Sagent Following Adoption of the Plan

Following approval of the plan of dissolution by our stockholders, our activities will be limited to distributing our assets in accordance with the plan, establishing a contingency reserve for payment of our expenses and liabilities, including liabilities incurred but not paid or settled prior to approval of the plan of dissolution, selling any of our remaining assets, and terminating any of our remaining commercial agreements, relationships or outstanding obligations and collecting any monies owed to us. Following the approval of the plan of dissolution by our stockholders, we shall continue to indemnify our officers, directors, employees and agents in accordance with our Certificate of Incorporation and Bylaws, including for actions taken in connection with the plan and the winding up of our affairs. Our obligation to indemnify such persons may be satisfied out of the assets of any liquidating trust. The Board of Directors and the trustees of any liquidating trust may obtain and maintain such insurance as may be necessary to cover our indemnification obligations under the plan of dissolution.

Reporting Requirements

Whether or not the plan of dissolution is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even though compliance with such reporting requirements is economically burdensome. If the plan of dissolution is approved, in order to curtail expenses, we will, after filing our Certificate of Dissolution, seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. We anticipate that, if such relief is granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require. However, the Securities and Exchange Commission may not grant any such relief.

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Contingent Liabilities; Contingency Reserve; Liquidating Trust

Under the Delaware General Corporation Law, we are required, in connection with our dissolution, to pay or provide for payment of all of our liabilities and obligations. Following the approval of the plan of dissolution by our stockholders, we will pay all expenses and fixed and other known liabilities, or set aside as a contingency reserve, cash and other assets which we believe to be adequate for payment thereof. We are currently unable to estimate with precision the amount of any contingency reserve that may be required, but any such amount (in addition to any cash contributed to a liquidating trust, if one is utilized) will be deducted before the determination of amounts available for distribution to stockholders.

The actual amount of the contingency reserve will be based upon estimates and opinions of management and the Board of Directors and review of our estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, estimated legal and accounting fees, operating lease expenses, payroll and other taxes payable, miscellaneous office expenses, expenses accrued in our financial statements, and reserves for litigation expenses. There can be no assurance that the contingency reserve in fact will be sufficient. We have not made any specific provision for an increase in the amount of the contingency reserve. Subsequent to the establishment of the contingency reserve, we will distribute to our stockholders any portions of the contingency reserve that we deem no longer to be required. After the liabilities, expenses and obligations for which the contingency reserve is established have been satisfied in full, we will distribute to our stockholders any remaining portion of the contingency reserve.

If deemed necessary, appropriate or desirable by the Board of Directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more liquidating trusts, or other structure we deem appropriate, established for the benefit of our stockholders, which property would thereafter be sold or distributed on terms approved by its trustees. The Board of Directors and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where the Board of Directors determines that it would not be in the best interests of us and our stockholders for such assets to be distributed directly to the stockholders at such time. If all of our assets (other than the contingency reserve) are not sold or distributed prior to the third anniversary of the effectiveness of the dissolution, we must transfer in final distribution such remaining assets to a liquidating trust. The Board of Directors may also elect in its discretion to transfer the contingency reserve, if any, to such a liquidating trust.

The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustees, and distribute the proceeds of such sale after paying our liabilities, if any, assumed by the trust, to our stockholders. Any liquidating trust acquiring all of our unsold assets will assume all of our liabilities and obligations and will be obligated to pay any of our expenses and liabilities that remain unsatisfied. If the contingency reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust’s other unsold assets.

The plan of dissolution authorizes the Board of Directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. It is anticipated that the Board of Directors will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of our stockholders.

We may decide to use a liquidating trust or trusts, and the Board of Directors believes the flexibility provided by the plan of dissolution with respect to the liquidating trusts to be advisable. The trust would be evidenced by a trust agreement between the trustees and us. The purpose of the trust would be to serve as a temporary repository for the trust property prior to its disposition or distribution to our stockholders. The transfer to the trust and distribution of interests therein to our stockholders would enable us to divest ourselves of the trust

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property and permit our stockholders to enjoy the economic benefits of ownership thereof. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to our stockholders, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust and there would be no certificates or other tangible evidence of such interests and that no holder of our common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of our common stock in order to receive the interests.

It is further anticipated that pursuant to the trust agreements:

•	a majority of the trustees would be required to be independent of our management;

•	approval of a majority of the trustees would be required to take any action; and

•	the trust would be irrevocable and would terminate after, the earliest of (x) the trust property having been fully distributed, or (y) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of such termination, or (z) a specified number of years having elapsed after the creation of the trust.

Under the Delaware General Corporation Law, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or should such contingency reserve and the assets held by the liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the repayment to creditors out of the amounts theretofore received by such stockholder from us or from the liquidating trust or trusts of such stockholder’s pro rata share of such excess.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve and the assets of the liquidating trust or trusts, a creditor of ours could seek an injunction against the making of distributions under the plan of dissolution on the grounds that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or interest holders under the plan of dissolution.

Final Record Date

We intend to close our stock transfer books and discontinue recording transfers of shares of our common stock on the final record date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the final record date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur on or after the final record date. See “Listing and Trading of the Common Stock and Interests in the Liquidation Trust or Trusts” below.

All liquidating distributions from us or a liquidating trust on or after the final record date will be made to stockholders according to their holdings of common stock as of the final record date. Subsequent to the final record date, we may at our election require stockholders to surrender certificates representing their shares of the common stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate evidencing the common stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

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Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts

We anticipate that we will request that our common stock be delisted from the Nasdaq National Market on the final record date. We also currently intend to close our stock transfer books on the final record date and to cease recording stock transfers and issuing stock certificates (other than replacement certificates) at such time. Accordingly, it is expected that trading in the shares will cease on and after the final record date.

Thereafter, our stockholders will not be able to transfer their shares. It is anticipated that the interests in a liquidating trust or trusts will not be transferable, although no determination has yet been made. Such determination will be made by the Board of Directors and management prior to the transfer of unsold assets to the liquidating trust and will be based on, among other things, the Board of Directors’ and management’s estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws.

The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to interest holders. Even if transferable, the interests are not expected to be listed on a national securities exchange or quoted through Nasdaq, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. As stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes (see “Material United States Federal Income Tax Consequences”), the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

Absence of Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights for their shares of common stock in connection with the transactions contemplated by the plan of dissolution.

Regulatory Approvals

No United States Federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

Material United States Federal Income Tax Consequences

The following discussion is a general summary of the material United States Federal income tax consequences affecting our stockholders that are anticipated to result from the receipt of distributions pursuant to our dissolution and liquidation. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of our stockholders subject to special treatment under certain Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, foreign individuals and entities, and persons who acquired their Sagent stock upon exercise of stock options or in other compensatory transactions). It also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. Distributions pursuant to the plan of dissolution may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions. The following discussion has no binding effect on the Internal Revenue Service or the courts and assumes that we will liquidate in accordance with the plan of dissolution in all material respects.

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No ruling has been requested from the Internal Revenue Service with respect to the anticipated tax consequences of the plan of dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences. If any of the anticipated tax consequences described herein prove to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to us and our stockholders from the liquidation. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder’s individual circumstances.

Federal Income Taxation of Sagent.    After the approval of the plan of dissolution and until the liquidation is completed, we will continue to be subject to Federal income taxation on our taxable income, if any, such as interest income, gain from the sale of our assets or income from operations. We will recognize gain or loss with respect to the sale of our assets in an amount equal to the fair market value of the consideration received for each asset over our adjusted tax basis in the asset sold. In addition, although we currently do not intend to make distributions of property other than cash, in the event of a distribution of property, we may recognize gain upon such distribution of property. We will be treated as if we had sold any such distributed property to the distributee-stockholder for its fair market value on the date of the distribution. Management believes that we have sufficient usable net operating losses to offset substantially all of any federal income or gain recognized by us for federal income tax purposes.

Federal Income Taxation of our Stockholders.    Amounts received by stockholders pursuant to the plan of dissolution will be treated as full payment in exchange for their shares of our common stock. Stockholders will recognize gain or loss equal to the difference between (1) the sum of the amount of cash distributed to them and the fair market value (at the time of distribution) of property, if any, distributed to them, and (2) their tax basis for their shares of our common stock. A stockholder’s tax basis in his or her shares will depend upon various factors, including the stockholder’s cost and the amount and nature of any distributions received with respect thereto.

A stockholder’s gain or loss will be computed on a “per share” basis. If we make more than one liquidating distribution, each liquidating distribution will be allocated proportionately to each share of stock owned by a stockholder. The value of each liquidating distribution will be applied against and reduce a stockholder’s tax basis in his or her shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and prior liquidating distributions received by a stockholder with respect to a share exceeds his or her tax basis for that share. Any loss will generally be recognized only when the final distribution from us has been received and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets, and will be long term capital gain or loss if the stock has been held for more than one year.

Although we currently do not intend to make distributions of property other than cash, in the event of a distribution of property, the stockholder’s tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. The gain or loss realized upon the stockholder’s future sale of that property will be measured by the difference between the stockholder’s tax basis in the property at the time of such sale and the proceeds of such sale.

After the close of its taxable year, we will provide stockholders and the Internal Revenue Service with a statement of the amount of cash distributed to our stockholders and our best estimate as to the value of any property distributed to them during that year. There is no assurance that the Internal Revenue Service will not challenge our valuation of any property. As a result of such a challenge, the amount of gain or loss recognized by stockholders might be changed. Distributions of property other than cash to stockholders could result in tax liability to any given stockholder exceeding the amount of cash received, requiring the stockholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.

If a stockholder is required to satisfy any liability of ours not fully covered by our contingency reserve (see “Contingent Liabilities; Contingency Reserve; Liquidation Trust”), payments by stockholders in satisfaction of

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such liabilities would generally produce a capital loss, which, in the hands of individual stockholders, could not be carried back to prior years to offset capital gains realized from liquidating distributions in those years.

Liquidating Trusts.    If we transfer assets to a liquidating trust or trusts, we intend to structure such trust or trusts so that stockholders will be treated for tax purposes as having received their pro rata share of the property transferred to the liquidating trust or trusts, reduced by the amount of known liabilities assumed by the liquidating trust or trusts or to which the property transferred is subject. The liquidating trust or trusts themselves will not be subject to Federal income tax. After formation of the liquidating trust or trusts, the stockholders must take into account for Federal income tax purposes their allocable portion of any income, gain or loss recognized by the liquidating trust or trusts. As a result of the transfer of property to the liquidating trust or trusts and the ongoing operations of the liquidating trust or trusts, stockholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust or trusts with which to pay such tax.

The tax consequences of the plan of dissolution may vary depending upon the particular circumstances of the stockholder. We recommend that each stockholder consult its own tax advisor regarding the Federal income tax consequences of the plan of dissolution as well as the state, local and foreign tax consequences.

Effect of Liquidation

The methods used by the Board of Directors and management in estimating the values of our assets are inexact and may not approximate values actually realized. The Board of Directors’ assessment assumes that estimates of our liabilities and operating costs are accurate, but those estimates are subject to numerous uncertainties beyond our control and also do not reflect any contingent or unmatured liabilities that may materialize or mature. For all these reasons, actual net proceeds distributed to stockholders in liquidation may be significantly less than the estimated amount discussed in this proxy statement. Moreover, no assurance can be given that any amounts to be received by our stockholders in liquidation will equal or exceed the price or prices at which our common stock has recently traded or may trade in the future.

Vote Required and Board Recommendation

The approval of the plan of dissolution requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Members of the Board of Directors and our executive officers who hold (or are deemed to hold) as of the record date an aggregate of approximately 50,000 shares of our common stock (less than 1% of the outstanding shares of common stock as of the record date) have indicated that they will vote in favor of the proposal.

The Board of Directors believes that the plan of dissolution is in the best interests of our stockholders and recommends a vote “FOR” this proposal. It is intended that the shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

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PROPOSAL NO. 3

FOLLOWING CONSUMMATION OF THE ASSET SALE IN PROPOSAL NO. 1,

TO AMEND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Subject to approval of and following consummation of the asset sale (see “Proposal No. 1 To Approve the Proposed Asset Sale”), we propose to amend our Amended and Restated Certificate of Incorporation to change our name to “S Wind-up Corporation”. Once the sale of assets to Group 1 has been completed, the terms of the Asset Purchase Agreement provide that we will no longer use the “Sagent” name, trademark, logo or service marks. We agree that we will only use the name “Sagent Technology” for 180 days after the closing of the sale of assets, and only for the purpose of winding up our affairs, and that promptly following the closing, we shall amend our Amended and Restated Certificate of Incorporation to delete the name “Sagent.” The text of the proposed certificate of amendment to amend our name is included herein as Annex C.

The change of our name will not affect the rights of any stockholder or the validity or transferability of stock certificates currently outstanding. Stockholders will not be required to surrender or exchange any stock certificates of the company that they currently hold. We will not change our trading symbol if the proposed amendment is approved because we intend to delist from The Nasdaq National Market shortly after filing the Certificate of Dissolution. If this proposal is approved, upon the closing of the sale of assets to Group 1, we will amend our Amended and Restated Certificate of Incorporation as provided above, which amendment will be effective upon filing with the Delaware Secretary of State.

The following resolution will be offered at the Special Meeting:

“RESOLVED, THAT THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IS HEREBY APPROVED.”

Vote Required and Board Recommendation

The amendment to our Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Members of the Board of Directors and our executive officers who hold (or are deemed to hold) as of the record date an aggregate of approximately 50,000 shares of our common stock (less than 1% of the outstanding shares of common stock as of the record date) have indicated that they will vote in favor of the proposal.

The Board of Directors believes that the amendment to our Amended and Restated Certificate of Incorporation is in the best interests of our stockholders and recommends a vote “FOR” this proposal. It is intended that the shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

30

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of the record date (except as otherwise indicated), by: (i) each person who is known by us to own beneficially more than five percent of our common stock, (ii) each of our current executive officers and each other individual who was one of our five most highly compensated executive officers during 2002, (iii) each of our directors, and (iv) all current directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

Applicable percentage ownership in the following table is based on the sum of 46,632,843 shares of common stock outstanding as of the record date and the number of shares of common stock issuable to entities and individuals indicated below pursuant to their options and restricted stock purchase rights exercisable within 60 days of the record date.

Beneficial Owner	Common Stock Beneficially Owned	Approximate Percentage Owned
5% Stockholders:
AWM Investment Company (1) 153 East 53rd Street, 55th Floor New York, NY 10022	5,479,235	11.7%

Zesigner Capital Group, Inc. (2) 320 Park Avenue, 30th Floor New York, NY 10022	3,704,800	8.0%

Directors and Executive Officers:
Irv Lichtenwald	50,000	*
All officers and directors as a group (8 persons)	50,000	*

*	Less than 1%. None of the options granted to all the Officers and Directors has exercise prices less than $0.19 closing price at May 28, 2003.

(1)	Based on Schedule 13G filed with the SEC on January 9, 2003.

(2)	Based on Schedule 13G filed with the SEC on February 14, 2003.

31

Other Matters

The Board of Directors does not know of any other matters that may come before the Special Meeting. However, if any other matters are properly presented at the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Additional Information

We are subject to the reporting requirements of the Securities Exchange Act of 1934, and we file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

In conjunction with this proxy statement, we are sending you a copy of our most recent Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended March 31, 2003.

By Order of the Board of Directors,

Andre M. Boisvert

Chairman of the Board and Chief Executive Officer

32

ANNEX A

ASSET PURCHASE AGREEMENT

by and between

GROUP 1 SOFTWARE, INC.

and

SAGENT TECHNOLOGY, INC.

dated as of

April 15, 2003

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS AND INTERPRETATION

i

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of April 15, 2003, by and between GROUP 1 SOFTWARE, INC., a Delaware corporation (“Purchaser”), and SAGENT TECHNOLOGY, INC., a Delaware corporation (“Seller”). Certain capitalized terms used in this Agreement have the meanings assigned to them in Article I.

WHEREAS, Seller is engaged in the business of developing, marketing and distributing software and related services (the “Business”);

WHEREAS, Seller wishes to sell, and Purchaser wishes to purchase, the Assets (as hereinafter defined), subject to the assumption by Purchaser of certain liabilities of Seller comprising the Assumed Liabilities (as hereinafter defined) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is contemplated that, subject to approval by Seller’s stockholders, as soon as reasonably practicable following the Closing, Seller shall wind up its operations and dissolve in accordance with Applicable Law;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1    Definitions.    For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Accounts Receivable” shall mean any and all trade accounts, notes and other receivables of Seller and its Subsidiaries and all claims relating thereto or arising therefrom.

“Acquisition Proposal” shall mean any proposal or offer made by any Person other than Purchaser or any Subsidiary of Purchaser to acquire all or a substantial part of the business or properties of Seller or any Seller Subsidiary or any capital stock of Seller or any Seller Subsidiary, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving Seller or any Subsidiary, division or operating or principal business unit of Seller.

“Affiliate” of a Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first mentioned Person.

“Agreement” or “this Agreement” shall mean this Asset Purchase Agreement, together with the Exhibits and Appendices hereto and the Disclosure Schedule.

“Ancillary Agreements” shall mean the Bill of Sale, the Lease Assignment Documents and the Assignment and Assumption Agreement.

“Applicable Law” shall mean any law, regulation, rule, order, judgment or decree to which the Business, the Assets, Seller or any of its Subsidiaries is subject.

“Applicable Rate” means a rate per annum equal to the “prime rate” as set forth in The Wall Street Journal “Money Rates” column plus one percent (1%).

“Assets” shall mean the assets of Seller set forth in Section 2.1.

“Associate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Balance Sheet” shall mean the most recent audited balance sheet of Seller and its consolidated subsidiaries included in the Financial Statements.

“Balance Sheet Date” shall mean the date of the Balance Sheet.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the States of California and Maryland are authorized or obligated to close.

“Closing” shall mean the closing referred to in Section 3.1.

“Closing Date” shall mean the date on which the Closing occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Computer Hardware” shall mean any computer hardware or peripheral device.

“Confidentiality Agreement” shall mean that certain letter agreement dated March 5, 2003 between Seller and Purchaser.

“Confidentiality Obligations” shall mean any confidentiality obligations set forth herein or in any other agreement to which each of the parties hereto are parties or by which each are bound, including the Confidentiality Agreement.

“Confidentiality Regulations” shall mean Treasury Regulation Section 1.6011-4(b)(3) or any successor provision of the Treasury Regulations promulgated under Section 6011 of the Code.

“Copyrights” shall mean, as they exist anywhere in the world, copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights.

“Databases” shall mean any compilation of data stored electronically and used in conjunction with any software Product used by or marketed, licensed, sublicensed or otherwise distributed by Purchaser.

“Defect” shall mean a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity; provided, however, that with regard to software products “Defect” shall mean the failure of the programming to perform as warranted or otherwise described in the concomitant standard user or technical document for it.

“Disclosure Schedule” shall mean the final disclosure schedule prepared and signed by Seller and delivered to Purchaser on or prior to April 19, 2003.

“DOJ” shall mean the Antitrust Division of the United States Department of Justice.

“Encumbrances” shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by Seller or any Seller Subsidiary, now or in the past, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” shall mean each federal, state, local and foreign law and regulation relating to pollution, protection or preservation of human health or the environment including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any liability for sales and value-added Taxes reflected on the Balance Sheet with respect to the Acquired Subsidiaries.

“Expenses” shall mean any and all reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

“Final Determination” means (i) with respect of Federal Income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD and (ii) with respect to Taxes other than Federal Income Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

“Financial Statements” shall mean (a) the consolidated balance sheet of Seller and Seller’s consolidated Subsidiaries as at December 31, 2001 and 2002 and the consolidated statements of income, shareholders’ equity and cash flows for the years ended December 31, 2001 and 2002, each certified by KPMG LLP, independent certified public accountants, whose reports thereon are included therein and (b) an unaudited consolidated balance sheet of Seller and Seller’s consolidated Subsidiaries as at March 31, 2003 and unaudited consolidated statements of income, shareholders’ equity and cash flows for the quarterly period then ended.

“FTC” shall mean the United States Federal Trade Commission.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course of Business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property and (vi) all guarantee obligations.

“Indemnified Party” shall have the meaning set forth in Section 10.4(a).

“Indemnitor” shall have the meaning set forth in Section 10.4(a).

“Intellectual Property” means all Copyrights, Internet Assets, Patents, Software, Trade Secrets, Trademarks, Databases and IP Licenses.

“IP Licenses” means all licenses, sublicenses, distributor agreements or permissions, including without limitation, the right to receive royalties or any other consideration relating to Copyrights, Internet Assets, Patents, Software, Trade Secrets and Trademarks.

“Internet Assets” means, as they exist anywhere in the world, domain names, Internet addresses and other computer identifiers, web sites, web pages and similar rights and items.

“Inventory” shall have the meaning set forth in Section 2.1(f).

“Knowledge of Seller” concerning a particular subject, area or aspect of the Business or affairs shall mean the actual knowledge, after due inquiry, of any of the directors or the following officers of Seller: Andre Boisvert, Mike Shannahan, Arthur Parker, Patty Szoka, Yasuhito Mori, Mark Whitney, Mike Hemmert Scott Willey, Ellen Raynor, Kenneth Bendix, and Steve Walden.

“Lease Assignment Documents” shall have the meaning set forth in Section 3.2(b).

“Leased Real Property” shall mean the leasehold interests held by Seller or any of its Subsidiaries under the Real Property Leases.

“Liabilities” shall mean the debts, liabilities, claims, security interests, Encumbrances (other than Permitted Encumbrances), demands, expenses, commitments and obligations (whether accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated, arising prior to, at or after the Closing) of Seller or its Subsidiaries.

“Loss Threshold” shall have the meaning set forth in Section 10.2(b)(ii).

“Losses” shall mean any and all losses, costs, claims, assessments, obligations, liabilities, settlement payments, interest, other carrying costs, diminution in value, awards, judgments, fines, penalties, damages, Expenses, deficiencies or other charges.

“Material Adverse Effect” or “Material Adverse Change” shall mean any change or changes, effect or effects, event or events, or circumstance or circumstances, that individually or in the aggregate are reasonably expected to be materially adverse to (i) the assets, properties, business, results of operations, income or condition (financial or otherwise) of Seller and its Subsidiaries, taken as a whole, the Business or the Assets or (ii) the ability of Seller to perform its obligations under this Agreement, other than changes: (a) resulting from or related directly to the announcement of the Transactions, (b) resulting from or related to the U.S. economy in general or any industries in which Seller operates in general (and not having a materially disproportionate effect on Seller relative to most other industry participants), (c) resulting from or related to changes in Applicable Law after the date hereof, or (d) resulting from or related to compliance with the terms of this Agreement.

“Materials of Environmental Concern” shall mean chemicals; pollutants; contaminants; wastes; toxic or hazardous substances, materials and wastes; petroleum and petroleum products; asbestos and asbestos-containing materials; polychlorinated biphenyls; lead and lead-based paints and materials; and radon.

“Net Assets” shall mean (i) the book value of the Assets, less (ii) the Assumed Liabilities (which includes, for purposes of this definition, the amount loaned by Purchaser to Seller pursuant to the Purchaser Loan Agreements in excess of the amount to be paid by Seller to CDC Software Corporation (“CDC”) pursuant to that certain Settlement Agreement, dated as of April 4, 2003 by and between Seller and CDC), calculated in accordance with GAAP.

“Notes” shall mean each of the secured promissory notes issued by Seller to Purchaser pursuant to that certain Note Purchase Agreement dated as of April 15, 2003 between Seller and Purchaser.

“Off-the-Shelf Software” means off-the-shelf software as such term is commonly understood, that is commercially available on a retail basis for less than $5,000 per CPU.

“Ordinary Course of Business” any action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Patents” means, as they exist anywhere in the world, patents, patent renewals and renewal rights, extension patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations, or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted).

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Permits” shall mean permits, certificates, licenses, filings, approvals and other authorizations of any Governmental Entity.

“Permitted Encumbrances” shall mean, other than with respect to Seller Intellectual Property (it being agreed and understood that, when used in this Agreement, the term Permitted Encumbrances shall not apply to, and shall not be used to modify or limit the scope of, any Encumbrances with respect to Intellectual Property owned by Seller) (a) statutory liens, charges, assessments, security interests, claims, obligations, understandings or arrangements for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which reserves are reflected in the Financial Statements; (b) mechanic’s, carrier’s, warehouseman’s, landlord’s, materialman’s, worker’s, repairer’s and similar statutory liens, charges, assessments, security interests, options, claims, mortgages, pledges, obligations, understandings or arrangements arising or incurred in the Ordinary Course of Business in amounts that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect; (c) zoning, entitlement, subdivision, building and other land use regulations imposed by Governmental Entities having jurisdiction over such property that are not violated by the current use and operation of such property; (d) covenants, conditions, restrictions, rights-of-way, easements and other similar matters whether or not of record affecting title to such property that do not materially interfere with the current use or the marketability of title of such property; (e) pledges or deposits in connection with, or to secure, workmen’s compensation, unemployment insurance pension or other employee benefits; (f) restrictions on transfer arising out of or related to securities Laws; (g) the Seller Agreements; and (h) Purchaser Encumbrances.

“Plan” shall mean each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Seller or by any ERISA Affiliate, or to which Seller or an ERISA Affiliate is party, whether written or oral, for the benefit of any director, employee or former employee of Seller or any Seller Subsidiary.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the close of business on the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the close of business on the Closing Date.

“Product” shall mean any product designed, developed, duplicated, shipped, sold, marketed, licensed, sublicensed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of Seller or any Seller Subsidiary, or any agent of Seller, including any product sold in the United States by Seller or any Seller Subsidiary as the distributor, agent, or pursuant to any other contractual relationship with a non-U.S. manufacturer.

“Purchase Price” shall have the meaning set forth in Section 2.5.

“Purchaser” shall have the meaning set forth in the Recitals.

“Purchaser Indemnified Parties” shall mean Purchaser and each of its Representatives and Affiliates.

“Purchaser Loan Agreements” shall mean that certain Note Purchase Agreement dated as of April 15, 2003 between Seller and Purchaser and the other agreements entered pursuant thereto, including the Security Agreement (as defined in the Note Purchase Agreement), the Pledge Agreement (as defined in the Note Purchase Agreement) and the Notes.

“Real Property Leases” shall mean the real property leases to which Seller and/or a Subsidiary of Seller is a party described in Schedule 2.1(c).

“Representative” shall mean any officer, director, employee, agent, advisor or consultant of a Person.

“Retained Assets” has the meaning set forth in Section 2.2.

“Retained Liabilities” has the meaning set forth in Section 2.4.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SEC” shall mean the United States Securities and Exchange Commission.

“Self-Help Mechanism” means any back door, time bomb, drop dead device, or other software routine designed to disable a computer program automatically with the passage of time, upon the occurrence of a defined event(s) or under the positive control of a Person other than an authorized licensee or owner of a copy of the program or the right and title in and to the program.

“Seller” shall have the meaning set forth in the Recitals.

“Seller Agreements” shall have the meaning set forth in Section 2.3.

“Seller Board of Directors” shall mean the board of directors of Seller.

“Seller Group” means any combined, consolidated, affiliated or unitary group, including within the meaning of Section 1504 of the Code or any similar provision under the tax laws of any state or foreign jurisdiction, of which any of the Seller, the Seller Subsidiaries or Acquired Subsidiaries is or has been a member.

“Seller Intellectual Property” shall mean all Intellectual Property that is currently used in the Business or that is necessary to conduct the Business as presently conducted.

“Seller Indemnified Parties” shall mean Seller and each of its Representatives Affiliates.

“Seller’s Trademarks and Logos” has the meaning set forth in Section 6.14.

“Seller Subsidiary” shall mean each Person which is a Subsidiary of Seller.

“Shares” shall mean shares of common stock, par value $.001, issued by Seller.

“Software” means, as they exist anywhere in the world, computer software programs, including, without limitation, all source code as fully commented source code as exists, object code, specifications, designs and documentation related thereto, definitions of files, fields of files, variables, details, parameters, installation and maintenance specifications, inputs and outputs (including codes and acronyms), program descriptions, file descriptions, formats and layouts, report descriptions and layouts, screen descriptions and layouts, graphical and non-graphical user interfaces, input documents, data elements, paper processing flowcharts, computer processing flowcharts, processing narratives, editing rules, password development and protection rules, telecommunications requirements, glossaries and manual procedures with respect to the aforesaid computer programming. Software shall include, without limitation, derivative works, customizations, supplemental works, interim works, works in progress and all other intellectual property rights, and portions thereof, with respect to the Software, whether or not fixed in a tangible medium of expression, moral rights, with respect to all computer platforms and configurations known or unknown (e.g., – PC, midrange, LAN, WAN, client server, mini, mainframe), all APIs, DLLs and other programming by which the Software integrates or communicates with other software and/or hardware/equipment, together with all concomitant installation, technical, functional or user documentation or specifications (the “Documentation”) regardless of the media on which the Documentation is contained.

“Statement of Net Assets” shall have the meaning set forth in Section 2.6(a).

“Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

“Survival Period” shall have the meaning set forth in Section 10.5(b).

“Tax” or “Taxes” shall mean all taxes, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, personal and real property (including leaseholds and interests in leaseholds), sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

“Tax Benefit” with respect to any event or adjustment for any Person means the positive excess, if any, of the Tax liability of such Person without regard to such event or adjustment over the Tax liability of such Person taking into account such event or adjustment, with all other circumstances remaining unchanged.

“Taxing Authority” means any governmental or regulatory authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

“Tax Return” shall mean any return (including estimated returns), report, information return, statement, declaration or other document (including any related or supporting information) filed or required to be filed with any United States federal, state, local or foreign Governmental Entity in connection with any determination, assessment or collection of any Tax or other administration of any laws, regulations or administrative requirements (collectively, “returns”) and any amended returns.

“Third Party” shall mean any Person other than Seller, Purchaser, or any of their respective Affiliates.

“Third Party Claim” shall have the meaning set has the meaning specified in Section 10.4(b).

“Title IV Plan” shall mean a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

“Trade Secrets” means, as they exist anywhere in the world, trade secrets, know-how, inventions, processes, procedures, databases, confidential business information, concepts, ideas, designs, research or development information, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, technical data, discoveries, modifications, extensions, improvements, and other proprietary information and rights (whether or not patentable or subject to copyright, mask work, or trade secret protection).

“Trademarks” means, as they exist anywhere in the world, trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof, and all goodwill related thereto.

“Transactions” shall mean all the transactions provided for or contemplated by this Agreement and/or the Ancillary Agreements.

“Transfer Tax” or “Transfer Taxes” shall mean any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to tax or interest with respect thereto.

“Unauthorized Code” means any virus, trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access; or to disable, erase, or otherwise harm any computer, systems, data or other electronically stored records or files or Software.

“Warn Act” shall mean the Worker Adjustment and Retraining Notification Act.

“Warranty Claim” shall mean any claim arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold or delivered by Seller or the Seller Subsidiaries (or products containing products manufactured by the Seller or the Seller Subsidiaries).

Section 1.2    Interpretation.    (a)    When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b)    Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c)    The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d)    The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)    A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f)    A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.1    Sale and Transfer of Assets.    On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall, and shall cause its Subsidiaries to sell, convey, assign, transfer and deliver to Purchaser and/or one or more of its Affiliates or Subsidiaries, and Purchaser and/or one or more of its Affiliates or Subsidiaries, shall purchase, acquire and accept from Seller and its applicable Subsidiaries, free and clear of any Encumbrances (other than Permitted Encumbrances), all right, title and interest in and to the assets, properties, rights, claims, contracts and businesses of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent or otherwise, and wherever located which are used in or are related to the Business, other than the Retained Assets, including:

(a)    all Intellectual Property;

(b)    except as otherwise provided in this Agreement, all rights of Seller and its Subsidiaries in and to all: (i) supply agreements, license agreements, advisory agreements, promotional agreements, confidentiality agreements (under which Seller or any Seller Subsidiary has provided information to a Third Party) to the extent related to the Assets, all purchase orders for the sale or purchase of goods and services, or both, and all other contracts and other agreements of whatever nature to which Seller or any Seller Subsidiary is a party, in each case to the extent set forth in Schedule 2.1(b) (which such schedule may be subsequently updated by mutual agreement of Purchaser and Seller within 5 Business Days of the date of this Agreement) and (ii) such other agreements entered into by Seller with respect to the providing of its products and services to end-users either directly or indirectly through Third Parties (e.g., software license, software maintenance, beta test, confidentiality or non-disclosure, OEM, VAR, reseller and distributor agreements) to the extent that each such agreement contains terms and conditions that are substantially equivalent to the terms and conditions contained in the corresponding form agreement used by Seller in the twelve (12) months preceding the date of this Agreement;

(c)    except as otherwise provided in this Agreement, all rights of Seller and its Subsidiaries in and to the Real Property Leases, to the extent set forth in Schedule 2.1(c) (which such schedule may be subsequently updated by mutual agreement of Purchaser and Seller within 5 Business Days of the date of this Agreement);

(d)    all books, files, data, customer and supplier lists, cost and pricing information, business plans, quality control records and manuals, blueprints, research and development files and all other records of Seller and its Subsidiaries, except to the extent necessary to effect an orderly dissolution of Seller and other than the minute books, stock record books, stock ledgers, Tax Returns, tax books and records and similar financial and other records of Seller or its Subsidiaries which (x) relate to income taxes, gross receipts Taxes and any Taxes imposed in lieu of such Taxes; and (y) in the case of all other Tax Returns and tax books and records, do not pertain primarily to the Business;

(e)    all personal computers, Computer Hardware, Software, data and other electronically stored records and electronic messages of Seller and its Subsidiaries, other than as set forth on Schedule 2.2(a);

(f)    all inventory, supplies, goods-in-transit, packaging materials and other consumables of Seller (the “Inventory”), including Inventory (A) in transit from suppliers of the Business or (B) held by suppliers of the Business;

(g)    all transferable Permits of Seller and its Subsidiaries related to the Business;

(h)    all machinery, vehicles, tools, equipment, furnishings, fixtures, furniture and spare parts owned or leased by Seller and its Subsidiaries, on the Closing Date other than as set forth in Schedule 2.2(a);

(i)    all advertising or promotional materials of Seller and its Subsidiaries;

(j)    all manufacturer’s warranties to the extent related to the Assets and all claims under such warranties;

(k)    all rights to the telephone numbers (and related directory listings) to the extent assignable without payment of pre-petition telephone bills, Internet domain names, and internet sites used by Seller and its Subsidiaries, other than as set forth on Schedule 2.2(a);

(l)    all prepaid expenses and deposits of Seller, other than those related to Retained Assets;

(m) all security deposits, earnest deposits and all other forms of security placed with Seller or its Subsidiaries for the performance of a contract or agreement which otherwise constitute a portion of the Assets, other than those set forth in Schedule 2.2(a);

(n)    except for amounts collected and receipt of payments due under the Retained Assets, all cash on hand or in banks, cash equivalents, marketable and non-marketable securities and other investments, all rights in any funds of any nature, bank and security accounts, safe deposit boxes and vaults and insurance policies, wherever maintained or held;

(o)    all shares of capital stock and/or equity interests in the subsidiaries, partnerships or joint ventures listed on Schedule 2.1(o) (which such schedule may be subsequently updated by mutual agreement of Purchaser and Seller within 5 Business Days of the date of this Agreement) (the “Acquired Subsidiaries”);

(p)    the Foreign Subsidiary Assets (as defined in Section 2.8), to the extent that Purchaser exercises the Purchase Option (as defined in Section 2.8);

(q)    the goodwill in or arising from the Assets and the Business;

(r)    all other assets and properties related to or used in connection with the Business, except as provided in Schedule 2.2(a); and

(s)    all rights, privileges, claims, demands, causes of action, prepayments, deposits, refunds, indemnification agreements with, and indemnification rights against, Third Parties, warranty claims (to the extent transferable), offsets and other claims of Seller and its Subsidiaries in respect of the above-listed Assets.

Section 2.2    Retained Assets.    Notwithstanding Section 2.1, all of Seller’s and its Subsidiaries’ right, title and interest in and to the following properties, assets and rights shall be excluded from the Assets (collectively, the “Retained Assets”):

(a)    all assets, properties, rights, claims and contracts listed in Schedule 2.2(a);

(b)    any assets and associated claims arising out of the Retained Liabilities;

(c)    all Tax refunds and recoveries and similar benefits of Seller and its Subsidiaries, other than Tax refunds and recoveries and similar benefits that relate to Taxes for which Purchaser is liable pursuant to Section 7.2;

(d)    any claims, counterclaims, offsets, defenses or causes of action arising prior to the Closing Date, other than to the extent relating to, or arising from, the Assets or Assumed Liabilities; and

(e)    all right, title and interest in and to all properties, assets and rights of Seller and its Subsidiaries that are not being transferred pursuant to Section 2.1 (including the Plans).

Section 2.3    Assumption of Liabilities.

(a)    At the Closing, Purchaser and/or one or more of its Affiliates or Subsidiaries shall assume, and shall be solely and exclusively liable only for (i) those obligations of Seller under the contracts, agreements, leases, licenses, permits, applications, unfilled sales and purchase orders, invoices and other commitments assigned to Purchaser pursuant to Sections 2.1(b) and (c) (collectively, the “Seller Agreements”) that arise, and relate to a period, on or after the Closing Date, including all unperformed and unfulfilled obligations expressly identified in such Seller Agreements incurred on or after the Closing Date in respect of services rendered or goods sold to or by Seller on or after the Closing Date which are required to be performed and fulfilled under the Seller Agreements; and (ii) those liabilities set forth on Schedule 2.3 (which such schedule may be subsequently updated by mutual agreement of Purchaser and Seller within 5 Business Days of the date of this Agreement) (collectively, the “Assumed Liabilities”).

(b)    Nothing contained in this Agreement shall require Purchaser or any of its Affiliates to pay, perform or discharge any Assumed Liability so long as it shall in good faith and by appropriate and legal means contest or cause to be contested the amount or validity thereof and shall have indemnified and have held harmless Seller and its Affiliates with respect thereto pursuant to the terms of this Agreement.

(c)    Nothing contained in this Section 2.3 or in any instrument of assumption executed by Purchaser at the Closing shall release or relieve Seller from its representations, warranties, covenants and agreements contained in this Agreement or any certificate, schedule, instrument, agreement or document executed pursuant hereto or in connection herewith, including, the obligations of Seller to indemnify Purchaser in accordance with the provisions of Article X hereto.

(d)    Notwithstanding the foregoing, Purchaser and its Affiliates shall not, and nothing in this Agreement shall require Purchaser and/or its Affiliates to, assume or be liable or otherwise be responsible for any Liabilities of Seller or its Subsidiaries with respect to any Plan (including, but not limited to, any Title IV Plan), except as may be required by law or pursuant to any Seller Agreement.

Section 2.4     Retained Liabilities.    Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume, and shall be deemed not to have assumed, any Liabilities of Seller, any of its Subsidiaries or the Business, except as specifically provided in Section 2.3(a). All other liabilities, known or unknown, contingent or otherwise shall remain the obligations of Seller. Retained Liabilities shall include all liabilities other than Assumed Liabilities, including but not limited to:

(a)    any and all liabilities incurred or assumed prior to the Closing Date relating to current or former employees of Seller or any Seller Subsidiary or any Plan;

(b)    any and all liabilities or potential liabilities in respect of pending or threatened litigation brought or to be brought in respect of events, circumstances or facts occurring prior to the Closing, including any indemnification claims relating to this Agreement or the Transactions; and

(c)    Taxes attributable to the Assets or the operations or the income of Seller, its Subsidiaries or any Seller Group for any Pre-Closing Tax Period, other than Excluded Taxes.

As between Seller and Purchaser, it is understood that Seller shall be solely and exclusively liable with respect to all Liabilities of Seller, its Subsidiaries and the Business, whether disclosed or undisclosed, whether known or unknown, whether fixed or contingent, other than the Assumed Liabilities (collectively, the “Retained Liabilities”).

Section 2.5    The Purchase Price.    The purchase price for the Assets (the “Purchase Price”) shall be $17,000,000, subject to adjustment after the Closing Date as provided in Section 2.6, payable in part through the forgiveness of the indebtedness evidenced by the Notes, with the balance to be paid in cash.

Section 2.6    Purchase Price Adjustment.

(a)    As promptly as practicable, but in any event not later than forty-five (45) days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller a balance sheet reflecting the Net Assets as of the Closing Date (the “Closing Balance Sheet”), which shall be audited by KPMG LLP, certified public accountants and certified by such firm to have been prepared in accordance with GAAP consistently applied and in substantially the manner used to prepare the audited Financial Statements. The Closing Balance Sheet shall be accompanied by a statement (the “Statement of Net Assets”) prepared by such accountants and setting forth the Net Assets. The Closing Balance Sheet and Statement of Net Assets shall be calculated in accordance with Schedule 2.6.

(b)    The Purchase Price shall be reduced by the amount, if any, by which (i) $6,300,000 less (ii) expenses for depreciation and amortization for the period April 1, 2003 until the Closing Date (such amount, not to exceed $300,000 per month (pro rated for the month during which the Closing occurs)) exceeds the Net Assets (such amount, if any, the “Purchase Price Adjustment”). The parties shall treat any reduction made pursuant to this Section 2.6(b) as an adjustment to the Purchase Price for all purposes.

(c)    Dispute Resolution.    If Seller in good faith disagrees with the Closing Balance Sheet or the Statement of Net Assets, then Seller shall notify Purchaser in writing (the “Notice of Disagreement”) of such disagreement within twenty (20) days after delivery of the Closing Balance Sheet and the Statement of Net Assets to Seller. The Notice of Disagreement shall set forth in reasonable detail the basis for the disagreement. Thereafter, Purchaser and

Seller, shall attempt in good faith to resolve and finally determine the Closing Balance Sheet and the Statement of Net Assets. If Purchaser and Seller are unable to resolve the disagreement within twenty (20) days after delivery of the Notice of Disagreement, then Purchaser and Seller shall select a mutually acceptable, nationally recognized independent accounting firm (such accounting firm being hereinafter referred to as the “Independent Accountant”) to resolve the disputed items and make a determination with respect thereto. Such determination will be made, and written notice thereof given to Purchaser and Seller within thirty (30) days after such selection. The determination by the Independent Accountant shall be final, binding and conclusive upon the parties hereto. The scope of such firm’s engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Notice of Disagreement, and the recalculation, if any, of the Closing Balance Sheet and the Statement of Net Assets in light of such resolution. The fees, costs and expenses of Purchaser in connection with the preparation of the Closing Balance Sheet and the Statement of Net Assets shall be shared equally by Purchaser, on the one hand, and Seller on the other hand. The fees, costs and expenses of the Independent Accountant, if any, selected in accordance with this Section 2.6(c) will be shared equally by Purchaser, on the one hand, and Seller on the other hand.

Section 2.7    Holdback.    At Closing, Purchaser shall retain Four Million Dollars ($4,000,000) of the Purchase Price (the “Holdback Amount”) in order to provide indemnity for the amount of the Purchase Price Adjustment. Within three (3) Business Days after the amount of the Purchase Price Adjustment becomes final in accordance with Section 2.6, Purchaser shall (i) retain for itself from the Holdback Amount an amount equal to the Purchase Price Adjustment; and (ii) remit to Seller the balance of the Holdback Amount (if any). Seller shall, to the extent the Holdback Amount is less than the Purchase Price Adjustment, pay to Purchaser by wire transfer of immediately available funds within three (3) Business Days after the amount of the Purchase Price Adjustment becomes final, the (i) amount by which the Purchase Price Adjustment exceeds the Holdback Amount, plus (ii) interest on such amount at the Applicable Rate for the period from Closing to the date of payment in full of such amount.

Section 2.8    Purchase Option.    Purchaser shall have the option (the “Purchase Option”), exercisable in its sole discretion, to purchase from Seller and/or the Seller Subsidiaries, certain assets of the Subsidiaries of Seller (other than the Acquired Subsidiaries) as set forth on Schedule 2.8 hereto (which such schedule may be subsequently updated by mutual agreement of Purchaser and Seller prior to completion within 5 Business Days of the date of this Agreement) (the “Foreign Subsidiary Assets”). Purchaser must deliver written notice (the “Exercise Notice”) of its exercise of the Purchase Option to Seller prior to completion of the Due Diligence Period, which notice shall specify which Foreign Subsidiary Assets Purchaser elects to purchase.

ARTICLE III

THE CLOSING

Section 3.1    The Closing.    The consummation of the transactions contemplated by this Agreement shall take place at the offices of Cadwalader, Wickersham & Taft LLP, 100 Maiden Lane, New York, New York 10038 at 10:00 a.m., New York city time, five Business Days following the satisfaction and/or waiver of all conditions to close set forth in Article VIII (other than conditions which can be satisfied only by the delivery of certificates, opinions or other documents at the Closing) unless another date or place is agreed in writing by each of the parties hereto.

Section 3.2    Deliveries by Seller.    At the Closing, Seller shall deliver or cause to be delivered to Purchaser (unless previously delivered), the following:

(a)    a duly executed Bill of Sale in form and substance customary in similar transactions;

(b)    duly executed counterparts of one or more instruments of assignment and assumption, substantially in form and substance customary in similar transactions, with respect to all Leased Real Property (the “Lease Assignment Documents”);

(c)    an estoppel certificate and consent from the landlord under each Real Property Lease in form satisfactory to Purchaser;

(d)    copies of all leases or subleases to Third Parties with respect to all or any portion of any of the Leased Real Property, together with an estoppel certificate from each tenant or subtenant thereunder in form satisfactory to Purchaser;

(e)    all documents of title and instruments of conveyance reasonably necessary to transfer record and/or beneficial ownership to Purchaser of all automobiles, trucks, trailers (and any other property owned by Seller or any of its Subsidiaries which require execution, endorsement and/or delivery of a document in order to vest record or beneficial ownership thereof in Purchaser) which constitute Assets pursuant to this Agreement;

(f)    assignments of the Patents, Trademarks and the other Intellectual Property rights in form and substance reasonably acceptable to Purchaser and its counsel and such confirmatory assignments as may be necessary to record in the United States Patent and Trademark Office, the assignment to Purchaser of the United States registered Trademarks and shall have executed such other confirmatory assignments prepared by Purchaser which are in substance reasonably acceptable to Seller and its counsel as Purchaser or its counsel deem to be reasonably necessary or advisable to record in state trademark offices;

(g)    duly executed Transfer Tax Returns to be filed in each jurisdiction in which any parcel of Leased Real Property is located;

(h)    executed copies of the Required Consents (as defined in Section 8.2(c)) and all other consents, waivers or approvals referred to in Section 4.4 that are obtained by Seller;

(i)    all documents containing or relating to “know-how” to be acquired by Purchaser pursuant hereto;

(j)    the certificates of counsel referred to in Section 8.2(b);

(k)    the certificates referred to in Section 8.2(i);

(l)    a certification of non-foreign status for Seller and Qualitative Marketing Software, Inc. in a form and manner which complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder;

(m)    all such other documents of title, deeds, endorsements, assignments and other instruments of sale, conveyance or transfer as, in the opinion of Purchaser’s counsel, are reasonably necessary to vest in Purchaser good and marketable title to the Assets; and

(n)    all other previously undelivered documents required to be delivered by Seller to Purchaser at or prior to the Closing in connection with the Transactions.

Section 3.3    Deliveries by Purchaser.    At the Closing, Purchaser shall deliver to Seller (unless previously delivered) the following:

(a)    each of the original Notes for cancellation pursuant to the terms hereof;

(b)    UCC termination statements and other documents evidencing the termination of all security interests securing the Notes;

(c)    a certified check (or, at Purchaser’s option, wire transfer) payable to Seller in the amount of (i) the Purchase Price less (ii) (A) the aggregate principal amount outstanding under the Notes and all accrued and unpaid interest, penalties or other amounts due thereon and (B) the Holdback Amount;

(d)    a duly executed instrument of assumption (the “Assignment and Assumption Agreement”) in form and substance customary in similar transactions;

(e)    a duly executed counterpart of each Lease Assignment Document applicable to Purchaser; and

(f)    such other documents as are required to be delivered by Purchaser to Seller pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as specifically set forth in the Disclosure Schedule, Seller represents and warrants to Purchaser that all of the statements contained in this Article IV are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and complete as of the Closing Date as though made on the Closing Date. Each exception set forth in the Disclosure Schedule and each other response to this Agreement set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and, except as otherwise specifically stated with respect to such exception, relates only to such section.

Section 4.1    Organization; Qualification.    Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has full corporate power and authority to carry on the Business as it is now being conducted and to own the properties and assets it now owns, and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect. Seller has heretofore made available to Purchaser complete and correct copies of the certificate of incorporation and by-laws of Seller as presently in effect.

Section 4.2    Subsidiaries and Affiliates.    The Disclosure Schedule sets forth the name, jurisdiction of incorporation and authorized and outstanding capital of each Seller Subsidiary and the jurisdictions in which each Acquired Subsidiary is qualified to do business. All the outstanding capital stock of each Seller Subsidiary is owned directly or indirectly by Seller free and clear of all Encumbrances (other than Permitted Encumbrances) and all material claims or charges of any kind, and is validly issued, fully paid and nonassessable. Each Seller Subsidiary (i) is a company validly existing, and, with respect to each Acquired Subsidiary only, in good standing (if applicable), under the laws of its jurisdiction of formation, (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns, and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect. Seller has heretofore made available to Purchaser complete and correct copies of the certificate of incorporation and by-laws or similar organization documents of each Seller Subsidiary, as presently in effect.

Section 4.3    Authorization; Validity of Agreement.    Seller has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and, subject to stockholder approval, to consummate the Transactions. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation by it of the Transactions have been duly authorized by the Seller Board of Directors, and, subject to stockholder approval, no other corporate action on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement, the Ancillary Agreements or the consummation by it of the Transactions. This Agreement and the Ancillary Agreements have been duly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery thereof by Purchaser, this Agreement and the Ancillary Agreements are valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4    Consents and Approvals; No Violations.    Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and state securities or blue sky laws, none of the execution, delivery or performance of this Agreement or the Ancillary Agreements by Seller, the consummation by Seller of any of the Transactions or compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, the by-laws or similar organizational documents of Seller or any Seller

Subsidiary, (ii) require any filing with, or Permit, authorization, consent or approval of, any Governmental Entity or other Person (including consents from parties to loans, contracts, leases and other agreements to which any Seller or any Seller Subsidiary is a party), (iii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, agreement, arrangement or understanding to which Seller or any Seller Subsidiary is a party or by which any of the Assets are bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Business, any of the Assets, Seller, any Seller Subsidiary or any of their properties or assets, except in the case of the foregoing clauses (ii), (iii) and (iv) as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.4(b)    of the Disclosure Schedule sets forth a list of each Seller Agreement that requires the consent, approval or waiver from any party to such Seller Agreement to assign or transfer such Seller Agreement to Purchaser or to otherwise consummate the Transactions.

Section 4.5    Financial Statements; SEC Filings.

(a) True and complete copies of the Financial Statements, together with the related auditor’s reports, are included in the Disclosure Schedule. The Financial Statements have been prepared from, are in accordance with and accurately reflect, the books and records of Seller and the Seller Subsidiaries, fully comply with applicable accounting requirements, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto), are true and correct and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Seller and the Seller Subsidiaries as of the times and for the periods referred to therein (subject, in the case of any unaudited statements, to normally recurring year-end audit adjustments which are not material either individually or in the aggregate).

(b) Seller has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2001 (the “Seller SEC Documents”), except for the Form 10-K for Seller’s fiscal year ended December 31, 2002. As of their respective dates, the Seller SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Seller SEC Documents, and none of the Seller SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Seller SEC Document has been revised or superseded by a later filed Seller SEC Document, none of the Seller SEC Documents filed since January 1, 2002 contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.6    Books and Records.    The books of account, minute books and other corporate records of Seller and the Seller Subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of Seller contain accurate and complete records of all meetings of, and corporate action taken by, the stockholders of Seller, the Seller Board of Directors and all committees of the Seller Board of Directors, and no meeting of any of such stockholders, the Seller Board of Directors or such committees has been held for which minutes have not been prepared and are not contained in such minute books. True and complete copies of all minute books of Seller and each Seller Subsidiary have heretofore been made available to Purchaser.

Section 4.7    No Undisclosed Liabilities.    Except (a) as disclosed in the Financial Statements, (b) for liabilities and obligations incurred in the Ordinary Course of Business since the Balance Sheet Date and (c) as set forth in Section 4.7 of the Disclosure Schedule, neither Seller nor any Seller Subsidiary has any liability or obligation of any nature, whether or not accrued, contingent or otherwise, that would have a Material Adverse Effect.

Section 4.8    Accounts Receivable.    Seller is the sole and absolute owner of each accounts receivable that comprise the accounts receivable line item (as reserved for doubtful accounts) in Seller’s Balance Sheet. Each such accounts receivable is based on an actual sale and delivery of goods and/or services rendered by Seller. Each of the accounts receivable is valid and, to the Knowledge of Seller, no such account receivable is in dispute. The account receivables have been properly recorded, subject to proper reserves for bad debt, on Seller’s books in accordance with GAAP.

Section 4.9    Disputed Accounts Payable.    To the Knowledge of Seller, there are no unpaid invoices or bills representing amounts alleged to be owed by Seller or alleged to be owed by any Seller Subsidiary, or other alleged obligations of Seller or any Seller Subsidiary, which Seller or any Seller Subsidiary has disputed or determined to dispute or refuse to pay.

Section 4.10    Prepayment of Seller Debt.    Except for the Purchaser Loan Agreements, no Indebtedness of Seller or any Seller Subsidiary contains any restriction upon (i) the prepayment of any Indebtedness of Seller or any Seller Subsidiary, (ii) the incurrence of Indebtedness by Seller or any Seller Subsidiary or (iii) the ability of Seller or any Seller Subsidiary to grant any lien on the properties or assets of Seller or any Seller Subsidiary. The Disclosure Schedule sets forth the amount of principal and unpaid interest outstanding under each instrument evidencing Indebtedness of Seller and any Seller Subsidiaries, if any, that will accelerate or become due or result in a right on the part of the holder of such Indebtedness (with or without due notice or lapse of time) to require prepayment, redemption or repurchase as a result of the execution of this Agreement or the consummation of any of the Transactions.

Section 4.11    Absence of Certain Changes.    Except as set forth in Section 4.11 of the Disclosure Schedule, since the Balance Sheet Date, neither Seller, the Business nor the Assets has or could reasonably be expected to have suffered a Material Adverse Effect. Since the Balance Sheet Date, the Business has been conducted, and the Assets utilized, only in the Ordinary Course of Business. Without limiting the generality of the foregoing, since the Balance Sheet Date, Seller has not:

(a)    except as set forth in Section 4.11 of the Disclosure Schedule, suffered any adverse change in its working capital, financial condition, results of operation, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects;

(b)    except as set forth in Section 4.11(b) of the Disclosure Schedule, incurred any liability or obligation (absolute, accrued, contingent or otherwise) except items incurred in the Ordinary Course of Business which do not exceed $25,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

(c)    except as set forth in Section 4.11(c) of the Disclosure Schedule, paid, discharged or satisfied any claim, liability or obligation (whether absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the Ordinary Course of Business since the Balance Sheet Date;

(d)    permitted or allowed any of its Assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance (other than Permitted Encumbrances);

(e)    cancelled any debts or waived any claims or rights of substantial value;

(f)    sold, transferred, or otherwise disposed of any of the Assets (real, personal or mixed, tangible or intangible), except in the Ordinary Course of Business;

(g)    disposed of or permitted to lapse any rights to the use of any Intellectual Property, or disposed of or disclosed to any Person other than representatives of Purchaser any trade secret, formula, process, know-how or other Intellectual Property not theretofore a matter of public knowledge;

(h)    granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee, except pursuant to the written agreements set forth on Section 4.11(h) of the Disclosure Schedule;

(i)    made any single capital expenditure or commitment in excess of $25,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of $100,000 for additions to property, plant, equipment or intangible capital assets;

(j)    declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of Seller or any Seller Subsidiary;

(k)    made any change in any method of accounting or accounting practice; or

(l)    agreed, whether in writing or otherwise, to take any action described in this section.

Section 4.12    Title to Properties; Encumbrances.

(a)    Personal Property.    Seller is the owner of the Assets other than the Leased Real Property and leased personal property, and, by the execution and delivery at the Closing of the instruments of transfer provided for herein and such other documents as may reasonably be requested by Purchaser or its counsel, Purchaser and/or one or more of its Affiliates or Subsidiaries, as the case may be, will be vested with good, valid and marketable title to each of the Assets other than the Leased Real Property and leased personal property (subject to their respective leases), free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)    Leased Real Property.    Section 4.12(b) of the Disclosure Schedule contains a list of all real property leased by Seller and used in connection with the operation of the Business as presently conducted and included in the Assets. Except as set forth in Section 4.12(b) of the Disclosure Schedule, each of such Real Property Leases is a valid and subsisting leasehold interest of Seller free of subtenancies and other occupancy rights and Encumbrances (other than Permitted Encumbrances) and is a binding obligation of Seller, enforceable against Seller in accordance with its terms, and is in full force and effect. There are no defaults under the Real Property Leases and no circumstances or events which, with notice or the passage of time or both, would constitute defaults under such leases except, in either of the foregoing instances, for defaults which would not have a Material Adverse Effect. Seller has provided Purchaser with complete and accurate copies of each such Real Property Lease.

(c)    Leased Personal Property.    Section 4.12(c) of the Disclosure Schedule contains a list of all personal property leased by Seller and used in connection with the operation of the Business as currently conducted and included in the Assets. Except as set forth in Section 4.12(c) of the Disclosure Schedule, each of such leases relating to leased personal property (the “Personal Property Leases”) is a valid and subsisting leasehold interest of Seller free of Encumbrances (other than Permitted Encumbrances) and is a binding obligation of Seller, enforceable against Seller in accordance with its terms, and is in full force and effect. There are no defaults under the Personal Property Leases and no circumstances or events which, with notice or the passage of time or both, would constitute defaults under such leases except, in either instance, for defaults which would have a Material Adverse Effect.

(d)    Owned Real Property.    Seller owns no real property.

Section 4.13    Real Property.    (a) To the Knowledge of Seller, there are no defects in the improvements and structures, fixtures or equipment located on or at the Leased Real Property which would substantially impair the conduct of the Business by Purchaser immediately following the Closing relative to the conduct of the Business on the date hereof.

(b)    Seller has not granted to any Person (other than pursuant to this Agreement) any right to occupy, possess, or otherwise encumber or acquire any portion of the Leased Real Property other than as set forth in Section 4.13(b) of the Disclosure Schedule.

Seller’s interests with respect to the Real Property Leases have not been assigned or pledged and are not subject to any Encumbrances (other than Permitted Encumbrances).

(c)    Seller is not a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Leased Real Property or other real property or any portion thereof or interest therein to any Person other than Purchaser.

(d)    There is no contract or agreement to which Seller is a party, other than the Seller Agreements and the other Permitted Encumbrances, affecting any of the Leased Real Property for which Purchaser will be responsible or liable after Closing.

(e)    Seller has not received any written notice of any pending, threatened or contemplated condemnation proceeding affecting any of the Leased Real Property or any part thereof or of any sale or other disposition of any of the Leased Real Property or any part thereof in lieu of condemnation.

(f)    Neither Seller nor any of its Subsidiaries has received any written notices from any Governmental Entity requiring or advising as to the need for Seller to make any repair, alteration, restoration or improvement in connection with the Leased Real Property that would have a Material Adverse Effect.

(g)    All of the Leased Real Property, and all components of all improvements material to Seller’s occupancy are in sufficient condition, working order and repair and do not require repair or replacement in order to serve their intended purpose. To the Knowledge of Seller, all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Real Properties are installed and operating and are sufficient to enable the Real Properties to continue to be used and operated in the manner currently being used and operated.

(h)    To the Knowledge of Seller, the Leased Real Property complies with all Applicable Laws, including without limitation, zoning, fire, safety and signage, except for such non-compliance as is not reasonably likely to have a Material Adverse Effect and no notice of violation of any such Applicable Law has been received by Seller or has been issued by any public or Governmental Entity with respect to any Leased Real Property.

(i)    To the Knowledge of Seller, no portion of or interest in any Leased Real Property is subject to any building or use restrictions (public or otherwise) that could restrict or prevent the continuation of the present use and operation of such Leased Real Property and no condemnation or eminent domain proceedings are pending or threatened with respect to any Leased Real Property.

(j)    To the Knowledge of Seller, no Leased Real Property is dependent for its access, operation or utility on any land, building or other improvement not part of the Leased Real Property, except pursuant to an easement that is coterminous with Seller’s occupancy right. Each Leased Real Property has legal, unobstructed access, both pedestrian and vehicular, to public rights of way. All utility systems required in connection with use, occupancy and operation of the Leased Real Property are sufficient for their present purposes, are fully operational and in working order, and are benefited by customary utility easements providing for the continued use and maintenance of such systems.

(k)    The Real Property Leases are in full force and effect; neither Seller nor any of its Subsidiaries has received any written notice or, to the Knowledge of Seller, oral notice, that any default, or condition which with the passage of time would constitute a default, exists under the Real Property Leases, except such notices as to which the alleged defaults have been cured or otherwise resolved and except, with respect to the Real Property Leases pertaining to property located other than in Mountain View, California and Boulder, Colorado only, for defaults that will not have a Material Adverse Effect.

(l)    True, correct and complete copies of the Real Property Leases, including any non-disturbance agreements relating thereto, have been delivered to Purchaser prior to the date hereof and such Real Property Leases have not been amended or modified since that date (except as indicated on such delivered documents).

(m)    To the extent that any property subject to a Real Property Lease is the subject of a security interest of a Third Party lender and such Real Property Lease is subordinate to such lender’s rights to the property subject to such Real Property Lease, Seller has a non-disturbance agreement with the landlord’s lender with respect to each Real Property Lease which shall be enforceable by Purchaser.

(n)    None of the Leased Real Property has been pledged by Seller or any of its Subsidiaries or is subject to any Encumbrance other than a Permitted Encumbrance (other than pursuant to this Agreement and Encumbrances in favor of Seller’s lenders and those which have been discharged at or prior to Closing).

(o)    The expiration date of each Real Property Lease is indicated on Section 4.13(o) of the Disclosure Schedule. All security deposits required under the Real Property Leases have been paid to and, to the Knowledge of Seller, are being held by the applicable landlord under the Real Property Leases.

(p)    To the Knowledge of Seller, the lessor under each Real Property Lease is not in material default of its obligations under such Real Property Lease and Seller has not received any notice from any such lessor of such lessor’s intention to exercise any option thereunder, the exercise of which is reasonably likely to have a Material Adverse Effect.

(q)    With respect to those Real Property Leases that were assigned or subleased to Seller or any of its Subsidiaries by a third party, all necessary consents to such assignments or subleases have been obtained and are in full force and effect and neither Seller nor any of its Subsidiaries has received any notice that any such third party’s acts or omissions has given rise to any breach of the underlying lease or sublease to which it is a party.

(r)    No termination rights have been exercised by any landlords with respect to the Mountain View, California or Boulder, Colorado Real Property Leases and, to the Knowledge of Seller, no termination rights have been exercised by any landlords with respect to all other Real Property Leases.

(s)    Section 4.13(s) of the Disclosure Schedule sets forth a summary of the construction allowances, if any, payable to Seller under the Real Property Leases which have not yet been disbursed to Seller.

(t)    Section 4.13(t) of the Disclosure Schedule sets forth all construction and material alteration projects currently ongoing at the Leased Real Property which have an unpaid estimated cost exceeding $25,000.

Section 4.14    Equipment.    The equipment owned or used by Seller and each Seller Subsidiary is structurally sound with no known defects and is in good operating condition and repair and is adequate for the uses to which it is being put. None of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost.

Section 4.15    Environmental Matters.    (a) Except as would not have a Material Adverse Effect, each of Seller and the Seller Subsidiaries is in full compliance with all Environmental Laws. Such compliance includes, but is not limited to, the possession by Seller and each of the Seller Subsidiaries of all Permits and other governmental authorizations required under all applicable Environmental Laws, and compliance with the terms and conditions thereof. Each Permit and other governmental authorization currently held by Seller or any Seller Subsidiary and required for the conduct of the Business as presently conducted pursuant to the Environmental Laws is specifically identified in the Disclosure Schedule.

(b)    Neither Seller nor any Seller Subsidiary has received any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that Seller or any Seller Subsidiary is not in full compliance with any Environmental Laws.

(c)    There is no Environmental Claim by any Person that is pending or, to the Knowledge of Seller, threatened against Seller or any Seller Subsidiary, or against any Person whose liability for any Environmental Claim Seller or any Seller Subsidiary has retained or assumed either contractually or by operation of law.

(d)    To the Knowledge of Seller, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against Seller or any Seller Subsidiary or, to the Knowledge of Seller, against any Person whose liability for any Environmental Claim Seller or any Seller Subsidiary has retained or assumed either contractually or by operation of law.

(e)    Without limiting the foregoing, the Disclosure Schedule specifically identifies: (i) all onsite and offsite locations where Seller or any Seller Subsidiary has (previously or currently) stored, disposed, or arranged for the disposal of Materials of Environmental Concern at which an Environmental Claim has been asserted or is reasonably foreseeable to be asserted; (ii) all underground storage tanks previously or currently owned or operated by Seller or any Seller Subsidiary; (iii) all Leased Real Properties at which asbestos or asbestos containing materials (“ACM”) have been abated, are likely to require abatement, are being maintained pursuant to an ACM Operations and Maintenance plan, or for which the development of an ACM Operations and Maintenance plan has been recommended; (iv) all Leased Real Properties at which Seller or any Seller Subsidiary has owned or operated electrical transformers, hydraulic equipment, or other items known or suspected to contain regulated concentrations of polychlorinated biphenyls (“PCBs”); and (v) all environmental liens, orders, judgments, and settlements related to Seller or any Seller Subsidiary or any Leased Real Property.

(f)    Seller has provided to Purchaser a copy of each assessment, report, datum, result of investigations or audit, and other information that is in the possession of or reasonably available to Seller or any Seller Subsidiary related to Seller’s or any Seller Subsidiary’s actions, business, or Leased Real Property.

(g)    There are no conditions or circumstances requiring, in relation to the Transactions, that Seller, any Seller Subsidiary, or Purchaser comply with any State property transfer law such as the New Jersey Industrial Site Recovery Act.

Section 4.16    Material Contracts.    (a) Section 4.16(a) of the Disclosure Schedule sets forth all of the following types of contracts and other agreements (whether written or oral, express or implied) to which Seller is a party or by or to which Seller, or its assets, properties or businesses is bound or subject (collectively, the “Material Contracts”):

(i)    contracts and other agreements with any current or former officer, director, employee, consultant, agent, other representative of Seller or with any Affiliate or Associate of Seller involving amounts in excess of $60,000;

(ii)    contracts and other agreements with any labor union or association representing any employee;

(iii)    contracts and other agreements for the sale of any of its assets or properties or for the grant to any Person of any preferential rights to purchase any of its assets or properties;

(iv)    joint venture, partnership and alliance agreements;

(v)    any confidentiality or non-disclosure agreements;

(vi)    any VAR, OEM, distribution, re-seller, joint development or software consultant agreements;

(vii)    contracts (i) containing any so-called “most favored nation” provisions or any similar provision requiring Seller or any Seller Subsidiary to offer a Third Party terms or concessions at least as favorable as offered to one or more other parties or (ii) containing any so-called “change of control” provisions.

(viii)    any take or pay or requirements contracts or agreements or any other contracts or agreements requiring Seller to pay in any one year more than $150,000 regardless of whether products or services are received;

(ix)    contracts and other agreements not cancelable without penalty by Seller on sixty (60) or fewer days’ notice calling for an aggregate purchase price or payments to or from Seller in any one year of more than $150,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements);

(x)    contracts and other agreements with clients, customers or any other Person for the sharing of fees, the rebating of charges or purchase price or other similar arrangements;

(xi)    contracts and other agreements with vendors, including purchase agreements for all Inventory calling for an aggregate purchase price or payments from Seller in any one year of more than $150,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements);

(xii)    contracts and other agreements containing covenants of Seller or any officer or employee of Seller pertaining to the right to compete or not compete in any line of business or similarly restricting its ability to conduct business with any Person or in any geographical area or covenants of any other Person not to compete with Seller in any line of business or restricting its ability to conduct business or in any geographical area;

(xiii)    all Real Property Leases and Personal Property Leases;

(xiv)    contracts and other agreements not cancelable without penalty by Seller on sixty (60) or fewer days’ notice requiring the payment by or to Seller of a royalty, override or similar commission or fee of more than $150,000 per annum;

(xv)    contracts and other agreements not cancelable without penalty by Seller on sixty (60) or fewer days’ notice relating to the sale or marketing of any products sold, distributed or marketed by Seller or services to be performed by Seller and involving an amount in excess of $150,000;

(xvi)    contracts and other agreements relating to the borrowing of money by Seller or any of its Subsidiaries, or the guarantee by Seller or any of its Subsidiaries of the payment of liabilities or performance of obligations of any other Person;

(xvii)    contracts and other agreements relating to creation of liens involving amounts in excess of $75,000;

(xviii)    contracts for the development of Software;

(xix)    contracts with Development Personnel referred to in Section 4.24(e);

(xx)    contracts that grant joint ownership rights to Seller and any other Third Party as to any Intellectual Property;

(xxi)    contracts that grant any current or executory rights in any source code for Software to any Person; and

(xxii)    any other contract and other agreement made outside the Ordinary Course of Business relating to Seller and involving an amount in excess of $150,000.

True and complete copies of all of the written Material Contracts (and written summaries of all oral Material Contracts) have been delivered to Purchaser, and the terms of all oral Material Contracts have been adequately described to Purchaser.

(b)    Except as set forth in Section 4.16(b) of the Disclosure Schedule, each Material Contract is in full force and effect, has not been modified or amended and constitutes the legal, valid and binding obligation of Seller or a Subsidiary of Seller, as the case may be, in accordance with the terms of such agreement. Each Material Contract is a legal, valid and binding obligation of the other party or parties to such Material Contract. In the past twelve months, neither Seller nor any Subsidiary of Seller has given or received a notice of breach or default under (whether written or, to the Knowledge of Seller, oral) or had any dispute with respect to any Material Contract which is pending and would be reasonably likely to result in a Material Adverse Effect. To the Knowledge of Seller, each Material Contract is valid and enforceable by Purchaser in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 4.17    Customers.    Section 4.17 of the Disclosure Schedule sets forth a list for the twelve months ended December 31, 2002 of the top 40 revenue producing customers of Seller and the Seller Subsidiaries (collectively, the “Key Customers”), including the amount of revenue received from such Key Customers for the twelve months ended December 31, 2002. Since January 1, 2002 there has been no actual or, to the Knowledge of Seller, threatened termination, cancellation or limitation of the business relationship of Seller or any of the Seller Subsidiaries with any one or more of the Key Customers. To the Knowledge of Seller, there exists no present condition or state of facts or circumstances involving any Key Customer and their relationships with Seller or any of the Seller Subsidiaries which would have a Material Adverse Effect on Seller.

Section 4.18    Insurance.    The Disclosure Schedule sets forth a true and complete list and description of all insurance policies, other insurance arrangements and other contracts or arrangements for the transfer or sharing of insurance risks by Seller, the Seller Subsidiaries or the Business in force on the date hereof with respect to the Business, together with a statement of the aggregate amount of claims paid out, and claims pending, under each such insurance policy or other arrangement through the date hereof. Seller and the Seller Subsidiaries have policies of insurance of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of Seller and the Seller Subsidiaries. All such policies are in full force and effect, all premiums due thereon have been paid by Seller or the Seller Subsidiaries, and Seller and the Seller Subsidiaries are otherwise in compliance in all material respects with the terms and provisions of such policies. Furthermore, (a) neither Seller nor any Seller Subsidiary has received any notice of cancellation or non-renewal of any such policy or arrangement nor, to the Knowledge of Seller, is the termination of any such policies or arrangements threatened, (b) to the Knowledge of Seller, there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements, (c) neither Seller nor any Seller Subsidiary has received any notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided for will not be available to Seller or any Seller Subsidiary in the future on substantially the same terms as now in effect and (d) none of such policies or arrangements provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting Seller or any Seller Subsidiary. A true and complete list of all outstanding claims for medical expenses in excess of $10,000 made by or with respect to any employee of Seller or any Seller Subsidiaries is set forth in the Disclosure Schedule. There is no claim pending or, to the Knowledge of Seller, threatened, under any director and officer insurance policy of Seller or any Seller Subsidiary, nor has any claim been made under any such policy.

Section 4.19    Casualties.    Since the Balance Sheet Date neither Seller nor any Seller Subsidiary has been affected in any way as a result of flood, fire, explosion or other casualty (whether or not material and whether or not covered by insurance).

Section 4.20    Litigation.    There is no action, suit, inquiry, proceeding or investigation (“Claim”) by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the Knowledge of Seller, threatened against or involving Seller or any Seller Subsidiary, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller or any Seller Subsidiary pursuant to this Agreement or in connection with the Transactions; and to the Knowledge of Seller there is no valid basis for any such action, proceeding or investigation. Neither Seller nor any Seller Subsidiary is subject to any judgment, order or decree which may have a Material Adverse Effect on its business practices or on its ability to acquire any property or conduct its business in any area.

Section 4.21    Compliance with Laws; Permits and Licenses.    (a) Except as would not have a Material Adverse Effect, Seller and its Subsidiaries are in compliance with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States federal, state, local and foreign governments and agencies thereof that affect the business, properties or assets of the Business or any of the Assets.

(b)    Except as would not have a Material Adverse Effect, Seller and its Subsidiaries have obtained all Permits necessary to conduct the Business as it is presently being conducted in accordance with the ordinances, rules, requirements and regulations of any Governmental Entity having jurisdiction over its properties or activities, and there has occurred no default under any such Permit.

(c)    Without limiting the foregoing, (i) the operations of the Business do not violate or fail to comply in any material respect with applicable health, fire, safety, zoning or building codes, laws or ordinances, rules or regulations; (ii) neither Seller nor any of its Subsidiaries has received any notice not heretofore complied with or in the process of being complied with, from any Governmental Entity having jurisdiction over its properties or activities, or any insurance or inspection body, that its operations or any of its properties, facilities, equipment or business procedures or practices fail to comply in all material respects with any Applicable Law, ordinance, regulation, building or zoning law, or requirement of any public authority or body; and (iii) there are no pending or, to the Knowledge of Seller, threatened actions or proceedings by any Governmental Entity alleging violations in any material respect of such codes, laws or ordinances.

Section 4.22     Employee Benefit Plans.    (a)    The Disclosure Schedule contains a true and complete list of all Plans. Neither Seller, nor any Seller Subsidiary nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or to modify or change any existing Plan that would affect any employee or former employee of Seller or any Seller Subsidiary, except as may be required under Applicable Law.

(b)    Seller has made available to Purchaser a true and complete copy of each Plan and any amendments thereto (or if a Plan is not a written Plan, a description thereof), each agreement creating or modifying any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.

(c)    Neither Seller nor any ERISA Affiliate has ever sponsored or maintained or had any direct or indirect liability with respect to any Plan subject to Title IV or Section 302 of ERISA.

(d)    Each Plan has been operated and administered in all material respects in accordance with its terms and Applicable Law and regulations, including but not limited to ERISA and the Code.

(e)    No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Seller or any Seller Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by Applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(f)    The consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director or officer of Seller or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer.

(g)    Except for routine claims for benefits, there are no pending, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan.

Section 4.23    Tax Matters.

(a)    Except as set forth on Schedule 4.23 (i) Seller, each Seller Subsidiary, and each Seller Group has filed or caused to be filed, and with respect to Tax Returns due between the date of this Agreement and the Closing Date, will timely file (including any applicable extensions) all Tax Returns required to be filed and all such Tax Returns are, or in the case of such Tax Returns not yet filed, will be, true, complete and correct in all material respects, (ii) all Taxes of Seller, each Seller Subsidiary and each Seller Group (whether or not reflected on such Tax Returns) attributable to a Pre-Closing Tax Period have been, or in the case of Taxes the due date for payment of which is between the date of this Agreement and the Closing Date, will be, timely paid in full.

(b)    Except as set forth on Schedule 4.23, the most recent audited financial statements for the Acquired Subsidiaries reflect an adequate reserve for all Taxes payable by the Acquired Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, and, in the case of Taxes owed as of the date hereof, an adequate reserve is (and until the Closing Date will continue to be) reflected in the accruals for Taxes payable on the current balance sheet of the Acquired Subsidiaries, other than accruals established to reflect timing differences and accruals reflected only in the notes thereto.

(c)    Except as set forth on Schedule 4.23, there are no liens for Taxes with respect to any of the assets or properties of the Seller or any Seller Subsidiary, other than statutory liens for Taxes not yet due.

(d)    Except as set forth on Schedule 4.23 (i) no Tax Return of the Seller, any Seller Group or any Seller Subsidiary has ever been examined by the Internal Revenue Service, (ii) no material Tax Return of the Seller, any Seller Group or any Seller Subsidiary is under audit or examination by any other Taxing Authority, and (iii) no notice of such an audit or examination has been received by the Seller, any Seller Subsidiary or any Seller Group.

(e)    Each deficiency resulting from any audit or examination relating to Taxes of Seller, each Seller Subsidiary and each Seller Group by any Taxing Authority has been timely paid. No issues relating to Taxes were raised by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The relevant statute of limitations is closed with respect to the Federal, foreign and material state and local Tax Returns of the Seller, each Seller Subsidiary and each Seller Group for all years through 1998. The Seller has made available to Purchaser documents setting forth the dates of the most recent audits or examinations of the Seller, each Seller Subsidiary and each Seller Group by any Taxing Authority in respect of Federal, foreign and material state and local Taxes for all taxable periods for which the statute of limitations has not yet expired.

(f)    None of Seller, any Seller Subsidiary or any Seller Group is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including, without limitation, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(g)    There are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any Tax Returns required to be filed with respect to the Seller, any Seller Group or any Seller Subsidiary and none of Seller, any Seller Subsidiary or any Seller Group has requested any extension of time within which to file any Tax return, which return has not yet been filed. No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of Seller, a Seller Group or any Seller Subsidiary.

(h)    Seller and each of the Seller Subsidiaries have complied in all respects with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under such laws.

(i)    Seller has made available to Purchaser (i) complete and correct copies of all material Tax Returns of Seller, each Seller Group and each Seller Subsidiary relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed to by or on behalf of Seller or any Seller Subsidiary or any Seller Group, and relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

(j)    None of the Acquired Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) within the two year period ending on the date of this Agreement or (ii) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the purchase of Shares contemplated by this Agreement.

(k)    None of the Acquired Subsidiaries is a United States real property holding company within the meaning of Section 897 of the Code.

(l)    Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(m)    Seller has authorized access to Purchaser to copies of the work papers of the outside auditors of the Seller and the Seller Subsidiaries with respect to the components of the accrual for deferred Taxes reflected on the Acquired Subsidiaries’ Balance Sheet under the captions “Deferred income taxes” and “Deferred income taxes current portion.”

(n)    None of the Acquired Subsidiaries has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for Federal income tax purposes or

(ii) made any similar election under any comparable provision of any state, local or foreign tax law.

(o)    Except as set forth in Section 4.22 of the Disclosure Schedule, Seller and the Seller Subsidiaries have properly and in a timely manner documented their transfer pricing methodology in compliance with Section 482 (and any related sections) of the Code, the Treasury regulations promulgated thereunder and any comparable provisions of state, local, domestic or foreign tax law.

Section 4.24    Intellectual Property.    (a)    As to Intellectual Property that Seller and the Seller Subsidiaries own, these property rights are held by Seller and Seller Subsidiaries free and clear of all Encumbrances, and Seller and Seller Subsidiaries have the rights consistent with the rights arising in such Intellectual Property under Applicable Law to use, make, prepare derivative works from, publicly display, reproduce, have made, sell, offer to sell, import, license, sublicense and otherwise exploit such Seller Intellectual Property owned by Seller and refrain from undertaking any of the foregoing activities, without payment due or accruing after the Closing Date to any Third Party (excepting payments for maintenance of IP registrations). Seller and the Seller Subsidiaries have the necessary rights pursuant to the IP Licenses to use, make, prepare derivative works from, publicly display, reproduce, have made, sell, offer to sell, import, license, sublicense and otherwise exploit such Seller Intellectual Property and refrain from undertaking any of the foregoing activities, in the manner in which such Intellectual Property has been employed in the twelve (12) months preceding the date of this Agreement and without payment due or accruing after the Closing Date to any Third Party except as set forth in Section 4.24(a) of the Disclosure Schedule. Upon transfer of the Seller Intellectual Property to Purchaser at Closing, Purchaser will own the Seller Intellectual Property described in the first sentence of this Section 4.24(a), free and clear of all Encumbrances, and will have the rights consistent with the rights arising in such Intellectual Property under Applicable Law to use, make, prepare derivative works from, publicly display, reproduce, have made, sell, offer to sell, import, license, sublicense and otherwise exploit such Seller Intellectual Property and refrain from undertaking any of the foregoing activities, without payment due or accruing after the Closing Date to any Third Party (excepting payments for maintenance of IP registrations). Upon transfer of the Seller Intellectual Property to Purchaser at Closing, subject to Purchaser’s payments of applicable license fees and royalties as set forth in Section 4.24(j), with the obtaining at Closing of the Required Consents, Purchaser will have the necessary rights pursuant to the IP Licenses (to the extent such rights are granted by the terms of such IP Licenses and subject to the applicable license terms and restrictions) to use, make, prepare derivative works from, publicly display, reproduce, have made, sell, offer to sell, import, license, sublicense and otherwise exploit such Seller Intellectual Property and refrain from undertaking any of the foregoing activities, without payment due or accruing after the Closing Date to any Third Party except as set forth in Section 4.24(a) of the Disclosure Schedule.

(b)    Section 4.24(b) of the Disclosure Schedule sets forth all registrations, issuances, filings and applications for any Intellectual Property filed by Seller, the Seller Subsidiaries or any predecessors in the five year period prior to the date hereof, specifying as to each item, as applicable: the nature of the item, including the title; the owner of the item; the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and the issuance, registration, or application numbers and dates.

Except for the abandoned Trademarks noted in Section 4.24(b) of the Disclosure Schedule, all registrations with respect to the Seller Intellectual Property are in full force and effect, and, to the Knowledge of Seller, all applications for registrations with respect to the Intellectual Property are proceeding without any opposition.

(c)    Section 4.24(c) of the Disclosure Schedule sets forth all material IP Licenses under which Seller or any Seller Subsidiary is a (i) licensee, or (ii) licensor, distributor, or reseller. Seller and the Seller Subsidiaries have substantially performed all accrued obligations imposed on them pursuant to the IP Licenses. Seller and the Seller Subsidiaries have made all payments to date required under all material IP Licenses, and are not, nor to the Knowledge of Seller or any Seller Subsidiary, is another party thereto in breach of or default thereunder, nor is there any event that with notice or lapse of time or both would constitute a default thereunder. To the Knowledge of Seller, all of the material IP Licenses are valid, enforceable, and in full force and effect, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought. Subject to the Required Consents and except as set forth in Section 4.24(c) of the Disclosure Schedule, (i) to the Knowledge of Seller, the material IP Licenses will continue to be valid, enforceable and in full force and effect immediately following the completion of the Transactions, and (ii) the Transactions will not result in the termination of, or otherwise require the consent of any party to, any material IP License.

(d)    All of Seller’s and the Seller Subsidiaries’ rights in the Seller Intellectual Property (except for those rights pursuant to IP Licenses) are valid and enforceable. To the Knowledge of Seller, all of Seller’s and the Seller Subsidiaries’ rights in the IP Licenses are valid and enforceable. Seller and the Seller Subsidiaries have taken all necessary actions to maintain and protect each item of Seller Intellectual Property owned or purported to be owned by Seller or any Seller Subsidiary. Seller and the Seller Subsidiaries have taken reasonable precautions under the circumstances to protect the secrecy and confidentiality and value of their Trade Secrets and the proprietary nature and value of the Intellectual Property owned by Seller or a Seller Subsidiary. None of Seller’s or any Seller Subsidiary’s Trade Secrets, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed to any employee, representative or agent of Seller, a Seller Subsidiary or any other Person not obligated to maintain such material Trade Secret in confidence pursuant to a confidentiality agreement or understanding entered into with Seller or the applicable Seller Subsidiary, except as required by the applicable patent office pursuant to the filing of a patent application by Seller or the applicable Seller Subsidiary.

(e)    Each present or past Employee, officer, consultant or any other Person (collectively, the “Development Personnel”) who developed any part of any Seller or Seller Subsidiary product or any material Intellectual Property that is part of such product has executed a valid and enforceable agreement with Seller or the applicable Seller Subsidiary that is substantially in the form of Seller’s standard employee agreement, a copy of which is attached on Section 4.24(e) of the Disclosure Schedule. None of the Development Personnel has made any written or, to the Knowledge of Seller any oral, claim of ownership (including, without limitation, copyrights or patent rights) regarding the Seller Intellectual Property, nor to the Knowledge of Seller does any such Development Personnel have colorable claim of right to such, except as may be provided under Applicable Law.

(f)    To the Knowledge of Seller, no former employer of any employees of Seller or any Seller Subsidiary has made a written or, to the Knowledge of Seller any oral, Claim against such employee that such employee is utilizing or infringing upon Intellectual Property of such former employer.

(g)    Except as set forth in Section 4.24(g) of the Disclosure Schedule, it is not necessary for Seller’s or any Seller Subsidiary’s business to use any Intellectual Property owned by any present or past director or officer of Seller or any Seller Subsidiary.

(h)    None of the Intellectual Property created by Seller or whose ownership has been purchased, by corporate merger or asset acquisition, by Seller that constitutes products or services owned and used, developed, sold, licensed, imported or otherwise exploited by Seller or any Seller Subsidiary infringes upon or otherwise violates any Intellectual Property rights of any Person. To the Knowledge of Seller, none of the Intellectual Property licensed by Seller pursuant to IP Licenses that constitutes products or services owned and used, developed, sold, licensed, imported or otherwise exploited by Seller or any Seller Subsidiary infringes upon or otherwise violates any Intellectual Property rights of any Person. To the Knowledge of Seller, no Person is infringing upon or otherwise violating the Intellectual Property owned by Seller or any Seller Subsidiary.

(i)    There are no Claims pending with respect to which Seller has received any notice, or, to the Knowledge of Seller, threatened, (i) contesting the right of Seller or any Seller Subsidiary to use, copy, prepare derivative works, make, have made, sell, offer to sell, import, license, sublicense or otherwise exploit any of Seller’s or any Seller Subsidiary’s products or services currently or previously made, had made, sold, offered for sale, licensed, imported or made available to any person or used or otherwise exploited by Seller or any Seller Subsidiary or (ii) opposing or attempting to cancel any of Seller’s or any Seller Subsidiary’s rights in or to any Seller Intellectual Property.

(j)    Neither Seller nor any Seller Subsidiary is party to or bound by any license or other agreement requiring the payment by Seller or any Seller Subsidiary of a royalty or license payment over $150,000 due or accruing after the date hereof, excluding such agreements relating to Off-the-Shelf Software.

(k)    Neither Seller nor any Seller Subsidiary is bound by any non-competition or similar agreement that would be binding upon Purchaser after completion of the transactions contemplated by this Agreement.

(l)    All material Software constructing a product currently sold or licensed by Seller or any Seller Subsidiary, and all Third Party computer programming delivered with or otherwise a part of any such Software, is listed on Section 4.24(l) of the Disclosure Schedule. The Software performs in substantial conformance with its concomitant standard user and technical documentation, and Seller has made available to Purchaser the complete, most current bug list and enhancement list for the Software. No claims have been made with respect to the Software or Documentation under any insurance coverage including, but not limited to, errors and omissions insurance.

(m)    Section 4.24(m) of the Disclosure Schedule lists all material software of others (“Third Party Software”) that is necessary in order for the Seller Software to perform in accordance with its standard documentation.

(n)    All Software developed by Seller or any Seller Subsidiary has been developed in the United States subsequent to April, 1995.

(o)    Except as set forth on Section 4.24(o) of the Disclosure Schedule, no copies of the source code for Software constituting a product of Seller has been provided to any Third Party except in connection with a standard escrow arrangement. Neither Seller nor any Seller Subsidiary has licensed a Third Party to use any material unregistered Trademark of Seller or a Seller Subsidiary except for rights to use the same granted to distributors, resellers, and sales agents in connection with the sale of the Software.

(p)    Seller has made available to Purchaser: (i) a record or copy of the substance of all material complaints from any customer regarding the performance of the Software or the Documentation which have been received from January 1, 2001 through Closing, and (ii) the complete, most current bug list and enhancement list for the Software. Materiality, for the purposes of this Section 4.24(p), shall mean that the particular program complained of does not conform to the applicable warrantee(s) provided by Seller.

(q)    Other than pursuant to this Agreement, Seller is not a party to any contract or obligation whereby an absolute or contingent right to purchase, obtain or acquire ownership of or exclusive rights to Seller Intellectual Property has been granted to any Person, except as set forth on Section 4.24(q) of the Disclosure Schedule.

(r)    Neither Seller nor any Seller Subsidiary is nor, as a result of the execution, delivery or performance of this Agreement or the consummation of the Transactions contemplated hereby, will be, in violation of any material agreement relating to any Seller Intellectual Property, except with respect to those agreements that cannot be transferred to Purchaser without the consent of a Third Party (other than those agreements identified on the Required Consent list delivered by Purchaser).

Section 4.25    Labor Matters.    (a)    There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout actually pending, or to the Knowledge of Seller, threatened against or affecting Seller or any Seller Subsidiary and during the past five years there has not been any such action.

(b)    Neither Seller nor any Seller Subsidiary is a party to or bound by any collective bargaining or similar agreement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of Seller or any Seller Subsidiary.

(c)    No labor union has been certified by the National Labor Relations Board as bargaining agent for any of the employees of Seller or any Seller Subsidiary; no notice has been received from any labor union stating that it has been designated as the bargaining agent for any of said employees; and no petition has been filed by any labor union requesting an election to determine whether or not it is the exclusive bargaining agent for any of said employees.

(d)    To the Knowledge of Seller, none of the employees of Seller or any Seller Subsidiary is represented by any labor organization and, to the Knowledge of Seller, there have been no union organizing activities among the employees of Seller or any Seller Subsidiary within the past five years, nor does any question concerning representation exist concerning such employees.

(e)    A true and complete copy of each written personnel policy, rule and procedure applicable to employees of Seller or any Seller Subsidiary has been made available to Purchaser.

(f)    Each of Seller and each of the Seller Subsidiaries is, and has at all times been, in compliance, in all material respects, with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices, as defined in the National Labor Relations Act or other Applicable Laws.

(g)    There is no unfair labor practice charge or complaint against Seller or any Seller Subsidiary pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or any similar state or foreign agency.

(h)    To the Knowledge of Seller, no charge with respect to or relating to Seller or any Seller Subsidiary is pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.

(i)    Neither Seller nor any Seller Subsidiary has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to Seller or any Seller Subsidiary, and no such investigation is in progress.

(j)    There are no complaints, lawsuits or other proceedings pending or, to the Knowledge of Seller, threatened in any forum by or on behalf of any present or former employee of Seller or any Seller Subsidiary, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(k)    Since the enactment of the WARN Act, (i) neither Seller nor any Seller Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller or any Seller Subsidiary, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Seller or any Seller Subsidiary, (iii) neither Seller nor any Seller Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law or regulation and (iv) none of Seller’s or any Seller Subsidiary’ employees has suffered an “employment loss” (as defined in the WARN Act) during the six-month period prior to the date hereof.

Section 4.26    Personnel.    The Disclosure Schedule sets forth a true and complete list of (i) the names and current salaries of all directors and elected and appointed officers of each of Seller and the Seller Subsidiaries; and (ii) the wage rates for non-salaried and non-executive salaried employees of each of Seller and the Seller Subsidiaries by classification. Neither Seller nor any Seller Subsidiary is in default with respect to any of its obligations referred to in the preceding sentence. To the Knowledge of Seller, no officer, key employee or group of employees has any plans to terminate employment with Seller or any Seller Subsidiary as a result of the Transactions or otherwise.

Section 4.27    Warranties; Product Claims.

(a)    The products manufactured by Seller and the Seller Subsidiaries and sold to end user customers and, to the Knowledge of Seller, the products manufactured by Seller and the Seller Subsidiaries and sold for use by original equipment manufacturer customers or the products sold by Seller or the Seller Subsidiaries but manufactured by Third Parties, are in substantial conformance with its documentation and comply in all material respects with all Applicable Laws.

(b)    Seller has made available to Purchaser the complete, most current bug list and enhancement list for the Software.

Section 4.28    Potential Conflict of Interest.    No officer or director of Seller or any Seller Subsidiary owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any Person that is, a competitor, lessor, lessee, customer or supplier of Seller or which conducts a business similar to any business conducted by Seller. No officer or director of Seller or any Seller Subsidiary (a) owns or holds, directly or indirectly, in whole or in part, any Seller Intellectual Property, (b) has any claim, charge, action or cause of action against Seller or any Seller Subsidiary, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) has made, on behalf of Seller or any Seller Subsidiary, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of Seller or any Seller Subsidiary (or, to the Knowledge of Seller, a relative of any of the foregoing) is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity) or (d) owes any money to Seller or any Seller Subsidiary or (e) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Seller or any Seller Subsidiary.

Section 4.29    Propriety of Past Payments.    (a) No unrecorded fund or asset of Seller or any Seller Subsidiary has been established for any purpose, (b) no accumulation or use of corporate funds of Seller or any Seller Subsidiary has been made without being properly accounted for in the books and records of Seller or such Subsidiary, (c) no payment has been made by or on behalf of Seller or any Seller Subsidiary with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment and (d) none of Seller, any Seller Subsidiary, any director, officer, employee or agent of Seller or any Seller Subsidiary or any other Person associated with or acting for or on behalf of Seller or any Seller Subsidiary has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for any of Seller, any Seller Subsidiary or any Affiliate of Seller in securing business, (ii) to pay for favorable treatment for business secured for any of Seller, any Seller Subsidiary or any Affiliate of Seller, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of any of Seller, any Seller Subsidiary or any Affiliate of Seller or (iv) otherwise for the benefit of any of Seller, any Seller Subsidiary or any Affiliate of Seller in violation of any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty (including existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans relating to Leased Real Property). Neither Seller nor any Seller Subsidiary nor any current director, officer, agent, employee or other Person acting on behalf of Seller or any Seller Subsidiary, has accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value.

Section 4.30    Bank Accounts.    The Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Seller or any Seller Subsidiary maintains safe deposit boxes, checking accounts or other accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

Section 4.31    Sufficiency of Assets.    Except for the Retained Assets, the Assets constitute substantially all of the assets of Seller used in the Business as conducted by Seller prior to the date hereof.

Section 4.32    Brokers or Finders.    Neither Seller nor any of its Subsidiaries or its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

Section 4.33    Certain Intercompany Notes.    All intercompany notes between Seller, on the one hand, and any of the Acquired Subsidiaries, on the other hand, shall be contributed to the capital of debtor as of the Closing Date and no further payments shall be due thereunder.

Section 4.34    Disclaimer of Other Representations and Warranties.    Except as expressly set forth in this Article IV, Seller makes no representation or warranty, express or implied, at law or in equity, including, without limitation, with respect to merchantability or fitness for any particular purpose of any of its assets (including, without limitations, the Assets).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that:

Section 5.1    Organization.    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the Transactions.

Section 5.2    Authorization; Validity of Agreement.    Subject to authorization by the Board of Directors of Purchaser, Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions have not been authorized by the Board of Directors of Purchaser. Other than such authorization by the Board of Directors of Purchaser, no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation of the Transactions. No vote of, or consent by, the holders of any class or series of stock issued by Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation by it of the Transactions. Subject to authorization by the Board of Directors of Purchaser, this Agreement has been duly executed and delivered by Purchaser, and, assuming due and valid authorization, execution and delivery hereof by Seller, is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3    Consents and Approvals; No Violations.    Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act and state securities or blue sky laws, none of the execution, delivery or performance of this Agreement by Purchaser, the consummation by Purchaser of the Transactions or compliance by Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Purchaser’s ability to consummate the Transactions.

Section 5.4    Brokers or Finders.    Neither Purchaser nor any of its Subsidiaries or its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions, except Investee, Inc., whose fees and expenses will be paid by Purchaser in accordance with Purchaser’s agreement with such firm.

Section 5.5    Availability of Funds.    Purchaser currently has access to sufficient immediately available funds in cash or cash equivalents, and shall at the Closing have sufficient immediately available funds, in cash, to pay all amounts payable pursuant to this Agreement and to consummate the Transactions, including, but not limited to, payment of the Purchase Price.

Section 5.6    Litigation.    As of the date of this Agreement, there is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Entity pending or, to the Knowledge of Seller, overtly threatened against or involving Purchaser that is expected to have a material adverse effect on Purchaser’s ability to consummate the Transactions or that questions or challenges the validity of this Agreement or any action taken or to be taken by Purchaser pursuant to this Agreement or in connection with the Transactions.

ARTICLE VI

COVENANTS

Section 6.1    Interim Operations of the Business.    Seller covenants and agrees that, after the date hereof and prior to the Closing Date, except (i) as expressly provided in this Agreement, (ii) as set forth in the Disclosure Schedule, or (iii) as may be agreed in writing by Purchaser:

(a)    the Business shall be conducted in the same manner as heretofore conducted and in the Ordinary Course of Business, and each of Seller and the Seller Subsidiaries shall use reasonable best efforts to preserve the organization of the Business intact, except with the written consent of Purchaser not to be unreasonably withheld, keep available the services of the current officers and employees of the Business and maintain the existing relations with OEMs, distributors and other resellers, customers, suppliers, creditors, business partners and others having significant business dealings with the Business. The Business shall not institute any new methods of manufacture, purchase, sale, lease, management, accounting or operation;

(b)    Seller shall: (i) take all action reasonably required to preserve and protect the Seller Intellectual Property; and (ii) use commercially reasonable efforts to (A) maintain the books, records and accounts of the Business in the usual, regular and Ordinary Course of

Business on a basis consistent with Seller’s past practice and in accordance with GAAP; and (B) maintain, preserve and protect all of the Assets in the condition in which they exist on the date hereof, except for ordinary wear and tear;

(c)    Seller shall not modify, amend or terminate any of its leases or material contracts in any material respect or in any manner adverse to Seller or Purchaser, or waive, release or assign any material rights or claims, to the extent included in the Assets, except in the Ordinary Course of Business;

(d)    Seller shall not enter into any material commitment or transaction (including any capital expenditure or purchase, sale or lease of assets or real estate), other than in the Ordinary Course of Business, except as contemplated by this Agreement;

(e)    Seller shall not lease, license, mortgage, pledge or encumber any Assets other than in the ordinary and usual course of business, consistent with Seller’s past practice, or transfer, sell or dispose of any Assets other than in the Ordinary Course of Business, or dispose of or permit to lapse any rights to any Intellectual Property (other than Off-the-Shelf Software which does not affect the ability of Seller to conduct the business as presently conducted);

(f)    Seller shall not make any increase in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in the Ordinary Course of Business of wages payable to employees who are not officers or directors or Affiliates of Seller) or to Persons providing management services, or enter into or amend any employment, severance, consulting, termination or other agreement with or make any loan or advance to, any of its officers, directors, employees, Affiliates, agents or consultants other than in the Ordinary Course of Business and not in excess of $5,000;

(g)    Seller shall not (i) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, except as required by Applicable Law to the extent Seller or a Seller Subsidiary is unconditionally obligated to do so on the date hereof or as required pursuant to the terms of any such plan for participants following the date hereof, or (ii) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing, except as required by Applicable Law;

(h)    Seller shall not permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Purchaser, except policies which are replaced without diminution of or gaps in coverage;

(i)    except to comply with existing contractual obligations or commitments, Seller shall not enter into any contract or transaction relating to the purchase of assets other than in the Ordinary Course of Business;

(j)    Seller shall not pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements or incurred since the Balance Sheet date in the Ordinary Course of Business (taking into account the planned dissolution of Seller);

(k)    Seller shall not, and shall cause each of the Acquired Subsidiaries or Foreign Subsidiaries from whom Assets will be acquired pursuant to the Purchase Option not to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization without the written consent of Purchaser, not to be unreasonably withheld;

(l)    Seller shall not, and shall cause each Seller Subsidiary not to (i) change in any material respects any of the accounting methods used by it unless required or permitted by GAAP or (ii) make any election relating to Taxes, change any election relating to Taxes already made, adopt any accounting method relating to Taxes, change any accounting method relating to Taxes unless required by GAAP, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

(m)    Seller shall deliver to Purchaser at or prior to the Closing a certificate, in form and substance reasonably satisfactory to Purchaser and consistent with Treasury Regulation Section 1.897-2(h), certifying that the Acquisition is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act;

(n)    Seller shall deliver to Purchaser a complete and accurate list setting forth the following information as of March 31, 2003, with respect to the Acquired Subsidiaries: (i) the basis of each Acquired Subsidiary in its respective assets (including any intangible assets), (ii) the amount of any net operating losses, net capital losses, unused investment or other credits, unused foreign Tax, or excess charitable contributions of the Acquired Subsidiaries, and any limitations thereon, and (iii) the amount of any deferred gain or loss allocable to the Acquired Subsidiaries arising out of any prior intercompany transaction;

(o)    Seller shall not, and shall cause each of the Seller Subsidiaries not to, take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article VIII not being satisfied, or would make any representation or warranty of Seller contained herein inaccurate in any material respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of Seller or Purchaser to consummate the Closing in accordance with the terms hereof or materially delay such consummation; and

(p)    Seller shall not, and shall cause each of the Seller Subsidiaries not to, enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

Section 6.2    Access; Confidentiality.    (a) Between the date of this Agreement and the Closing, Seller shall (i) afford Purchaser and its authorized representatives full and complete access to Seller’s employees and during normal working hours to all books, records, offices and other facilities of Seller and each Seller Subsidiary, (ii) permit Purchaser to make such inspections and to make copies of such books and records as it may reasonably require and (iii) furnish Purchaser with such financial and operating data and other information as Purchaser may from time to time reasonably request. Purchaser and its authorized representatives shall conduct all such inspections under the supervision of personnel of Seller in a manner that will minimize disruptions to the business and operations of Seller and the Seller Subsidiaries and in a manner as to maintain the confidentiality of this Agreement. Nothing herein shall require Purchaser or Seller to disclose any information to the other if such disclosure would: (a) cause significant competitive harm to it or its Affiliates or their respective competitive positions if the Transactions are not consummated; (b) jeopardize any attorney-client or other legal privilege; or (c) contravene any Applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which it or its Affiliates is a party); provided, however, that if Purchaser or Seller, as the case may be, relies on this sentence of Section 6.2(a) as a basis for such non-disclosure, Purchaser or Seller, as the case may be, shall nevertheless inform the other the general nature of the information not being disclosed and the basis for such non-disclosure.

(b)    Purchaser and its authorized representatives (including its designated engineers or consultants) may upon reasonable notice and at any time enter into and upon all or any portion of Seller’s properties included in the Assets (including all Leased Real Property) in order to investigate and assess, as Purchaser deems necessary or appropriate in its sole and absolute discretion, the environmental condition of such properties or the business conducted thereat. Seller shall, and shall cause the Seller Subsidiaries to, cooperate with Purchaser and its authorized representatives in conducting such investigation, shall allow Purchaser and its authorized representatives full access to their properties and businesses, together with full permission to conduct such investigation, and shall provide to Purchaser and its authorized representatives all plans, soil or surface or ground water tests or reports, any environmental investigation results, reports or assessments previously or contemporaneously conducted or prepared by or on behalf of, or in the possession of or reasonably available to Seller or any Seller Subsidiary or any of their engineers, consultants or agents and all other information relating to environmental matters in respect of their properties and businesses.

(c)    The provisions of the Confidentiality Agreement shall remain binding and in full force and effect until the Closing. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, the Confidentiality Obligations as they relate to the transactions contemplated by this Agreement shall not apply to the purported or claimed Federal income tax treatment of the transactions (the “Tax Treatment”) or to any fact that may be relevant to understanding the purported or claimed Federal income tax treatment of the transactions (the “Tax Structure”), and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the Tax Treatment and Tax Structure of the transactions contemplated by this Agreement and any materials of any kind (including any tax opinions or other tax analyses) that relate to the Tax Treatment or Tax Structure. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to any tax matter or tax idea related to the transactions contemplated by this Agreement. The preceding sentence is intended to ensure that the transactions contemplated by this Agreement shall not be treated as having been offered under conditions of confidentiality for purposes of the Confidentiality Regulations and shall be construed in a manner consistent with such purpose. The information contained herein, in the Disclosure Schedule or delivered to Purchaser or its authorized representatives pursuant hereto shall be subject to the Confidentiality Agreement as Information (as defined and subject to the exceptions contained therein) until the Closing and, for that purpose and to that extent, the terms of the Confidentiality Agreement are incorporated herein by reference. All obligations of Purchaser under the Confidentiality Agreement shall terminate simultaneously with the Closing. Except as otherwise provided herein, Seller shall, and shall cause each Seller Subsidiary and their consultants, advisors and representatives to, treat after the date hereof as strictly confidential (unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law) the terms of this Agreement and all nonpublic, confidential or proprietary information concerning Seller and each Seller Subsidiary, and Seller shall not, and shall cause each Seller Subsidiary and their consultants, advisors and representatives not to use such information to the detriment of Seller, any Seller Subsidiary or Purchaser, and Purchaser shall, and shall cause its consultants, advisors and representatives to, treat after the date hereof as strictly confidential (unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law) the terms of this Agreement and all nonpublic, confidential or proprietary information concerning Purchaser, and Purchaser shall not, and shall cause each its consultants, advisors and representatives not to use such information to the detriment of Seller or Purchaser.

Section 6.3    Efforts and Actions to Cause Closing to Occur.    (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and Seller shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any Applicable Laws) to consummate the Closing and the other Transactions as promptly as practicable including, but not limited to the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, Permits, qualifications, exemptions or waivers by any Third Party or Governmental Entity.

(b)    Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party hereto shall promptly inform the other parties of any written communication received by such party from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of Permits (including environmental Permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, Seller shall use its reasonable best efforts to effect such transfers, amendments or modifications.

(c)    Seller shall use its reasonable best efforts to obtain, prior to the Closing, the unconditional release of each Person holding a mortgage or lien on the Assets.

(d)    In addition to and without limiting the agreements of the parties contained above, Seller and Purchaser shall (if required);

(i)    take promptly all actions necessary to make the filings required of them or any of their Affiliates under the HSR Act;

(ii)    comply at the earliest practicable date with any request for additional information or documentary material received by Seller or Purchaser or any of their Affiliates from the FTC or the DOJ pursuant to the HSR Act or from any state Attorney General or other Governmental Entity in connection with antitrust matters;

(iii)    cooperate with each other in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Transactions commenced by the FTC, DOJ, any state Attorney General or any other Governmental Entity;

(iv)    use all reasonable commercial efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any antitrust law; and

(v)    advise the other parties promptly of any material communication received by such party from the FTC, DOJ, any state Attorney General or any other Governmental Entity regarding any of the Transactions, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, DOJ, any state Attorney General or any other Governmental Entity in connection with the Transactions.

Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, Seller and Purchaser shall each request early termination of the HSR Act waiting period.

(e)    Notwithstanding the foregoing or any other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act, neither Seller nor any of the Seller Subsidiaries shall be entitled or required to divest or hold separate or otherwise take or commit to take any action that limits Purchaser’s freedom of action with respect to, or its ability to retain, the Assets, without Purchaser’s prior written consent.

(f)    Notwithstanding the foregoing or any other covenant herein contained, nothing in this Agreement shall be deemed to require Purchaser (i) to divest or hold separate any assets or agree to limit its future activities, method or place of doing business, (ii) to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions or (iii) to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of, or impose limitations on, any of the Transactions.

(g)    Purchaser shall not take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in

Article VIII not being satisfied, or would make any representation or warranty of Purchaser contained herein inaccurate in any material respect at the Closing Date, or that would materially impair the ability of Seller or Purchaser to consummate the Closing in accordance with the terms hereof or materially delay such consummation.

Section 6.4    Notification of Certain Matters.    (a) From time to time prior to the Closing, Seller shall promptly supplement or amend the Disclosure Schedule with respect to any matter arising after the delivery thereof pursuant hereto that, if existing at, or occurring on, the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule (a “Post-Signing Matter”). No supplement or amendment of the Disclosure Schedule made after the delivery of the Disclosure Schedule shall be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect for the purpose of determining satisfaction of the conditions set forth in Article VIII hereof or the compliance by Seller with any covenant set forth herein or the indemnification provided for in Article X hereof; provided, however, that if Purchaser elects to close the Transactions after receiving notice of a Post-Signing Matter, Purchaser shall not be entitled to indemnification as provided for by Article X in respect of breach of representations and warranties relating to such Post-Signing Matter.

(b)    Seller shall give notice to Purchaser, and Purchaser shall give notice to Seller, promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) any condition set forth in Article VIII to be unsatisfied in any material respect at the Closing Date and (ii) any material failure of Seller or Purchaser, respectively, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that (x) the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and (y) the failure to give such notice shall not be required from and after the time the party to whom such notice is to be given has actual knowledge of the information required to be included in such notice.

(c)    Seller shall deliver to Purchaser copies of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity relating to the United States federal, state, local or foreign Taxes due from or with respect to Seller or any Seller Subsidiary and (ii) any closing agreements entered into by Seller or any Seller Subsidiary with any taxing authority, which come into the possession of Seller after the date hereof.

Section 6.5    Stockholders’ Meeting.    In order to consummate the transactions contemplated by this Agreement, Seller, acting through its Board of Directors, shall, in accordance with applicable law and its organizational documents:

(a)    duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable after the expiration of the Due Diligence Period for the purpose of voting on the approval and adoption of this Agreement and the Transactions;

(b)    prepare and, as promptly as practicable after the expiration of the Due Diligence Period, file with the SEC a preliminary proxy statement relating to this Agreement and the transactions contemplated hereby (the “Proxy Statement“) and use its best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and to respond promptly to any comments made by the SEC with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement to be mailed to its stockholders at the earliest practicable time, provided however, prior to filing or mailing of the Proxy Statement, Seller shall allow Purchaser to review and make reasonable comments on the Proxy Statement;

(c)    subject to Section 6.6, include in the Proxy Statement the recommendation of the Board of Directors of Seller that stockholders of Seller vote in favor of the approval of this Agreement and the transactions contemplated hereby; and

(d)    use commercially reasonable efforts to solicit from holders of shares of its common stock proxies in favor of Seller and shall take all other action necessary or, in the reasonable opinion of Seller, advisable to obtain approval of the transactions contemplated by this Agreement from stockholders holding at least a majority of the shares entitled to vote.

Section 6.6    No Solicitation.    (a) Seller shall not, and shall not authorize or permit any Seller Subsidiary, or any officers, directors, employees, agents, or representatives of Seller or any Seller Subsidiary (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by Seller or any Seller Subsidiary), to, directly or indirectly, initiate, solicit, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries, any expression of interest, or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or enter into or maintain or continue discussions or negotiations regarding, or furnish to any person or entity any information with respect to, any Acquisition Proposal or agree to or endorse any Acquisition Proposal; provided, however, that if, at any time during the period that commences on the date hereof and ends on the date on which the stockholders of Seller authorize the Transactions (the “Applicable Period”), the Board of Directors of Seller may, in response to an Acquisition Proposal that (i) was not solicited in breach of this Section 6.6(a), and (ii) is determined by the Board of Directors of Seller to be reasonably likely to lead to a Superior Proposal, (A) furnish information with respect to Seller and the Seller Subsidiaries to any person or entity making such Acquisition Proposal pursuant to a confidentiality agreement with provisions no less favorable to Seller than the provisions of the Confidentiality Agreement and (B) participate in discussions or negotiations regarding such Superior Proposal.

(b)    For purposes of this Agreement, “Superior Proposal” means any offer not solicited by Seller made by a third party to consummate an Acquisition Proposal on terms which the Board of Directors of Seller determines in good faith (after consultation with outside counsel and following the advice of its financial advisor) (i) to be more favorable to Seller’s stockholders than this Agreement, (ii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Seller, is reasonably capable of being obtained by such third party without material delay and (iii) for which, in the good faith judgment of the Board of Directors of Seller, no regulatory approvals are required, including antitrust approvals, that would not be obtained in a timely manner.

(c)    Neither Seller nor the Board of Directors of Seller or any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board of Directors or such committee of this Agreement or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, unless, in the case of either (i) or (ii), the Board of Directors of Seller determines in good faith (after consultation with outside counsel) that failure to do so would be reasonably likely to result in a breach of the fiduciary duties of such Board under Applicable Law. In the event that such a determination is made by the Board of Directors of Seller, Seller may, during the Applicable Period, terminate this Agreement pursuant to Section 9.1(g) (and concurrently with or after such termination, if it so chooses, to enter into an agreement with respect to a Superior Proposal), but only at a time that is after the third business day following Purchaser’s receipt of written notice advising Purchaser that the Board of Directors of Seller is prepared to make such determination (during which period Seller shall negotiate in good faith with Purchaser concerning any new proposal by Purchaser), specifying the material terms and conditions of such Superior Proposal.

(d)    In addition to the obligations of Seller set forth elsewhere in this Section 6.6, Seller shall promptly (and no later than 48 hours) advise Purchaser orally (with such oral advice to be promptly confirmed in writing) of any request for information or of any inquiry with respect to an Acquisition Proposal and the material terms and conditions of such request, inquiry or Acquisition Proposal. Seller will promptly keep Purchaser informed of the status and details (including amendments or changes or proposed amendments or changes) of any such request, inquiry or Acquisition Proposal.

Section 6.7    Non-Compete.    Without the express prior written consent of Purchaser, Seller shall not, at any time during the five-year period immediately following the Closing Date, directly or indirectly, own, manage, control or participate in the ownership, management or control of, or be related or otherwise affiliated in any manner with, any business similar to the Business; and provided, further, that the foregoing shall not prohibit Seller or its Affiliates from, individually or collectively, owning as a passive investment 5% or less of the equity of any publicly traded entity. Seller agrees that it shall not, and shall not permit its Affiliates to, for a period of one year after the Closing Date, seek to employ any person employed by Purchaser or any of its Affiliates or Subsidiaries as of the Closing Date.

Section 6.8    Subsequent Actions.    If at any time after the Closing Purchaser will consider or be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm ownership (of record or otherwise) in Purchaser, its right, title or interest in, to or under any or all of the Assets or otherwise to carryout this Agreement, Seller shall, or shall cause the appropriate Seller Subsidiary to, execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be requested by Purchaser in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or otherwise to carry out this Agreement.

Section 6.9    Employee Matters.

(a)    As of the Closing, Purchaser may, in its discretion, offer to employ any hourly or salaried employee of Seller or any of its Subsidiaries under such terms and conditions as Purchaser may determine.

(b)    Except as set forth on Schedule 2.3, Seller shall retain, and Purchaser shall not assume, any Plans (including, Title IV Plans) or any other arrangement or agreements (including with respect to any retention or sale bonus arrangements of Seller) relating to the employees of Seller or any of its Subsidiaries. All Liabilities to, or relating to, the Plans (including, all multiemployer Plans), and all Liabilities to, or relating to, any employee of Seller or any of its Subsidiaries, shall be Retained Liabilities, and Purchaser shall have no obligation or liability with respect to such Plans, arrangements or agreements. Purchaser and Seller shall take all actions necessary to cause the retention by Seller of all such Plans.

(c)    Seller shall comply with the requirements of the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”) as though the Closing hereunder constituted a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act or any state law applicable to or affecting any site of employment, facility, operating unit, or employee of the Business.

Section 6.10    Purchaser Due Diligence Period.    Purchaser shall have the right to conduct due diligence, interview employees and customers of Seller and shall be entitled to review the books, records and operations of Seller and the Seller Subsidiaries and to receive from Seller and any of the Seller Subsidiaries any and all financial, legal and other information reasonably necessary to complete its due diligence investigation of Seller, the Seller Subsidiaries, the Business, the Assets and Liabilities. On the tenth (10th) day following the date upon which Seller delivers to Purchaser the Disclosure Schedules (the “Initial Investigation Period”), Purchaser shall evaluate the status of its due diligence investigation, and Purchaser and Seller shall mutually agree on a reasonable period of no less than five (5) days in which Purchaser shall be entitled to complete its due diligence investigation following such ten (10) day period; provided, however, that in the event the parties are unable to agree on a reasonable period prior to the conclusion of such ten (10) day period, such ten (10) day period shall be extended for five (5) days (such extended period as agreed upon between Purchaser and Seller, or if no agreement among Purchaser and Seller is reached, such five (5) day period being herein referred to as the “Extended Investigation Period” and, together with the Initial Investigation Period, the “Due Diligence Period”). In the event the last day of the Due Diligence Period shall fall on a day that is not a Business Day, the next following Business Day shall be the last day of the Due Diligence Period.

Section 6.11    Purchaser Board Meeting.    Within 5 Business Days following completion of the Due Diligence Period (the “Purchaser Board Approval Period”), Purchaser shall hold a meeting of its Board of Directors (the “Purchaser Board Meeting”) to consider the approval of this Agreement and the consummation of the Transactions, and executive management of Purchaser shall, subject to satisfactory completion of due diligence, recommend that the Board of Directors of Purchaser approve the Agreement and the consummation of the Transactions. Purchaser shall promptly notify Seller of the results of such Purchaser Board Meeting.

Section 6.12    Estoppel Certificates.    During the period from the date hereof through the Closing Date, Seller shall request an estoppel certificate from the landlord under each Real Property Lease certifying that each such Real Property Lease is in full force and effect, that there are no defaults thereunder or any conditions that with the passage of time or the giving of notice, or both, would constitute a default thereunder (including, that all current rent and additional rent thereunder has been paid), or an estoppel certificate in the form so provided for under any such Real Property Lease.

Section 6.13    General Cooperation.    From the date hereof through the Closing, Seller will use its good faith efforts to operate the Business in such a manner as to achieve a smooth transition consistent with the mutual business interests of Seller and Purchaser. In this regard, Seller and Purchaser agree that they will enter into good faith discussions concerning the Business, including, but not limited to, personnel policies and procedures, and other operational matters relating to the Business.

Section 6.14    Use of Seller’s Name and Logo.    It is expressly agreed that Purchaser is purchasing, acquiring or otherwise obtaining all right, title or interest in and to the name “Sagent Technology” or any trade names, Trademarks, identifying logos or service marks related thereto or employing the words “Sagent Technology” or any part or variation of any of the foregoing or any confusingly similar trade names, Trademarks or logos owned by Seller (collectively, the “Seller’s Trademarks and Logos”). Seller agrees that, within ninety (90) days following on the Closing Date, Seller shall cease and desist, and cause all of its Affiliates, Subsidiaries or licensees to cease and desist, from all further use of Seller’s Trademarks and Logos being transferred herein, and will adopt new trade names, Trademarks, identifying logos and service marks related thereto which are not confusingly similar to Seller’s Trademarks and Logos being transferred herein; provided, however, that Seller and each Seller Subsidiary may continue to use its current corporate name for a period not to exceed 180 days after Closing, but only to effect an orderly winding-up of its business affairs (it being agreed and understood that this proviso shall not be applicable to the Acquired Subsidiaries). Promptly following the Closing, Seller shall amend the charter documents of Seller and its Subsidiaries to delete the name “Sagent”.

Section 6.15    Further Assurances.    Each party shall cooperate with the other parties, and execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and to make all filings with and to obtain all consents, approvals or authorizations of any Governmental Entity or other regulatory authority or any other Person under any Permit, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by another party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

Section 6.16    Termination of Certain Distribution Agreements.    At the request of Purchaser, Seller shall, or shall cause its Subsidiaries to, terminate or cancel, effective as of the Closing Date, any distribution agreements (other than agreements (i) that are Assets acquired by Purchaser hereunder or (ii) to which an Acquired Subsidiary is a party ) to the extent such distribution agreements limit in any way Purchaser’s ability to distribute any Assets on a worldwide basis.

ARTICLE VII

Tax matters

Section 7.1    Transfer Taxes.    All Transfer Taxes attributable to the transfer of the Assets and any Transfer Taxes required to effect any recording or filing with respect thereto shall be borne equally by Purchaser and for Seller and the parties shall take commercially reasonable steps to minimize Transfer Taxes. Seller and Purchaser shall cooperate to timely prepare and file any Tax Return or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, and Seller shall timely file any such Tax Return and timely pay any associated Transfer Taxes unless Purchaser is required to file such Tax Return by applicable law. With respect to such Tax Returns filed by Seller, Purchaser shall pay to Seller, not later than 5 Business Days before the due date for payment of such Transfer Taxes, an amount equal to 50% of the Transfer Taxes shown on such return or other filing, and Seller shall, following the filing thereof, promptly furnish to Purchaser a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax. With respect to any such returns or filings required to be filed by Purchaser, Seller shall pay to Purchaser, not later than 5 Business Days before the due date for payment of such Transfer Taxes, an amount equal to 50% of the Transfer Taxes shown on such return or other filing, and Purchaser shall, following the filing thereof, promptly furnish to Seller a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax.

Section 7.2    Tax Return Filings.

(a)    (i) Seller shall, or shall cause the Acquired Subsidiaries to, timely prepare and file with the relevant Taxing Authorities all Tax Returns for any taxable periods of the Acquired Subsidiaries the due date for filing of which, determined taking into account extensions, is on or before the Closing Date; provided that Seller shall furnish Purchaser with a copy of such returns at least 60 days before such returns are due, and no such Tax Returns shall be filed with any Taxing Authority without Purchaser’s written consent. Any Tax Returns described in the preceding sentence shall be prepared on a basis consistent with the past practices of Seller and the Seller Subsidiaries, except to the extent otherwise required by applicable law, and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions).

(ii)    Seller shall prepare, or cause to be prepared, all Tax Returns relating to the Assets (other than the Acquired Subsidiaries) the due date for filing of which, determined taking into account extensions, is on or prior to the Closing Date. Seller shall be liable for and shall indemnify Purchaser, its Affiliates and each of their respective officers, directors, employees, stockholders, agents, and representatives against all liability for any Taxes related to the Assets, Seller, the Seller Subsidiaries or any Seller Group (other than Excluded Taxes which shall be the responsibility of Purchaser) attributable to periods ending on or prior to the Closing Date.

(b)    Purchaser shall prepare and file, or shall cause to be filed:

(i)    all Tax Returns with respect to the Assets (including the Acquired Subsidiaries) the due date for filing of which, determined taking into account extensions, is after the Closing Date. Seller shall be liable for and shall indemnify Purchaser, its Affiliates and each of their respective officers, directors, employees, stockholders, agents, and representatives against all liability for any Taxes related to the Assets, Seller, the Seller Subsidiaries or any Seller Group attributable to a Pre-Closing Tax Period other than Excluded Taxes.

(ii)    all Tax Returns relating to the Assets (including the Acquired Subsidiaries) for any taxable period that begins before the Closing Date and ends after the Closing Date (each such taxable period, a “Straddle Period”, and such Taxes, “Straddle Period Taxes”), whether imposed or assessed before or after the Closing Date, other than Straddle Period Tax Returns that Seller is required to file by applicable law. Seller shall be liable for and shall indemnify Purchaser, its Affiliates and each of their respective officers, directors, employees, stockholders, agents, and representatives against all liability for (i) in the case of any Straddle Taxes other than Straddle Period Taxes based upon income or receipts, the amount of such Straddle Period Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Straddle Period Taxes based upon or related to income or receipts, the amount which would be payable if the relevant Tax period ended as of the close of business on the Closing Date; provided, however, that Seller shall not be liable for any Excluded Taxes. Any credits relating to a Straddle Period shall be taken into account as though the relevant Straddle Period ended on the Closing Date. With respect to any such Straddle Period returns or filings, the non-filing party shall pay to the filing party, not later than 5 Business Days before the due date for payment of such Straddle Period Taxes, an amount equal to the portion of such Straddle Period Taxes for which the non-filing party is liable under this Section 7.2, and the filing party shall, promptly following the filing thereof, furnish to the non-filing party a copy of such return or other filing and a copy of a receipt showing payment of any such Straddle Period Tax.

(c)    With respect to any Tax Return filed by Purchaser pursuant to this Section 7.2, Seller shall reimburse Purchaser no later than 5 Business Days prior to the due date for filing such Tax Return for any amount owed by Seller pursuant to this Section 7.2. All Tax Returns for a taxable period including the Closing Date shall be filed on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Taxing Authority will not accept such a Tax Return.

Section 7.3    Tax Indemnification.

(a)    Seller Indemnification.    From and after the Closing, Seller shall be liable for, and Seller shall indemnify Purchaser, its Affiliates (including the Acquired Subsidiaries) and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Purchaser Indemnities”) against and hold them harmless on an after-Tax basis from (i) all liability for Taxes of the Seller, each Seller Subsidiary and each Seller Group with respect to any Pre-Closing Tax Period (other than Excluded Taxes which shall be the responsibility of Purchaser), including but not limited to any Taxes incurred as a result of the contribution of intercompany debt pursuant to Section 4.33, (ii) all liability (as a result of Treasury Regulation §1.1502-6(a) or otherwise) for Taxes of Seller or any other corporation which is or has ever been affiliated with Seller (other than the Acquired Subsidiaries) or with whom Seller or any of the Seller Subsidiaries otherwise joins, has ever joined, or is or has ever been required to join in filing any consolidated, combined or unitary Tax Return prior to the Closing Date, (iii) all liability for Taxes of the Seller, each Seller Subsidiaries and each Seller Group arising (directly or indirectly) as a result of the sale of the Assets or the other transactions contemplated hereby, (iv) any breach of any representation or warranty contained in Section 4.23 and (v) all liability for reasonable legal fees and expenses attributable to any item in the foregoing clauses.

(b)    With respect to the contributions of intercompany debt pursuant to Section 4.33, the parties agree to file an applicable Tax Return reflecting no Tax liability on the contribution if the Tax advisor of Seller’s choosing, reasonably acceptable to Purchaser, provides an opinion within 30 days after the Closing Date that under the laws of the relevant jurisdiction no income should be recognized as a result of the contribution. If such opinion is not timely provided with respect to the intercompany debt of any Acquired Subsidiary, Seller shall be liable for Tax on the contribution of intercompany debt pursuant to Section 4.33 in an amount equal to such Acquired Subsidiary’s liability on the intercompany debt reduced by the net operating loss carryforward of such Acquired Subsidiary reflected on the Closing Balance Sheet and multiplied by the highest marginal tax rate in the jurisdiction of such Acquired Subsidiary on the Closing Date. Any such Tax shall be payable 5 days after the Closing Balance Sheet is prepared.

(c)    Any indemnity payment to be made under this Section 7.3, shall be paid within 10 days after the indemnified party makes written demand upon the indemnifying party, but except with respect to any amount due pursuant to Section 7.3(b), in no case earlier than 5 Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including as estimated Tax payments).

Section 7.4    Cooperation.    Seller and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes, and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including all Tax Claims (as defined below). Purchaser shall have access during regular business hours to all Tax records, including for purposes of making summaries and copies thereof (at Purchaser’s expense), as they pertain to the Business and the Assets. Seller shall deliver, at Purchaser’s expense, any or all Tax Returns, Tax books and records and similar or other records relating to Taxes payable with respect to the Acquired Subsidiaries.

Section 7.5    Refunds and Credits.    Any refund or credit of Taxes with respect to the Assets (including the Acquired Subsidiaries) for any taxable period ending on or before the Closing Date shall be for the account of Seller. Notwithstanding the foregoing, however, any such refund or credit shall be for the account of Purchaser to the extent that such refunds or credits are attributable (determined on a marginal basis) to the carryback from a Post-Closing Tax Period (or the portion of a Straddle Period that begins on the date after the Closing Date) of items of loss, deductions or other Tax items of the Acquired Subsidiaries (or any of their respective Affiliates, including Purchaser). Any refund or credit of Taxes with respect to the Assets (including the Acquired Subsidiaries) for any Post-Closing Tax Period shall be for the account of Purchaser. Any refund or credit of Taxes with respect to the Assets (including the Acquired Subsidiaries) for any Straddle Period shall be equitably apportioned between Seller and Purchaser. Each party shall, or shall cause its Affiliates to, forward to any other party entitled under this Section 7.5 to any refund or credit of Taxes any such refund within 10 days after such refund is received or reimburse such other party for any such credit within 10 days after the credit is allowed or applied against other Tax liability; provided, however, that any such amounts shall be net of any Tax cost or benefit to the payor party attributable to the receipt of such refund and/or the payment of such amounts to the payee party. The parties shall treat any payments under this section as an adjustment to the Purchase Price, unless a final determination (which shall include the execution of a Form 870AD or successor form) with respect to Purchaser or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United Stated Federal income Tax purposes. Notwithstanding the foregoing, the control of the prosecution of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 7.9.

Section 7.6    Tax Sharing Agreements.    Seller shall cause any and all Tax sharing agreements between (i) Seller or any of its Affiliates (other than the Acquired Subsidiaries), and (ii) any of the Acquired Subsidiaries, to be terminated on or before the Closing Date. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreements.

Section 7.7    Allocation of Purchase Price.

(a)    The parties agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) will be allocated to the Assets (including the Acquired Subsidiaries and if purchased, the Foreign Subsidiary Assets) in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder. Purchaser will complete a draft schedule (the “Allocation Schedule”) allocating the Purchase Price and Assumed Liabilities to the Assets and provide a copy to Seller at least 60 days prior to the due date for filing any form with respect to the Allocation Schedule.

(b)    Seller shall notify Purchaser within 10 days after the receipt thereof if it considers the amount allocated to any assets to be inconsistent with Section 1060 of the Code and the regulations promulgated thereunder. Seller and Purchaser shall attempt to resolve any disagreement in good faith. If Seller and Purchaser fail to reach agreement as to an alternative allocation in the 10 days following such notice, the dispute with respect to the Allocation Schedule shall be presented on the next Business Day to a nationally recognized independent accounting firm mutually chosen by Purchaser and Seller, and if Purchaser and Seller cannot agree, mutually chosen by their respective independent accounting firms, for a decision that shall be rendered within 5 days thereafter. The independent accounting firm’s review shall be limited to whether a disputed item has been prepared in accordance with Section 1060 of the Code and the regulations promulgated thereunder, and shall be final and binding on all parties. The fees, costs and expenses incurred in connection therewith shall be shared in equal amounts by Seller and Purchaser; provided, however, Seller shall bear the full amount of fees, costs and expenses if there are no material changes to the Allocation Schedule.

(c)    Purchaser and Seller shall file, and cause their respective Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the Allocation Schedule and shall take no position inconsistent therewith, unless, and then only to the extent, required to do so by a Final Determination. Purchaser and Seller shall exchange completed and executed copies of Internal Revenue Service Form 8594, any required schedules thereto, and any similar state, local and foreign forms, not later than 30 days prior to the filing date.

Section 7.8    Calculation of Losses.    The amount of any Loss for which indemnification is provided under this Article 7 shall be net of any amounts recoverable by the indemnified party under insurance policies with respect to such Loss and shall be (i) increased to take account of any net Tax cost to the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax Benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax Benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for income Tax purposes, unless a final determination (which shall include the execution of a Form 870AD or successor form) with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for income Tax purposes.

Section 7.9    Procedures Relating to Indemnification of Tax Claims.

(a)    Notice.    If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to any Purchaser Indemnitee pursuant to Section 7.3, Purchaser shall promptly notify Seller in writing of such claim (a “Tax Claim”). Failure to give notice of a Tax Claim to Seller within a sufficient period of time and in reasonably sufficient detail to allow Seller to effectively contest such Tax Claim shall affect the liability of Seller to any Purchaser Indemnitee only to the extent that Seller’s position is actually and materially prejudiced as a result thereof.

(b)    Control of Proceedings.    Seller shall control all proceedings taken in connection with any Tax Claim relating solely to Taxes of Seller, any Seller Subsidiary or any Seller Group for a Pre-Closing Tax Period, and may make all decisions in connection with such Tax Claim; provided, however, that (A) Purchaser and counsel of its own choosing shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim to the extent it affects the Assets (including the Acquired Subsidiaries), and (B) Seller shall not settle any such Tax Claim without prior written consent of Purchaser to the extent it affects the Assets (including the Acquired Subsidiaries). Seller and Purchaser shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Assets (including the Acquired Subsidiaries) for a Straddle Period, and neither party shall settle any such Tax Claim without the written consent of the other party. Purchaser shall control all proceedings with respect to all other Tax Claims.

Section 7.10    Employees.    Purchaser and Seller, each Seller Subsidiary that is selling Assets and their respective Affiliates shall cooperate with each other to the extent necessary (including making any required elections) to permit Purchaser to treat wages paid to all employees of Seller and each Seller Subsidiary that is selling Assets prior to the Closing who become employees of Purchaser or its Affiliates subsequent to the Closing as having been paid by the Purchaser as successor employer solely for the purposes of Section 3121(a)(1) of the Code and any related employment or withholding tax provisions of any relevant Tax law.

ARTICLE VIII

CONDITIONS

Section 8.1    Conditions to Each Party’s Obligation to Effect the Closing.    The respective obligation of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a)     Statutes; Court Orders.    No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Closing; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Closing; and

(b)     Seller Stockholder Approval.    This Agreement and the Transactions shall have been authorized by the stockholders of Seller in the manner required pursuant to the Delaware General Corporation Law and Seller’s certificate of incorporation and bylaws.

Section 1.2    Conditions to Obligations of Purchaser to Effect the Closing.    The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(c)     Government Action.    There shall not be threatened or pending any suit, action or proceeding by any Governmental Entity:

(i)     seeking to prohibit or impose any material limitations on Purchaser’s ownership or operation of all or a material portion of the Assets, or to compel Purchaser to dispose of or hold separate any material portion of the Assets;

(ii)     seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other Transactions;

(iii)    seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment or pay for or purchase any material Asset or otherwise to consummate the Closing;

(iv)    seeking to impose material limitations on the ability of Purchaser effectively to exercise full rights of ownership of the Assets;

(v)    which otherwise would have a Material Adverse Effect; or

(vi)    there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Transactions, or any other action shall be taken by any Governmental Entity, other than the application to the Transactions of applicable waiting periods under the HSR Act (if required), that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) above.

(b)    Opinion of Seller Counsel.    Seller shall have delivered to Purchaser at the Closing an opinion of Wilson Sonsini Goodrich & Rosati, counsel to Seller, dated the Closing Date, in form reasonably satisfactory to Purchaser.

(c)    Consents Obtained.    All consents of any Person necessary to the consummation of the Closing and the other Transactions, (including consents from parties to loans, contracts, leases or other agreements) as identified by Purchaser in writing, delivered within ten (10) days following delivery by Seller to Purchaser of the Disclosure Schedules (the “Required Consents”).

(d)    Permits Obtained.    All Permits necessary for the operation of the Business either have been transferred to Purchaser or have been obtained by Purchaser.

(e)    Material Adverse Change.    Since the date of this Agreement, no Material Adverse Change shall have occurred and be continuing.

(f)    Representations and Warranties.    All of the representations and warranties of Seller set forth in this Agreement that are qualified as to materiality shall be true and complete and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date, other than representations and warranties that speak as of a specific date or time (which need only be so true and correct as of such date or time).

(g)    Performance of Covenants.    Seller shall not have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Seller to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(h)    Tax Certifications.    Purchaser shall have received a certification of non-foreign status from Seller and any Subsidiary of Seller that is selling Assets pursuant to this Agreement in the form and manner which complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder.

(i)    Certificates.    Purchaser shall have received from Seller a certificate, dated the Closing Date, duly executed by the Chief Executive Officer or the Chief Financial Officer of Seller, reasonably satisfactory in form to Purchaser, to the effect of paragraphs (e), (f), and (g).

(j)     Material Documents.    Purchaser will have (i) received copies of all relevant material documents regarding the rights and obligations of Seller in connection with the Assets; and (ii) received certification from Seller that there are no relevant material documents other than those given to Purchaser and that Seller is in compliance with all terms and provisions of the relevant documents.

(k)     Release of Security Interests.    All security interests in the Assets (other than Permitted Encumbrances with respect to those Assets not constituting Intellectual Property) shall have been released, and Purchaser shall have received copies of UCC-3 financing statements or such other documentary evidence satisfactory to Purchaser that such security interests have been released.

(l)     Closing Deliveries.    Seller shall have made all closing deliveries to Purchaser as set forth in Section 3.2.

(m)     Transfer of All Assets.    All Assets shall be transferred to Purchaser, it being understood that Purchaser shall have no obligation to effect the Closing unless all Assets shall be transferred to Purchaser.

The foregoing conditions are for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part, at any time and from time to time in its sole discretion.

Section 8.3    Conditions to Obligations of Seller to Effect the Closing.    The obligations of Seller to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)     Representations and Warranties.    All of the representations and warranties Purchaser set forth in this Agreement that are qualified as to materiality shall be true and complete and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date, other than representations and warranties that speak as of a specific date or time (which need only be so true and correct as of such date or time).

(b)     Purchaser’s Performance of Covenants.    Purchaser shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any agreement or covenant to be performed or complied with by it under this Agreement.

(c)     Certificate of Purchaser’s Officers.    Seller shall have received from Purchaser a certificate, dated the Closing Date, duly executed by Purchaser, satisfactory in form to Seller, to the effect of paragraphs (a) and (b) above.

(d)     Opinion of Purchaser Counsel.    Purchaser shall have delivered to Seller at the Closing an opinion of Cadwalader, Wickersham & Taft LLP, counsel to Purchaser, dated the Closing Date, in form reasonably satisfactory to Seller.

(e)     Closing Deliveries.    Purchaser shall have made all closing deliveries to Seller as set forth in Section 3.3.

The foregoing conditions are for the sole benefit of Seller and may be waived by Seller, in whole or in part, at any time and from time to time in its sole discretion.

ARTICLE IX

TERMINATION

Section 9.1    Termination.    This Agreement may be terminated or abandoned at any time prior to the Closing Date:

(a)    By the mutual written consent of Purchaser and Seller;

(b)    By Purchaser or Seller if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the Transactions and such order, decree, ruling or other action shall have become final and non-appealable;

(c)    By Purchaser or Seller (provided that the failure of the Closing to occur on or before either date set forth below is not caused by the breach of any covenant, agreement, representation or warranty hereunder by the party seeking such termination), upon written notice given to the other party in the event that the Closing shall not have taken place on or before September 15, 2003 (the “Termination Date”);

(d)    By Purchaser or Seller if Seller stockholder approval shall not have been obtained at the Seller stockholders meeting duly convened therefor or at any adjournment or postponement thereof;

(e)    By Seller:

(i)    if Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be cured prior to the Termination Date or has not been cured within 30 days after the giving of written notice by Seller to Purchaser specifying such breach;

(ii)    if a condition under Section 8.1 or 8.3 to Seller’s obligations hereunder is incapable of being satisfied prior to the Termination Date; or

(iii)    if the Board of Directors of Purchaser has not approved the Agreement and the consummation of the Transactions as of the last day of the Purchaser Board Approval Period.

(f)    By Purchaser:

(i)    if Seller shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be cured prior to the Termination Date or has not been cured within 30 days after the giving of written notice by Purchaser to Seller specifying such breach;

(ii)    if Seller or any of its directors or officers shall breach Section 6.6;

(iii)    (A) if Seller breaches its obligations under this Agreement by failing to call or hold the stockholders meeting in accordance with Section 6.6, (B) if the Board of Directors of Seller or any committee thereof shall withdraw or modify, or make any disclosure to the stockholders of Seller, whether or not permitted pursuant to Section 6.6, that has the effect of withdrawing or modifying, its approval or recommendation of this Agreement, (C) if the Board of Directors of Seller or any committee thereof shall approve or recommend, or make any disclosure to the stockholders of Seller, whether or not permitted pursuant to Section 6.6, that has the effect of approving or recommending, to the stockholders of Seller an Acquisition Proposal, (D) if, after an Acquisition Proposal shall have been made public, the Board of Directors of Seller fails to affirm its recommendation of this Agreement as promptly as practicable (but in any case within 5 Business Days) after any written request from Purchaser or (E) if a tender offer or exchange offer constituting an Acquisition Proposal is commenced, and the Board of Directors of Seller fails to promptly recommend against acceptance of such offer by the stockholders of Seller (including by taking no position with respect to the acceptance of such offer by the stockholders of Seller);

(iv)    if any person shall have consummated a tender offer or an exchange offer or other transaction constituting an Acquisition Proposal;

(v)    if a condition under Section 8.1 or 8.2 to Purchaser’s obligations hereunder is incapable of being satisfied prior to the Termination Date;

(vi)    at any time prior to the last day of the Due Diligence Period if it is not satisfied, in its sole discretion, with its due diligence investigation; or

(vii)    if the Board of Directors of Purchaser shall not have approved this Agreement and the consummation of the Transaction at the Purchaser Board Meeting.

(g)    by Seller, in accordance with Section 6.6, subject to payment of the amount contemplated by Section 9.2(b).

Section 9.2    Effect of Termination.

(a)    In the event of the termination or abandonment of the Transactions by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment of the Transactions is made, and there shall be no liability or obligation thereafter on the part of Purchaser or Seller except (i) for fraud or for breach of this Agreement prior to such termination or abandonment of the Transactions, (ii) as set forth in Section 11.1 and (iii) as set forth in Section 9.2(b).

(b)    In the event that (1) an Acquisition Proposal shall have been made known to Seller or has been made directly to its stockholders or any person has announced an intention (whether or not conditional) to make an Acquisition Proposal and thereafter this Agreement is terminated by either Parent or Seller pursuant to Section 9.1(d), (2) this Agreement is terminated by Seller pursuant to Section 9.1(g), or (3) this Agreement is terminated by Purchaser pursuant to Section 9.1(f)(ii), 9.1(f)(iii) or 9.1(f)(iv) then, in such event, Seller shall pay to Purchaser simultaneously with such termination an amount equal to $850,000, which amount shall be payable by wire transfer of same day funds. Seller acknowledges that the agreement contained in this Section 9.2(b) is an integral part of the transactions contemplated by this Agreement, and that, without this agreement, Purchaser would not enter into this Agreement; accordingly, if Seller fails promptly to pay the amounts due pursuant to this Section 9.2(b), and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against Seller for the amount set forth in this Section 9.2(b), Seller shall pay to Purchaser its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest thereon at the Applicable Rate on the date such payment was required to be made.

ARTICLE X

INDEMNIFICATION

Section 10.1    Survival of Certain Representations and Warranties.    The representations and warranties set forth in Article IV and Article V shall generally survive the Closing and continue in full force and effect for a period of four months after the Closing. All covenants and agreements of the parties contained in this Agreement shall survive the Closing for their respective periods set forth herein, unless otherwise indicated herein.

Section 10.2    Indemnification by Seller.

(a)    Subject to the other terms and conditions of this Agreement (including, without limitation, Section 10.2(b)), Seller shall indemnify, defend and hold the Purchaser Indemnified Parties harmless from and against any and all Losses directly or indirectly based upon, arising out of, resulting from or relating to:

(i)    any breach of any representation or warranty of Seller contained in this Agreement or the Ancillary Agreements;

(ii)    any breach of any agreement, covenant or obligation of Seller set forth in this Agreement or the Ancillary Agreements; and

(iii)    the Retained Liabilities.

(b)    Notwithstanding anything contained in this Agreement to the contrary, Seller’s obligation to indemnify, defend and hold the Purchaser Indemnified Parties harmless shall be limited as follows:

(i)    No amounts of indemnity shall be payable pursuant to Section 10.2(a) unless and until the aggregate of all Losses suffered by Purchaser Indemnified Parties shall exceed $250,000 in the aggregate, and then from the first dollar to the full extent of such Losses.

(ii)    In no event shall the aggregate amount of indemnity required to be paid by Seller to all Purchaser Indemnified Parties pursuant to Section 10.2(a) exceed the cash portion of the Purchase Price.

(iii)    No claim may be asserted nor may any action be commenced against Seller pursuant to Section 10.2(a) unless written notice of such claim or action is received by Seller describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 10.1, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date;

(iv)    For purposes of computing the aggregate amount of claims against Seller, the amount of each claim by a Purchaser Indemnified Party shall be deemed to be an amount equal to, and any payments by Seller pursuant to Section 10.2(a) shall be limited to, the amount of Losses that remain after (A) deducting therefrom (1) any insurance proceeds and any indemnity, contributions or other similar payment payable by any Third Party with respect thereto, and (2) any Tax benefit realized by a Purchaser Indemnified Party or any Affiliate thereof with respect to the Losses or items giving rise to such claim for indemnification, and (B) adding thereto any Tax cost realized by a Purchaser Indemnified Party or any Affiliate thereof with respect to any payments to be made pursuant to Section 10.2(a) (as determined after the application of Section 10.2(b)(iv)(A)(1)). For purposes of this Section 10.2(b)(iv), “Tax benefits” shall mean the present value (determined using the applicable long-term federal rate as defined in Section 1274(d) of the Code, or any successor provision) of any past, present or future deduction, expense, loss, increase in asset basis, credit or refund realized by a Purchaser Indemnified Party or any Affiliate thereof, and “Tax cost” shall mean the present value (determined using the applicable long-term federal rate as defined in Section 1274(d) of the Code, or any successor provision) of any present or future income, gain, loss of deduction, or decrease in asset basis realized by a Purchaser Indemnified Party, or any Affiliate thereof. The amount of the Tax benefits and Tax costs shall be determined by assuming (1) the Purchaser Indemnified Party or any Affiliate thereof, as the case may be, is, and will continue to be, in the maximum United States federal income tax bracket, after any deduction reportable with respect to a payment hereunder, and (2) the effective state and local income tax rate, or, as the case may be, corporation tax rate of the Purchaser Indemnified Party or any Affiliate thereof, as the case may be, is, and will continue to be, its effective rate for the most recent prior taxable year for which such information is available; and

(v)    For the purposes of the satisfaction of the limitations set forth in Sections 10.2(b)(i) and (ii), the representations, warranties, covenants and agreements of Seller in this Agreement and in the Ancillary Agreements shall be read without giving effect to qualifications for materiality or Material Adverse Effect.

Section 10.3    Indemnification by Purchaser.

(a)    Subject to the other terms and conditions of this Agreement (including, without limitation, Section 10.3(b)), Purchaser shall indemnify, defend and hold the Seller Indemnified Parties harmless from and against any and all Losses directly or indirectly based upon, arising out of, resulting from or relating to:

(i)    any breach of any representation or warranty of Purchaser contained in this Agreement;

(ii)    any breach of any agreement, covenant or obligation of Purchaser set forth in this Agreement;

(iii)    the Assumed Liabilities; and

(iv)    the operation of the Business and the Assets on and after the Closing Date (other than Retained Liabilities).

(b)    Notwithstanding anything contained in Section 10.3(a) to the contrary, Purchaser’s obligation to indemnify, defend and hold the Seller Indemnified Parties harmless shall be limited as follows:

(i)    No claim may be asserted nor may any action be commenced against Purchaser pursuant to Section 10.3(a) unless written notice of such claim or action is received by Purchaser describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 10.1, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date;

(ii)    For purposes of computing the aggregate amount of claims against Purchaser the amount of each claim by a Seller Indemnified Party shall be deemed to be an amount equal to, and any payments by Purchaser pursuant to Section 10.3(a) shall be limited to, the amount of Losses that remain after (A) deducting therefrom, (1) any insurance proceeds and any indemnity, contributions or other similar payment payable by any Third Party with respect thereto, and (2) any Tax benefit realized by a Seller Indemnified Party or any Affiliate therefor with respect to the Losses or items giving rise to such claim for indemnification, and (B) adding thereto any Tax cost realized by a Seller Indemnified Party or any Affiliate thereof with respect to any payments to be made pursuant to Section 10.3(a) (as determined after the application of Section 10.3(b)(ii)(A)(1)). For purposes of this Section 10.3(b)(ii), “Tax benefits” shall mean the present value (determined using the applicable long-term federal rate as defined in Section 1274(d) of the Code, or any successor provision) of any present or future deduction, expense, loss, increase in asset basis, credit or refund realized by a Seller Indemnified Party or any

Affiliate thereof, and “Tax cost” shall mean the present value (determined using the applicable long-term federal rate as defined in Section 1274(d) of the Code, or any successor provision) of any past, present or future income, gain, loss of deduction, or decrease in asset basis realized by a Seller Indemnified Party, or any Affiliate thereof. The amount of the Tax benefits and Tax costs shall be determined by assuming (1) the Seller Indemnified Party or any Affiliate thereof, as the case may be, is, and will continue to be, in the maximum United States federal income tax bracket after any deduction reportable with respect to a payment hereunder, and (2) the effective state and local income tax rate, or, as the case may be, corporation tax rate of the Seller Indemnified Party or any Affiliate thereof, as the case may be, is, and will continue to be, its effective rate for the most recent prior taxable year for which such information is available.

Section 10.4    Indemnification Procedures.

(a)    Any Seller Indemnified Party or Purchaser Indemnified Party (each, an “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification hereunder (the “Indemnitor”) written notice of any claim or matter which gives rise to a claim for indemnification hereunder, promptly upon becoming aware of a fact, condition or event for which indemnification is provided under this Article X, but in any event within thirty (30) days after such Person has actual knowledge of the facts constituting the basis for indemnification; provided, however, that the failure of an Indemnified Party to give such notice shall not relieve any Indemnitor of its obligations under this Agreement, except to the extent that such failure materially prejudices the rights of any such Indemnitor.

(b)    The Indemnitor shall have the right to control and direct, through counsel of its own choosing, the defense or settlement of any claim, action, suit or proceeding brought by a Person who is not a party or an Affiliate of a party to this Agreement (a “Third Party Claim”). The Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by the Indemnified Party; provided, however, that the Indemnified Party shall have the right to employ, at Indemnitor’s expense, one counsel of its choice to represent the Indemnified Party, if the Indemnified Party is advised by counsel reasonably satisfactory to the Indemnitor that there exists any actual or potential conflict of interest between the Indemnitor and the Indemnified Party. The Indemnified Party shall provide the Indemnitor with access to its records and personnel relating to any Third Party Claim during normal business hours and shall otherwise cooperate fully with the Indemnitor in the defense or settlement thereof, and the Indemnitor shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Indemnitor elects to direct the defense of a Third Party Claim, then the Indemnified Party shall not pay, permit to be paid, or settle any part of any claim or demand arising from such asserted liability, unless the Indemnitor consents in writing to such payment or unless the Indemnitor, subject to the last sentence of this Section 10.4(b), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnitor is entered against the Indemnified Party for such liability. The Indemnitor will not settle any claim without the consent of the Indemnified Party (such consent not to be unreasonably withheld) if such settlement would involve the imposition of equitable remedies or impose material obligations on the Indemnified Party other than financial obligations for which the Indemnified Party will be indemnified hereunder. If the Indemnitor shall fail to defend, or if, after commencing or undertaking any such defense, fails to prosecute or withdraws from the defense of a Third Party Claim, then the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnitor’s expense. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 10.4(b) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then the Indemnified Party shall give the Indemnitor prompt written notice thereof, and the Indemnitor shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

Section 10.5    Limitations.

(a)    In any claim for indemnification under this Agreement, the Indemnitor shall not be required to indemnify any Person for special, exemplary or consequential damages, including without limitation loss of profit or revenue, any multiple of reduced cash flow, interference with operations, or loss of tenants, lenders, investors or buyers.

(b)    The indemnification provisions of this Article X shall terminate and be of no further force and effect on the date which is four months after the Closing (the “Indemnification Termination Date”); provided, however, that the indemnification provisions of this Article X shall not be terminated with respect to any specific claim for indemnification which was made before expiration of the Indemnification Termination Date.

(c)    Except for remedies that cannot be waived as a matter of law, the enforcement of the indemnification provisions of this Article X shall be the exclusive remedy, other than in the case of fraud or intentional misrepresentation, of the parties for any breach of any warranty, representation or covenant contained in this Agreement; provided, however, that such exclusivity shall not limit or restrict a party’s ability to obtain specific performance or injunctive relief.

(d)    In any case where an Indemnified Party recovers from a Third Party any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Agreement, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter, and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

(e)    Indemnification for Taxes under this Agreement shall be controlled by Article VII.

ARTICLE XI

MISCELLANEOUS

Section 11.1    Fees and Expenses.    All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement.

Section 11.2    Amendment and Modification.    This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 11.3    Publicity.    Until the Closing, or the date the Transactions are terminated or abandoned pursuant to Article IX, neither Seller, Purchaser nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the other Transactions without prior consultation with the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

Section 11.4    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

if to Purchaser, to:

Group 1 Software, Inc.

4200 Parliament Place, Suite 600

Lanham, Maryland 20706

Attention: General Counsel

Telephone: (301) 918-0400

Telecopy: (301) 918-0430

with a copy to:

Cadwalader, Wickersham & Taft LLP

100 Maiden Lane

New York, NY 10038

Attention: Louis J. Bevilacqua, Esq.

Telephone: (212) 504-6057

Telecopy: (212) 504-6666

if to Seller, to:

Sagent Technology, Inc.

800 West El Camino Real Suite 300

Mountain View, California 94040

Attention: Chief Executive Officer

Telephone: (650) 815-3100

Telecopy: (650) 815-3500

with a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

Attention: Arthur Schneiderman

Telephone: (650) 493-9300

Telecopy: (650) 493-6811

Section 11.5    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 11.6    Entire Agreement; No Third Party Beneficiaries.    This Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer any rights or remedies upon any Person other than the parties hereto and thereto.

Section 11.7    Severability.    Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 11.8    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

Section 11.9    Enforcement; Venue.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a Federal or state court sitting in the State of New York.

Section 11.10    Time of Essence.    Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 11.11    Extension; Waiver.    At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 11.12    Election of Remedies.    Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit any of the Purchaser Indemnified Parties in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

Section 11.13    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights and interests hereunder to any direct or indirect wholly owned Subsidiary of Purchaser. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

GROUP 1 SOFTWARE, INC.

By:	/s/ MARK D. FUNSTON
Name: Mark D. Funston Title: Executive Vice President and Chief Financial Officer

SAGENT TECHNOLOGY, INC.

By:	/s/ ANDRE BOISVERT
Name: Andre Boisvert Title: Chairman and Chief Executive Officer

INDEX OF DEFINED TERMS

A

Accounts Receivable	1
Acquired Subsidiaries	13
Acquisition Proposal	1
Affiliate	1
Agreement	1
Allocation Schedule	56
Ancillary Agreements	2
Applicable Law	2
Applicable Period	49
Applicable Rate	2
Assets	2
Associate	2
Assumed Liabilities	2,14
Assumption and Assignment Agreement	18

B

Balance Sheet	2,15
Balance Sheet Date	2
Business	1
Business Day	2

C

CDC	6
Claim	30
Closing	2
Closing Date	2
Code	2
Computer Hardware	2
Confidentiality Agreement	2
Confidentiality Obligations	2
Confidentiality Regulations	2
Copyrights	2

D

Databases	3
Defect	3
Disclosure Schedule	3
Documentation	9
DOJ	3
Due Diligence Period	51

E

Encumbrances	3
Environmental Claim	3
Environmental Law	3
ERISA	3
ERISA Affiliate	3
Exchange Act	3
Excluded Taxes	4
Exercise Notice	16
Expenses	4
Extended Investigation Period	51

F

Final Determination	4
Financial Statements	4
Foreign Subsidiary Assets	16
FTC	4

G

GAAP	4
Governmental Entity	4

H

Holdback Amount	16
HSR Act	4

I

Indebtedness	4
Indemnification Termination Date	67
Indemnified Party	4,66
Indemnitor	4,66
Independent Accountant	16
Initial Investigation Period	51
Intellectual Property	4
Internet Assets	5
Inventory	5,12
IP Licenses	5

K

Key Customers	29
Knowledge of Seller	5

L

Lease Assignment Documents	5,17
Leased Real Property	5
Liabilities	5
Loss Threshold	5
Losses	5

M

Material Adverse Change	5
Material Adverse Effect	5
Material Contracts	27
Materials of Environmental Concern	5

N

Net Assets	6
Notes	6
Notice of Disagreement	15

1

O
Off-the-Shelf Software	6
Ordinary Course of Business	6

P

Patents	6
PBGC	6
Permits	6
Permitted Encumbrances	6
Person	6
Personal Property Leases	23
Plan	7
Post-Closing Tax Period	7
Pre-Closing Tax Period	7
Product	7
Proxy Statement	49
Purchase Option	16
Purchase Price	7,15
Purchase Price Adjustment	15
Purchaser	1,7
Purchaser Board Approval Period	51
Purchaser Board Meeting	51
Purchaser Indemnified Parties	7
Purchaser Indemnities	54
Purchaser Loan Agreements	7

R

Real Property Leases	8
Representative	8
Retained Assets	8,13
Retained Liabilities	8,15
returns	10

S

SEC	8
Securities Act	8,20
Self-Help Mechanism	8
Seller	1,8
Seller Agreements	8,14
Seller Board of Directors	8
Seller Group	8
Seller Indemnified Parties	8
Seller Intellectual Property	8
Seller SEC Documents	20
Seller Subsidiary	8
Seller’s Trademarks and Logos	8,52
Shares	8
Software	8
Statement of Net Assets	9,15
Straddle Period	54
Straddle Period Taxes	54
Subsidiary	9
Superior Proposal	49
Survival Period	9

T

Tax	9
Tax Benefit	9
Tax Claim	57
Tax Return	10
Tax Structure	45
Tax Treatment	45
Taxes	9
Taxing Authority	9
Termination Date	61
Third Party	10
Third Party Claim	10,66
this Agreement	1
Title IV Plan	10
Trade Secrets	10
Trademarks	10
Transactions	10
Transfer Tax	10
Transfer Taxes	10

U

Unauthorized Code	10

W

Warn Act	10
WARN Act	51
Warranty Claim	10

2

ANNEX B

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF

SAGENT TECHNOLOGY, INC.

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of Sagent Technology, Inc., Inc., a Delaware corporation (the “Company”), in accordance with the Delaware General Corporation Law (the “DGCL”) and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

1.    The Board of Directors of the Company (the “Board of Directors”) has adopted this Plan and called a meeting (the “Meeting”) of the holders of the Company’s Common Stock to take action on the Plan and ratify the Company’s actions taken to date on the Plan. If stockholders holding a majority of the Company’s outstanding common stock, par value $0.001 per share (the “Common Stock”), vote for the adoption of this Plan at the Meeting, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the stockholders may approve the Plan if the Meeting is adjourned to a later date (the “Adoption Date”).

2.    After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

3.    From and after the Adoption Date, the Company shall complete the following corporate actions: The Board of Directors will liquidate the Company’s assets in accordance with any applicable provision of the DGCL, including Sections 280 and 281. Without limiting the flexibility of the Board of Directors, the Board of Directors may, at it option, instruct the officers of the Company to follow the procedures set forth in Sections 280 and 281 of the DGCL which instruct such officers to: (i) give notice of the dissolution to all persons having a claim against the Company and provide for the rejection of any such claims in accordance with Section 280 of the DGCL; (ii) offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who rejects such offer in accordance with Section 280 of the DGCL; (iii) petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for (A) claims that are the subject of pending litigation against the Company, and (B) claims that have not been made known to the Company at the time of dissolution, but are likely to arise or become known within five (5) years (or longer in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the DGCL; (iv) pay, or make adequate provision for

1

payment, of all claims made against the Company and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the Plan in accordance with Section 280 of the DGCL; and (v) post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the DGCL.

4.    The distributions to the stockholders pursuant to Section 3, 6 and 7 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Company’s stockholders, the Board of Directors or the Trustees (as defined below), in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agents for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees (“Satisfactory Evidence and Indemnity”). The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust or (iii) the date on which the Company files its Certificate of Dissolution under the DGCL (following any post-dissolution continuation period thereunder), and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

5.    If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to Section 6 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

6.    If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of its stockholders (the “Trustees”), under a liquidating trust (the “Trust”), any assets of the Company which are (i) not reasonably susceptible to distribution to the stockholders, including without limitation non-cash assets and assets held on behalf of the stockholders

2

(a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the Federal securities laws and regulations promulgated thereunder, or (ii) held as the Contingency Reserve. The Board of Directors may appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the stockholders for the purposes of Section 3 of this Plan. Any such conveyance to the Trustees shall be in trust for the stockholders of the Company. The Company, subject to this Section and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable.

7.    Whether or not a Trust shall have been previously established pursuant to Section 6, in the event it should not be feasible for the Company to make the final distribution to its stockholders of all assets and properties of the Company prior to January 31, 2005 then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in Section 6.

8.    After the Adoption Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL.

9.    Under this Plan the Board of Directors may approve the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, including any sale, exchange or other disposition in liquidation of less than a majority of the property and assets of the Company to affiliates of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions.

10.    In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional, legal and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

3

11.    In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, acceleration of vesting of stock or stock options, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan.

12.    The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and Bylaws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligation hereunder, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

13.    Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Company’s stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the DGCL.

14.    The Board of Directors of the Company is hereby authorized, without further action by the Company’s stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

4

ANNEX C

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SAGENT TECHNOLOGY, INC.

Sagent Technology, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), does hereby certify:

FIRST:    The name of the Corporation is Sagent Technology, Inc. The original Certificate of Incorporation was filed in the Office of the Delaware Secretary of State on September 4, 1998 and an Amended and Restated Certificate of Incorporation was filed in the Office of the Delaware Secretary of State on March 10, 1999.

SECOND:    That pursuant to a Unanimous Written Consent of the Board of Directors of the Company, resolutions were duly adopted setting forth the proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolutions setting forth the proposed amendments are as follows:

RESOLVED FURTHER:    That Article I of the Restated Certificate is hereby amended to read in its entirety as follows:

“ARTICLE I

The name of this corporation is S Wind-up Corporation (the “Corporation”)”

SECOND:    That pursuant to a consent of at least a majority of the stockholders of the Company, resolutions were duly adopted setting forth the proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable.

THIRD:    This Certificate of Amendment has been duly approved by the stockholders of this corporation in accordance with Section 242 of the DGCL and the Amended and Restated Certificate of Incorporation of this Corporation.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed this ____ day of ________________, 2003.

SAGENT TECHNOLOGY, INC. a Delaware corporation

Andre Boisvert Chief Executive Officer

1

SAGENT TECHNOLOGY, INC.

Special Meeting of Stockholders – July 15, 2003

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Andre Boisvert and Patty Szoka, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all shares of common stock of Sagent Technology, Inc. held of record by the undersigned at the close of business on May 28, 2003, at the Special Meeting of Stockholders to be held at 9:00 a.m., local time, on July 15, 2003, or any adjournment or postponement thereof.

The proxies are being directed to vote as specified on the reverse or, if no specification is made, FOR the approval of the proposed asset sale to Group 1, FOR the ratification and approval of the Plan of Complete Liquidation and Dissolution of Sagent Technology, Inc., and FOR the amendment to the Amended and Restated Certificate of Incorporation to remove “Sagent.” The Board of Directors recommends a vote FOR each of the proposals.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SAGENT TECHNOLOGY, INC.

Vote On Proposals

Please mark your vote as indicated in this example:  ☒

1.	To approve the proposed sale of substantially all of our assets to Group 1 Software, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To ratify and approve the Plan of Complete Liquidation and Dissolution of Sagent Technology, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Following consummation of the asset sale in Proposal 1, to amend the Amended and Restated Certificate of Incorporation to remove the name “Sagent”	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Signature(s) must be exactly as names appear on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your title. When shares are in the name of more than one person, each should sign this proxy.

Signature [Please Sign Within Box]	Date	Signature (Joint Owners)	Date

Please provide any address changes: